PROSPECTUS

                                  $45,000,000

                                      FIRST MERCHANTS
                                  ACCEPTANCE CORPORATION
                   First Merchants Logo

                       SUBORDINATED RESET NOTES DUE 2006

    The Subordinated Reset Notes due December 15, 2006 (the "1996 Notes") offered hereby (the "Offering") are unsecured debt obligations of First Merchants Acceptance Corporation (the "Company"). Interest on the 1996 Notes is payable quarterly, on March 15, June 15, September 15, and December 15 of each year, commencing December 15, 1996, at an interest rate of 9.5% per annum until December 15, 2001. The interest rate will reset, at the Company's option, on December 15, 2001 to a rate and for a period (an "Interest Rate Period") of one, two, three or five years determined by the Company and will reset thereafter, at the Company's option, upon the date of expiration of each such new Interest Rate Period prior to maturity (each such date, including December 15, 2001, an "Interest Reset Date"). Any new interest rate determined by the Company with respect to an Interest Reset Date shall not be less than 105% of the Effective Interest Rate on Comparable Maturity U.S. Treasury Obligations (as defined herein). In the event that the Company decides not to reset the interest rate on an Interest Reset Date, the interest rate for the prior Interest Rate Period shall continue to be the interest rate in effect for the next year and each year thereafter, unless and until the Company shall reset the interest rate on a subsequent Interest Reset Date. Until the interest rate is reset for a subsequent period, each December 15 shall be deemed to be an Interest Reset Date. See "Description of the 1996 Notes."

    The 1996 Notes are redeemable, in whole, at the option of the holder, at 100% of the principal amount plus accrued interest to the date of redemption, on each Interest Reset Date and, in whole or in part, upon the occurrence of certain "Special Redemption Events" referred to herein. The Company will redeem, in whole or in part, at any time, at 100% of the principal amount plus accrued interest to the date of redemption, 1996 Notes tendered by the personal representative or surviving joint tenant, tenant by the entirety or tenant in common of a deceased holder, within 60 days of presentation of the necessary documents, up to an annual maximum of $25,000 per holder and an annual maximum for all holders of 5% of the original aggregate principal amount of the 1996 Notes. The 1996 Notes are redeemable at the option of the Company, in whole, on any Interest Reset Date, at 100% of the principal amount plus accrued interest to the date of redemption. See "Description of the 1996 Notes."

    The 1996 Notes will be issued in integral multiples of $1,000 and will be in fully registered form. No sinking fund will be established for the 1996 Notes. The minimum principal amount of 1996 Notes which may be purchased is $1,000. The Company has been advised by the four Underwriters that each of them intends to make a market in the 1996 Notes; however, the 1996 Notes will not be authorized for quotation on The Nasdaq Stock Market's National Market or any other quotation system or listed on any securities exchange and no assurance can be given that an active trading market for the 1996 Notes will develop.

    SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE 1996 NOTES OFFERED HEREBY.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
          OFFENSE.

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                             PRICE TO           UNDERWRITING          PROCEEDS TO
                                              PUBLIC             DISCOUNT(1)          COMPANY(2)
------------------------------------------------------------------------------------------------------
Per 1996 Note..........................         100%                 4%                   96%
------------------------------------------------------------------------------------------------------
Total(3)...............................      $45,000,000         $1,800,000           $43,200,000
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting estimated expenses of $300,000 payable by the Company.
(3) The Company has granted the Underwriters an over-allotment option exercisable within 30 days from the date of this Prospectus to purchase up to $6,750,000 aggregate principal amount of additional 1996 Notes on the same terms and conditions as set forth above. If all such 1996 Notes are purchased by the Underwriters, the total Price to Public will be $51,750,000, the total Underwriting Discount will be $2,070,000 and the total Proceeds to Company will be $49,680,000. See "Underwriting."
                            ------------------------

    The 1996 Notes are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject orders in whole or in part and to withdraw, cancel or modify the offer without notice. The 1996 Notes will bear interest from the date of delivery to the Underwriters. It is expected that the 1996 Notes will be available for delivery on or about November 1, 1996.
                            ------------------------
J.C. BRADFORD & CO.

                 PIPER JAFFRAY INC.
                                  KEEFE, BRUYETTE & WOODS, INC.

                                              STIFEL, NICOLAUS & COMPANY
                                                         INCORPORATED
                                October 29, 1996

                               SERVICE CENTER MAP

     IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE 1996 NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

     First Merchants Acceptance Corporation is a specialty finance company primarily engaged in financing the purchase of used automobiles by acquiring dealer-originated retail installment contracts ("finance contracts"). Since the Company's incorporation in March 1991, it has targeted its marketing efforts on dealers (the "dealers") which sell automobiles to consumers who have limited access to traditional sources of credit ("non-prime borrowers"). The Company serves two customers, the dealer and, indirectly, the dealer's customer, the non-prime borrower. As of September 30, 1996, the Company serviced approximately 3,000 dealers in 37 states. The Company's total finance contract portfolio, which includes receivables owned and sold with servicing retained, increased from approximately $94.1 million at December 31, 1994 and $284.2 million at December 31, 1995 to approximately $479.2 million at June 30, 1996. The Company generated net earnings before extraordinary item in 1993, 1994 and 1995 of approximately $0.9 million, $2.8 million and $6.7 million, respectively. For the six months ended June 30, 1995 and June 30, 1996, the Company generated net earnings of approximately $2.5 million and $6.2 million, respectively.

     During 1993, 1994 and 1995, the Company purchased finance contracts with aggregate initial principal balances of approximately $33.9 million, $91.4 million and $257.9 million, respectively. For the six months ended June 30, 1995 and June 30, 1996, the Company purchased finance contracts with aggregate initial principal balances of approximately $99.0 million and $265.3 million, respectively. Finance contracts purchased during the six months ended June 30, 1996 had an average initial principal balance of $11,075, a weighted average annual percentage rate ("APR") of 20.3%, a weighted average purchase discount of 4.3% and a weighted average initial contract term of 54 months. Based on the Company's historical experience, its finance contracts have an average life of approximately 34 months. During the six months ended June 30, 1996, the Company's owned finance contract portfolio generated a net portfolio yield of 16.7%. During such period, accounts with payments 31 days or more past due averaged less than 4.0% of the Company's total finance contract portfolio.

     The Company has historically funded the purchase of its finance contracts with borrowings from banks and other lenders. Beginning in November 1995, the Company began securitizing portions of its portfolio of finance contract receivables to increase the Company's liquidity, provide for the redeployment of capital, reduce risks associated with interest rate fluctuations and provide the Company with access to a cost-effective, diversified source of financing. The Company has structured its securitization transactions both as debt financings and as off-balance sheet financings that result in gains on the sale of finance contract receivables. The Company plans to continue to employ its securitization program as an integral component of its funding strategy and anticipates that it will generally complete securitization transactions, primarily off-balance sheet, on a quarterly basis.

     The Company's growth strategy is to utilize its national sales force, together with its Dealer Service Center managers, to increase the volume of finance contracts purchased per automobile dealer relationship, increase its presence and geographic scope within existing markets and penetrate new markets. The Company has established relationships with certain national used car superstores, such as CarMax(R), and certain large, regional franchised dealers and intends to develop relationships with additional national used car superstores and additional large, regional franchised dealers. The Company is also in the process of developing referral programs with financial institutions, which enable the Company to finance non-prime borrowers whose credit applications are turned down by such financial institutions. In addition, the Company is considering bulk purchases of non-automobile consumer receivables and various other strategic business alternatives, including diversification into other areas of consumer financial services. However, the Company anticipates that its primary business strategy will continue to be to focus its resources on purchasing finance contracts from dealers that sell automobiles to non-prime borrowers. During the six months ended June 30, 1996, approximately 80% (by aggregate principal balance) of the finance contracts purchased by the Company were originated by franchised dealers and the remainder were originated by quality independent dealers. The key elements of the Company's business strategy are:

     - Efficient Operational Structure -- The Company's operational structure is designed to maximize dealer service and finance contract originations, while maintaining consistent portfolio performance and controlling operating expenses. The Company's sales, credit and collection functions are organized as follows: (i) a national sales force, which is dedicated to developing new dealer relationships and expanding the geographic scope of regional dealer service centers; (ii) regional dealer service centers ("Dealer Service Centers"), which coordinate with the sales force to build and nurture dealer relationships, process and underwrite credit applications and disburse funds to dealers; (iii) account service centers ("Account Service Centers"), which perform all account servicing functions, such as finance contract verification, payment processing, delinquency follow-ups and cost-effective recoveries of charged-off account balances; and (iv) the asset disposition group ("Asset Disposition Group"), which arranges the disposition of repossessed collateral.

     - Experienced Management Personnel -- The Company has recruited experienced management personnel at the executive, supervisory and managerial levels. The Company believes that the retention of such experienced management personnel is important in maintaining credit quality, supervising its operations and maintaining flexible strategies for growth in a changing business environment. The Company's executive officers, senior managerial personnel and Dealer Service Center and Account Service Center managers have an average of over 15 years of experience in the consumer or automobile finance industries.

     - Sophisticated Risk Management Techniques -- To mitigate the higher risks often associated with non-prime borrowers, the Company has developed sophisticated risk management techniques for evaluating credit applications based in part upon the Company's ongoing analysis and review of existing portfolio characteristics. The Company utilizes a credit scoring system developed by a leading credit evaluation company as an objective guideline for evaluating a non-prime borrower's creditworthiness. The Company also employs a tiered pricing system that provides guidance for the determination of the APR, discount and other terms of a finance contract commensurate with the credit characteristics of such contract. The Company has assigned each Dealer Service Center manager a maximum credit authority per finance contract based on various factors, including such manager's experience level. Within the guidelines and procedures established by the Company, each Dealer Service Center manager is authorized to approve or reject credit applications and to supplement objective credit criteria with subjective judgment.

     - Proactive Collection Management -- The Company pursues a policy of proactive collection management through its Account Service Centers with respect to both current and delinquent accounts, including activities related to monthly billing and collections, borrower inquiries and repossessions. The Company utilizes predictive dialing technology to complement its calling efforts and enhance the productivity of its collection personnel. Any finance contract for which a payment is one day overdue is treated as a past due account for collection purposes, and the Company typically contacts a borrower within two days after such borrower's account becomes past due. The Company generally commences repossession procedures before an account is more than two payments past due. Management believes that proactive collection management is critical in maintaining a low level of delinquencies and charge-offs.

     - Monitoring and Supervising the Operational Structure -- The Company maintains departments reporting directly to senior management that perform independent control functions to monitor and review the operations of the Company. The Company's Risk Management group performs ongoing analyses of new finance contracts purchased by the Company to ensure that such finance contracts meet the Company's credit guidelines and were purchased in compliance with the Company's operational procedures. In addition, the Risk Management group analyzes trends in the finance contract portfolio and performs back-end reviews of the finance contract portfolio's performance. The

       Company's Internal Audit department and Managing Directors of Dealer Services review the operations of each Dealer Service Center in order to evaluate compliance with the Company's policies and procedures and maintenance of the Company's credit quality standards. Each control function actively utilizes the Company's management information system that provides real time, on-line review and audit capabilities. In addition, management conducts daily reviews of the volume of finance contracts purchased, aging of accounts, repossession activities and other operating data.

     - Providing Superior Service to Quality Dealers -- By providing prompt, flexible service and a reliable source of financing for non-prime borrowers, the Company helps to expand the dealers' customer base, thereby increasing the efficiency and effectiveness of their used car sales operations. The Company typically responds to credit applications on the date received, in many cases within 2 to 3 hours, and generally pays the dealer for finance contracts purchased within 24 hours after the Company has received required documentation from the dealer. As of August 31, 1996, the Company operated a nationwide network of 33 Dealer Service Centers servicing dealers in 37 states. In the first half of 1996, the Company consolidated 13 smaller Dealer Service Centers to improve operating efficiencies in accordance with its nationwide hub and spoke strategy, and the Company intends to continuously review the operating efficiencies of its remaining Dealer Service Center network. The Company has strengthened its national sales force to support the efforts of its Dealer Service Centers in providing consistent, reliable service to dealers. The Company has further focused its operations by centralizing collections into two Account Service Centers, thus allowing Dealer Service Centers to concentrate on developing and nurturing dealer relationships and maintaining credit quality with respect to new purchases of finance contracts.

     The Company is a Delaware corporation. The Company's principal executive office and mailing address is 570 Lake Cook Road, Suite 126, Deerfield, Illinois 60015 and its telephone number is (847) 948-9300.

                                  THE OFFERING

NOTES OFFERED....................    $45,000,000 principal amount of
                                     Subordinated Reset Notes due 2006, assuming no exercise of the Underwriters' over-allotment option to purchase up to an additional $6,750,000 principal amount of
                                     1996 Notes. See "Description of the 1996
                                     Notes" for a more detailed description of the 1996 Notes offered hereby.

DENOMINATION.....................    $1,000 and any integral multiple thereof.

MATURITY DATE....................    December 15, 2006.

INTEREST RATE....................    9.5% per annum until December 15, 2001. The
                                     Company will reset the interest rate for the 1996 Notes, at its option, effective
                                     December 15, 2001, to a rate and for an
                                     Interest Rate Period of one, two, three or five years determined by the Company and will reset the interest rate thereafter, at its option, effective as of each Interest
                                     Reset Date prior to maturity. Any such new interest rate shall not be less than 105% of the Effective Interest Rate on Comparable Maturity U.S. Treasury
                                     Obligations (as defined herein). In the
                                     event that the Company decides not to reset the interest rate on the Interest Reset
                                     Date, the interest rate for the prior
                                     Interest Rate Period shall continue to be the interest rate in effect for the next year and each year thereafter, unless and until the Company shall reset the interest rate on a subsequent Interest Reset Date.
                                     Until the interest rate is reset for a
                                     subsequent period, each December 15 shall be deemed to be an Interest Reset Date.

INTEREST PAYMENT DATES...........    Interest is payable quarterly, on March 15,
                                     June 15, September 15 and December 15 of each year, commencing December 15, 1996.
                                     The first interest payment will represent interest from the date of original issuance through December 14, 1996.

REDEMPTION AT THE OPTION OF THE
HOLDER...........................    1996 Notes tendered on or before the fifth
                                     business day prior to December 15, 2001 or any subsequent Interest Reset Date will be redeemable, in whole, at 100% of the principal amount plus accrued interest to the date of redemption.

REDEMPTION OPTION UPON DEATH OF
HOLDER...........................    1996 Notes tendered by the personal
                                     representative or surviving joint tenant, tenant by entirety or tenant in common of a deceased beneficial owner will be redeemable, in whole or in part, within 60 days of tender, at 100% of the principal amount plus accrued interest to the date of redemption, subject to an annual maximum of $25,000 per holder and an annual maximum for all holders of 5% of the original aggregate principal amount of the 1996
                                     Notes.

REDEMPTION AT COMPANY'S OPTION...    The 1996 Notes may not be redeemed prior to
                                     December 15, 2001. The 1996 Notes may be redeemed, in whole, at the Company's option on December 15, 2001 or on any subsequent
                                     Interest Reset Date at 100% of the
                                     principal amount plus accrued interest to the date of redemption.

REDEMPTION UPON OCCURRENCE OF
CERTAIN EVENTS...................    In the event of a Special Redemption Event
                                     (as defined herein), each holder of 1996
                                     Notes will have the right, at the holder's option, to require the Company to purchase the holder's 1996 Notes, in whole or in part, at 100% of the principal amount plus accrued interest to the date of redemption.
                                     The term Special Redemption Event is
                                     limited to certain transactions involving a change in control of the Company.

SUBORDINATION....................    The 1996 Notes are unsecured and
                                     subordinated in right of payment to all
                                     senior indebtedness of the Company,
                                     including amounts outstanding under the
                                     Company's Senior Revolving Credit Facility, as defined herein. The 1996 Notes are equal in rank to the 1995 Notes (as defined herein).

CERTAIN COVENANTS OF THE
COMPANY..........................    In the 1996 Indenture (as defined herein),
                                     the Company agrees to certain limitations on dividends and additional indebtedness and to certain restrictions on consolidation, merger or transfer of all or substantially all of it assets.

SINKING FUND.....................    None.

USE OF PROCEEDS..................    The net proceeds from the sale of the 1996
                                     Notes will be used to fund future purchases of finance contracts. Pending such use, the Company will use such net proceeds to repay a portion of the indebtedness under the Senior Revolving Credit Facility. See "Use of Proceeds."

TRUSTEE..........................    LaSalle National Bank, Chicago, Illinois.

                             SUMMARY FINANCIAL DATA

                                                                                                           SIX MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,                    JUNE 30,
                                                        -----------------------------------------------   -------------------
                                                        1991(1)   1992      1993      1994       1995       1995       1996
                                                        ------   -------   -------   -------   --------   --------   --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA,            (UNAUDITED)
                                                              PORTFOLIO DATA AND OPERATING DATA)
STATEMENT OF EARNINGS DATA:
  Interest income -- finance contracts................. $  132   $ 1,960   $ 6,354   $15,324   $ 38,210   $ 14,487   $ 35,480
  Other portfolio income...............................     23        78       401       699      1,338        479        965
  Gain on sale of finance receivables..................     --        --        --        --         --         --      8,092
  Servicing fee and other income.......................     --        --        --        --         --         --        868
  Earnings (loss) before income taxes and extraordinary
    item...............................................   (331)      327     1,565     4,499     10,804      4,086     10,184
  Net earnings (loss)(2)...............................   (331)      327       939     1,621      6,701      2,533      6,212
  Per share data:
    Net earnings (loss) before extraordinary item......  (0.19)     0.17      0.32      0.85       1.35       0.57       0.92
    Net earnings (loss)(2).............................  (0.19)     0.17      0.32      0.49       1.35       0.57       0.92
  Weighted average number of common and common
    equivalent shares outstanding......................  1,765     1,921     2,922     3,297      4,980      4,463      6,754
PORTFOLIO DATA:
  Number of contracts acquired during period...........    277     2,371     5,263    10,154     25,336      9,879     23,958
  Dollar value of contracts acquired during period (in
    thousands)......................................... $1,545   $13,127   $33,895   $91,430   $257,946   $ 98,964   $265,334
  Average initial finance contract amount..............  5,577     5,536     6,440     9,004     10,181     10,018     11,075
  Weighted average initial finance contract term (in
    months)............................................    N/A(3)     N/A(3)     N/A(3)     N/A(3)       50       48       54
  Weighted average discount of contracts acquired
    during period......................................   10.4%      9.0%      9.0%      8.0%       6.2%       7.1%       4.3%
  Net finance receivables -- owned -- end of period (in
    thousands)(4)...................................... $1,400   $11,418   $33,563   $94,090   $284,173   $166,059   $339,826
  Number of finance contracts outstanding -- owned --
    end of period(4)...................................    261     2,330     6,194    12,670     31,082     19,597     36,167
  Average net finance receivables -- owned (in
    thousands)(4)...................................... $  554   $ 6,314   $22,005   $62,898   $171,737   $128,000   $319,948
  Net finance receivables -- serviced -- end of period
    (in thousands).....................................  1,400    11,418    33,563    94,090    284,173    166,059    479,243
  Number of finance contracts outstanding -- serviced
    -- end of period...................................    261     2,330     6,194    12,670     31,082     19,597     49,287
  Average net finance receivables -- serviced (in
    thousands)......................................... $  554   $ 6,314   $22,005   $62,898   $171,737   $128,000   $384,497
OPERATING DATA:
  Gross portfolio yield(5).............................   28.1%     32.3%     30.7%     25.5%      23.0%      23.4%      22.8%
  Net interest spread(5)...............................   13.1      23.2      21.1      16.2       13.9       13.8       14.8
  Net portfolio yield(5)...............................   21.5      25.3      24.4      19.1       16.8       16.6       16.7
  Allowance for credit losses as a percentage of net
    finance receivables -- owned -- excluding
    receivables held-for-sale..........................    5.9       5.6       4.6       4.8        5.7        5.9        6.0
  Allowance for credit losses as a percentage of net
    finance receivables -- serviced(4).................    5.9       5.6       4.6       4.8        5.2        5.9        7.0
  Net charge-offs as a percentage of average net
    finance receivables -- serviced (annualized).......    5.0       3.0       4.6       4.5        5.2        4.8        5.8
  Operating expenses as a percentage of average net
    finance receivables -- serviced....................   72.2      20.1      15.4      11.9        9.5       10.0        9.3
  Ratio of earnings to fixed charges:(6)
    Historical.........................................  (2.69)     1.70      2.51      2.48       2.35       2.26       2.43
    Pro forma..........................................     --        --        --        --       2.07         --       2.21
  Number of states served..............................      1         4        10        16         30         21         35
  Number of dealers....................................    N/A(3)     N/A(3)     N/A(3)   1,004    1,983     1,714      2,884

                                                              AT DECEMBER 31,                            AT JUNE 30, 1996
                                            ----------------------------------------------------    --------------------------
                                            1991(1)     1992       1993       1994        1995       ACTUAL     AS ADJUSTED(7)
                                            -------    -------    -------    -------    --------    --------    --------------
                                                                                                           (UNAUDITED)
BALANCE SHEET DATA:
  Net finance receivables................   $1,400     $11,418    $33,563    $94,090    $251,908    $313,606       $313,606
  Total assets...........................    2,496      12,820     33,781     92,108     282,274     362,105        362,105
  Total senior debt......................       --       7,440     22,255     61,975     174,378     242,691        199,791
  Total subordinated debt................    1,000       1,000        163         --      14,375      14,375         59,375
  Total stockholders' equity.............    1,380       4,017      7,507     25,704      84,279      90,467         90,467

-------------------------
(1) The Company commenced operations on June 1, 1991.
(2) In the third quarter of 1994, the Company recorded a one-time, non-cash extraordinary charge of $1,168, net of a $716 income tax benefit, as a result of the early termination of the Company's $6.5 million subordinated credit facility (the "Subordinated Credit Facility").
(3) The information is not available.
(4) Includes receivables held-for-sale.
(5) Gross portfolio yield represents income from the owned finance contract portfolio as a percentage of average net finance receivables-owned. Net interest spread represents the gross portfolio yield less the average cost of borrowed funds. Net portfolio yield represents net interest income from the owned finance contract portfolio as a percentage of average net finance receivables-owned.
(6) For purposes of calculating the historical ratio of earnings to fixed charges, earnings consist of income before income taxes and extraordinary losses, warrant accretion and fixed charges. Fixed charges consist of interest charges and one-third of rentals. Earnings were inadequate to cover fixed charges in the amount of $331 for 1991. For purposes of calculating the pro forma ratio of earnings to fixed charges, the historical results of operations of the Company have been adjusted as if the Offering had been completed effective at the beginning of the fiscal period applying the estimated net proceeds thereof to repay a portion of the borrowings under the Senior Revolving Credit Facility. The pro forma ratio of earnings to fixed charges reflects the decrease in earnings which results from the interest expense from the 1996 Notes, net of income taxes, which is partially offset by the increase in earnings which results from the reduction in borrowings under the Senior Revolving Credit Facility and related interest expense, net of income taxes.
(7) Adjusted to give effect to the sale by the Company of the 1996 Notes offered hereby and the application of the estimated net proceeds from the Offering. The Company intends to use the net proceeds from the Offering to fund future purchases of finance contracts. See "Use of Proceeds."

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in the 1996 Notes offered hereby.

     AVAILABILITY OF FUNDS. The Company's operations require substantial external financing to fund the purchase of finance contracts. Such purchases are funded primarily by money borrowed by the Company from banks and other lenders and by funds generated from securitizations of portions of the Company's portfolio of finance contract receivables. The principal source of borrowings by the Company has historically been the Senior Revolving Credit Facility, as defined in "Use of Proceeds." The Senior Revolving Credit Facility expires on June 30, 1997. There can be no assurance that the Senior Revolving Credit Facility will be renewed or that a new credit facility will be established after June 30, 1997. In addition, the Company employs its securitization program as an integral component of its funding strategy. The Company has historically applied the net proceeds from securitization transactions to repay indebtedness under the Senior Revolving Credit Facility, thereby increasing the amounts available under such facility to fund future purchases of finance contracts. Any failure by the Company to effect additional securitizations of finance contract receivables on terms acceptable to the Company would restrict the Company's financing capabilities, could require the Company to curtail the purchase of finance contracts and could have a material adverse effect on the Company. Furthermore, the timing of any securitization transaction is affected by a number of factors beyond the Company's control, including, among others, conditions in the asset-backed securities markets, interest rates and approvals from third parties. Some or all of these factors may cause delays in closing a securitization or may prevent such transactions entirely. Gains from the sale of finance contract receivables in securitization transactions constituted a significant portion of the net earnings of the Company during the six months ended June 30, 1996 and are likely to continue to represent a significant portion of the Company's net earnings. If the Company were unable to securitize finance contract receivables in a financial reporting period, the Company would incur a significant decline in total revenues and net earnings for such period. In addition, in order for the Company to continue to fund the purchase of finance contracts in accordance with its growth strategy, the Company will require financing in excess of that provided by its cash flow from operations, the net proceeds from the Offering and the Senior Revolving Credit Facility (or any successor bank facility). No assurance can be given that additional financing sources, including securitization transactions, will be available on terms acceptable to the Company. See "Business -- Financing."

     CASH FLOWS ASSOCIATED WITH SECURITIZATIONS. Under the financial structures the Company has used to date in its off-balance sheet securitizations, certain excess servicing cash flows generated by the finance contracts are retained in a "spread account" within the securitization structure to provide liquidity and credit enhancement. While the specific terms and mechanics of the spread account can vary slightly depending on each transaction, the Company's agreements with Financial Security Assurance, Inc. ("FSA"), the financial guaranty insurer that has provided credit enhancements in connection with the Company's securitizations, generally provide that the Company is not entitled to receive any excess servicing cash flows unless certain spread account balances have been attained and/or the delinquency or losses related to the finance contracts in the pool are below certain predetermined levels. In the event delinquencies and losses on the finance contracts exceed such levels, the terms of securitization may require increased spread account balances to be accumulated for the particular pool; may restrict the distribution to the Company of excess cash flows associated with other pools in which pass-through certificates are insured by FSA; or, in certain circumstances, may require the transfer of servicing on some or all of the finance contracts in FSA insured pools to another servicer. The imposition by FSA of any of these conditions could materially adversely affect the Company's liquidity and financial condition. As of August 31, 1996, all FSA insured pools were performing within the guidelines required by their related insurance policies.

     PREPAYMENT RISK. Gains from the sale of finance contract receivables in securitization transactions constituted a significant portion of the net earnings of the Company during the six months ended June 30, 1996 and are likely to continue to represent a significant portion of the Company's net earnings. The gains are recorded in the Company's revenues and are based in part on management's estimates of future prepayment rates and other considerations in light of then-current conditions. If actual prepayments with respect to finance contracts occur more quickly than was projected at the time such contracts were sold, as can occur when interest rates decline, a charge to earnings will be taken in the period of adjustment. If actual prepayments with respect to finance contracts sold occur more slowly than estimated, total revenue would exceed previously estimated amounts.

     COMPETITION. The automobile finance business is highly competitive. The Company believes that there are numerous competitors providing, or capable of providing, financing through dealers to non-prime borrowers. The Company competes with a number of national, local and regional finance companies with operations similar to the Company. Competitors or potential competitors include other types of financial services companies, such as commercial banks, savings and loan associations, credit unions, finance companies affiliated with automobile manufacturers and other consumer lenders (many of which are larger than the Company, have significantly greater financial resources than the Company or have relationships with established captive networks). If additional competitors were to enter the Company's market, the Company could be materially adversely affected. In addition, the Company has experienced increased competition, which has resulted in a reduction in the interest rate charged to borrowers, a reduction in (and in some cases the elimination of) the discount from the principal amount of a finance contract (the "discount") which the Company is able to charge to dealers and an increase in the frequency and amount of other consideration that is paid by the Company to dealers. Further competition may result in additional reductions in such interest rate, reductions in or elimination of the discount and increases in the frequency and amount of other consideration that is paid by the Company to dealers, which could materially adversely affect the Company's profitability. See "Business -- Competition" and "Business -- Contract Acquisition Process."

     DEFAULTS ON INSTALLMENT CONTRACTS. The Company is engaged in purchasing automobile finance contracts entered into by dealers with borrowers who have limited access to traditional sources of consumer credit. The inability of a borrower to finance an automobile purchase by means of traditional credit sources is generally due to various factors including such individual's impaired credit history or the absence or limited extent of such individual's credit history. As a result, finance contracts purchased by the Company are generally entered into by purchasers of automobiles who are considered to have a higher risk of default on a finance contract than most automobile purchasers. Such risk of default may increase in times of economic downturn in the areas in which such borrowers reside. A significant increase in charge-offs or delinquencies relating to the finance contracts purchased by the Company could have a material adverse effect on the Company's profitability and operations.

     INCREASES IN INTEREST RATES. While the finance contracts purchased by the Company in most cases bear interest at a fixed rate (which, in jurisdictions that regulate the interest rate that may be charged, is in many cases equal to the maximum rate permitted by law), the Company finances its purchase of a substantial portion of such contracts by incurring indebtedness with floating interest rates. As a result, the Company's interest costs could increase during periods of rising interest rates, which may decrease net interest margins and thereby adversely affect the Company's profitability. In addition, rising interest rates could decrease gains realized on the sale of the Company's finance contract receivables and thereby adversely affect the Company's profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of Inflation."

     MANAGEMENT OF RAPID GROWTH. The Company has experienced rapid growth and expansion of its business. The Company's ability to support, manage and control continued growth is dependent upon, among other things, its ability to train, supervise and manage increased personnel. The success of the Company's growth strategy is also dependent upon the Company's ability to maintain credit quality as its finance contract portfolio grows, which requires, among other things, the maintenance of efficient collection procedures and adequate collection staffing, internal controls and automated systems. There can be no assurance that the Company will be successful in maintaining credit quality as its finance contract portfolio grows or that the Company's personnel, procedures, staff, internal controls or systems will be adequate to support such growth.

     RELATIONSHIPS WITH DEALERS. The Company's business depends in large part upon its ability to establish and maintain relationships with automobile dealers. While the Company believes that it has been successful in developing and maintaining relationships with dealers, these relationships are not long-standing, and there can be no assurance that the Company will be successful in maintaining such relationships or increasing the number of dealers with which it does business, or that its existing dealer base will continue to generate a volume of finance contracts comparable to the volume of such contracts historically generated by such dealers. See "Business -- The Industry" and "Business -- Strategy."

     REGULATION. The Company's business is subject to various state and federal laws which require licensing and qualification and regulate, among other things, the maximum interest rate that may be charged to borrowers and the Company's rights to repossess and sell collateral. An adverse change in these laws could have a material adverse effect on the Company's business by limiting the interest and fee income the Company may generate on existing and additional purchased finance contracts, limiting the states in which the Company may operate or restricting the Company's ability to realize the value of the collateral securing its finance contracts. An adverse change in the maximum permissible interest rate that may be charged to borrowers in any particular market could also reduce the attractiveness of such market, thereby limiting the expansion opportunities of the Company. See "Business -- Regulation."

     LITIGATION. Because of the consumer-oriented nature of the industry in which the Company operates and the application of certain laws and regulations, industry participants are regularly named as defendants in litigation involving alleged violations of federal and state laws and regulations and consumer law torts, including fraud. Many of these actions involve alleged violations of consumer protection laws. A significant judgment against the Company or within the industry in connection with any such litigation could have a material adverse effect on the Company's financial condition and results of operations. See "Business -- Regulation."

     MARKET CONDITIONS. The Company's business is affected by certain trends in the automobile and finance industries. The Company believes that purchasers of automobiles are more frequently considering used automobiles and that dealers are focusing on the sale of used automobiles to generate additional revenue. Historically, traditional sources of consumer credit have tightened lending criteria on used automobile financing, making financing from such sources available to fewer persons. A change in any of these trends, whether resulting from changes in general economic conditions or otherwise, may lead to a reduction in the number of purchasers of used automobiles, less emphasis on selling used automobiles or an increase in the number of used automobile purchasers who qualify for traditional financing. Any of such events could have a material adverse effect on the Company. See "Business -- General."

     COVENANTS IN THE SENIOR REVOLVING CREDIT FACILITY, THE INDENTURE RELATING TO THE 1995 NOTES AND THE INDENTURE RELATING TO THE 1996 NOTES. The Senior Revolving Credit Facility, the indenture (the "1995 Indenture") pursuant to which the Company issued the Subordinated Reset Notes due 2005 (the "1995 Notes") and the indenture pursuant to which the 1996 Notes will be issued (the "1996 Indenture") contain financial and operating covenants, including, among others, certain limitations on the ability of the Company to pay dividends and incur additional indebtedness and certain restrictions on consolidation, merger or transfer of all or substantially all of its assets. See "Description of the 1996 Notes." The Company's leverage and the restrictive covenants contained in its loan documents could limit the Company's ability to withstand competitive pressures or adverse economic conditions, make acquisitions or take advantage of business opportunities that may arise. Failure to comply with the obligations contained in the Senior Revolving Credit Facility, the 1995 Indenture or the 1996 Indenture could result in an event of default under any or all of such documents which could permit acceleration of the indebtedness under the Senior Revolving Credit Facility and acceleration of the indebtedness under the 1995 Notes and the 1996 Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     SUBORDINATION OF THE 1996 NOTES AND ASSET ENCUMBRANCES. The 1996 Notes are equal in rank with the 1995 Notes and are subordinated in right of payment to all senior indebtedness of the Company, which includes all indebtedness under the Senior Revolving Credit Facility. Therefore, in the event of the liquidation, dissolution, reorganization or any similar proceedings regarding the Company, the assets of the Company will be available to pay obligations on the 1995 Notes and the 1996 Notes only after all senior indebtedness has been paid in full, and there may not be sufficient assets to pay all amounts due on the 1995 Notes and the 1996 Notes. The 1995 Notes are not, and the 1996 Notes will not be, secured by any of the Company's assets, and the obligations of the Company under the Senior Revolving Credit Facility are secured by a first priority security interest in a substantial portion of the Company's assets. If the Company becomes insolvent or is liquidated, or if payment under the Senior Revolving Credit Facility is accelerated, the lenders under the Senior Revolving Credit Facility would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the Senior Revolving Credit Facility. Accordingly, such lenders will have a claim prior in right to that of the holders of the 1995 Notes and the 1996 Notes with respect to the Company's assets in which such lenders have a security interest.

     LIMITED MARKET FOR 1996 NOTES. The Company has no present intention to have the 1996 Notes authorized for quotation on The Nasdaq Stock Market's National Market or any other quotation system or listed on any securities exchange. Although the Company has been advised that J.C. Bradford & Co., Piper Jaffray Inc., Keefe, Bruyette & Woods, Inc. and Stifel, Nicolaus & Company, Incorporated. (the "Underwriters") currently intend to make a market in the 1996 Notes, the Underwriters are under no obligation to do so or to continue any market making activities if commenced. No assurance can be given that an active trading market in the 1996 Notes will develop.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1996 Notes offered hereby are estimated to be approximately $42.9 million ($49.4 million if the Underwriters' over-allotment option is exercised in full), after deducting the underwriting discount and estimated offering expenses payable by the Company. The Company intends to use the net proceeds to fund future purchases of finance contracts. Pending such use, the Company will use such net proceeds to repay approximately $42.9 million of indebtedness incurred under the Company's $205.0 million senior revolving credit facility with a group of nine banks which bears interest at the Company's option at either (i) the reference prime rate or (ii) LIBOR plus 1.60% for maturities of one, two, three or six months, and expires on June 30, 1997 (the "Senior Revolving Credit Facility"). The Company estimates that the outstanding principal balance under the Senior Revolving Credit Facility will be approximately $130.0 million immediately prior to the closing of the Offering. The actual amounts outstanding on that date will vary depending upon the Company's results from operations and cash flows through that date. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 5 of the Notes to Consolidated Financial Statements.

                                 CAPITALIZATION

     The following table sets forth (i) the actual capitalization of the Company at June 30, 1996 and (ii) the capitalization of the Company at June 30, 1996, as adjusted to reflect the effects of the sale by the Company of the 1996 Notes offered hereby, and, after deducting the underwriting discount and estimated offering expenses payable by the Company, the application of the estimated net proceeds of the Offering as described in "Use of Proceeds."

                                                                         JUNE 30, 1996
                                                                    -----------------------
                                                                     ACTUAL     AS ADJUSTED
                                                                    --------    -----------
                                                                        (IN THOUSANDS)
        INDEBTEDNESS:
          Senior Revolving Credit Facility.......................   $ 69,825     $  26,925
          Subordinated Reset Notes (the 1995 Notes and the 1996
             Notes)..............................................     14,375        59,375
          Notes Payable -- Securitized Pools.....................    172,866       172,866
        STOCKHOLDERS' EQUITY:
          Preferred stock, par value $100 per share; 500,000
             shares authorized; no shares issued and
             outstanding.........................................         --            --
          Common stock, par value $0.01 per share; 20,000,000
             shares authorized; 6,525,519 shares issued and
             outstanding.........................................         65            65
          Non-voting common stock, par value $0.01 per share;
             300,000 shares authorized; no shares issued and
             outstanding.........................................         --            --
          Additional paid-in capital.............................     75,078        75,078
          Retained earnings......................................     15,324        15,324
                                                                     -------
             Total stockholders' equity..........................     90,467        90,467
                                                                     -------
             Total capitalization................................   $347,533     $ 349,633
                                                                     =======

                     SELECTED FINANCIAL AND OPERATING DATA

     The following table sets forth selected financial data for the Company for the periods and at the dates indicated. The selected statement of earnings and balance sheet data for or at the end of each of the full years presented below were derived from the Consolidated Financial Statements of the Company, which were audited by Deloitte & Touche LLP, independent auditors. The unaudited financial data as of and for the six months ended June 30, 1995 and 1996 have been prepared in conformity with generally accepted accounting principles and include all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. All such adjustments are, in the opinion of management, of a normal recurring nature. Results of operations for the six months ended June 30, 1996 are not necessarily indicative of results to be expected for the year. The table should be read in conjunction with the Consolidated Financial Statements, related Notes and other financial information included herein.

                                                                                                          SIX MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                    JUNE 30,
                                                       -----------------------------------------------   -------------------
                                                       1991(1)   1992      1993      1994       1995       1995       1996
                                                       ------   -------   -------   -------   --------   --------   --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA,            (UNAUDITED)
                                                             PORTFOLIO DATA AND OPERATING DATA)
STATEMENT OF EARNINGS DATA:
  Interest income -- finance contracts................ $  132   $ 1,960   $ 6,354   $15,324   $ 38,210   $ 14,487   $ 35,480
  Other portfolio income..............................     23        78       401       699      1,338        479        965
  Gain on sale of finance receivables.................     --        --        --        --         --         --      8,092
  Servicing fee and other income......................     --        --        --        --         --         --        868
  Earnings (loss) before income taxes and
    extraordinary item................................   (331)      327     1,565     4,499     10,804      4,086     10,184
  Net earnings (loss)(2)..............................   (331)      327       939     1,621      6,701      2,533      6,212
  Per share data:
    Net earnings (loss) before extraordinary item.....  (0.19)     0.17      0.32      0.85       1.35       0.57       0.92
    Net earnings (loss)(2)............................  (0.19)     0.17      0.32      0.49       1.35       0.57       0.92
  Weighted average number of common and common
    equivalent shares outstanding.....................  1,765     1,921     2,922     3,297      4,980      4,463      6,754
PORTFOLIO DATA:
  Number of contracts acquired during period..........    277     2,371     5,263    10,154     25,336      9,879     23,958
  Dollar value of contracts acquired during period
    (in thousands).................................... $1,545   $13,127   $33,895   $91,430   $257,946   $ 98,964   $265,334
  Average initial finance contract amount.............  5,577     5,536     6,440     9,004     10,181     10,018     11,075
  Weighted average initial finance contract term
    (in months).......................................    N/A(3)     N/A(3)     N/A(3)     N/A(3)       50       48       54
  Weighted average discount of contracts acquired
    during period.....................................   10.4%      9.0%      9.0%      8.0%       6.2%       7.1%       4.3%
  Net finance receivables -- owned -- end of period
    (in thousands)(4)................................. $1,400   $11,418   $33,563   $94,090   $284,173   $166,059   $339,826
  Number of finance contracts outstanding -- end of
    period -- owned(4)................................    261     2,330     6,194    12,670     31,082     19,597     36,167
  Average net finance receivables -- owned
    (in thousands)(4)................................. $  554   $ 6,314   $22,005   $62,898   $171,737   $128,000   $319,948
  Net finance receivables -- serviced -- end of period
    (in thousands)....................................  1,400    11,418    33,563    94,090    284,173    166,059    479,243
  Number of finance contracts outstanding -- serviced
    -- end of period..................................    261     2,330     6,194    12,670     31,082     19,597     49,287
  Average net finance receivables -- serviced (in
    thousands)........................................ $  554   $ 6,314   $22,005   $62,898   $171,737   $128,000   $384,497
OPERATING DATA:
  Gross portfolio yield(5)............................   28.1%     32.3%     30.7%     25.5%      23.0%      23.4%      22.8%
  Net interest spread(5)..............................   13.1      23.2      21.1      16.2       13.9       13.8       14.8
  Net portfolio yield(5)..............................   21.5      25.3      24.4      19.1       16.8       16.6       16.7
  Allowance for credit losses as a percentage of net
    finance receivables -- owned -- excluding
    receivables held-for-sale.........................    5.9       5.6       4.6       4.8        5.7        5.9        6.0
  Allowance for credit losses as a percentage of net
    finance receivables -- serviced -- including
    receivables held-for-sale.........................    5.9       5.6       4.6       4.8        5.2        5.9        7.0
  Net charge-offs as a percentage of average net
    finance receivables -- serviced -- (annualized)...    5.0       3.0       4.6       4.5        5.2        4.8        5.8
  Operating expenses as a percentage of average net
    finance receivables -- serviced...................   72.2      20.1      15.4      11.9        9.5       10.0        9.3
  Ratio of earnings to fixed charges:(6)
    Historical........................................ (2.69)      1.70      2.51      2.48       2.35       2.26       2.43
    Pro forma.........................................     --        --        --        --       2.07         --       2.21
  Number of states served.............................      1         4        10        16         30         21         35
  Number of dealers...................................    N/A(3)     N/A(3)     N/A(3)   1,004    1,983     1,714      2,884

                                                               AT DECEMBER 31,                           AT JUNE 30, 1996
                                             ---------------------------------------------------    --------------------------
                                             1991(1)    1992       1993       1994        1995       ACTUAL     AS ADJUSTED(7)
                                             ------    -------    -------    -------    --------    --------    --------------
                                                               (IN THOUSANDS)                              (UNAUDITED)
BALANCE SHEET DATA:
  Net finance receivables.................   $1,400    $11,418    $33,563    $94,090    $251,908    $313,606       $313,606
  Total assets............................    2,496     12,820     33,781     92,108     282,274     362,105        362,105
  Total senior debt.......................       --      7,440     22,255     61,975     174,378     242,691        199,791
  Total subordinated debt.................    1,000      1,000        163         --      14,375      14,375         59,375
  Total stockholders' equity..............    1,380      4,017      7,507     25,704      84,279      90,467         90,467

-------------------------
(1) The Company commenced operations on June 1, 1991.
(2) In the third quarter of 1994, the Company recorded a one-time, non-cash extraordinary charge of $1,168, net of a $716 income tax benefit, as a result of the early termination of the Subordinated Credit Facility.
(3) The information is not available.
(4) Includes receivables held-for-sale.
(5) Gross portfolio yield represents income from the owned finance contract portfolio as a percentage of average net finance receivables-owned. Net interest spread represents the gross portfolio yield less the average cost of borrowed funds. Net portfolio yield represents net interest income from the owned finance contract portfolio as a percentage of average net finance receivables-owned.
(6) For purposes of calculating the historical ratio of earnings to fixed charges, earnings consist of income before income taxes and extraordinary losses, warrant accretion and fixed charges. Fixed charges consist of interest charges and one-third of rentals. Earnings were inadequate to cover fixed charges in the amount of $331 for 1991. For purposes of calculating the pro forma ratio of earnings to fixed charges, the historical results of operations of the Company have been adjusted as if the Offering had been completed effective at the beginning of the fiscal period applying the estimated net proceeds thereof to repay a portion of the borrowings under the Senior Revolving Credit Facility. The pro forma ratio of earnings to fixed charges reflects the decrease in earnings which results from the interest expense from the 1996 Notes, net of income taxes, which is partially offset by the increase in earnings which results from the reduction in borrowings under the Senior Revolving Credit Facility and related income expense, net of income taxes.
(7) Adjusted to give effect to the sale by the Company of the 1996 Notes offered hereby and the application of the estimated net proceeds from the Offering. The Company intends to use the net proceeds from the Offering to fund future purchases of finance contracts. See "Use of Proceeds."

                       SUPPLEMENTAL FINANCIAL INFORMATION

     The following table sets forth certain unaudited operating results for the first two quarters of 1996 and for each of the quarters in the two years ended December 31, 1995. This information has been prepared on the same basis as the audited financial statements and includes all adjustments (which consist solely of normal recurring adjustments) necessary to present fairly the financial information of such periods.

                                                           FIRST     SECOND      THIRD      FOURTH
                                                          QUARTER    QUARTER    QUARTER     QUARTER
                                                          -------    -------    -------     -------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
1996
Total revenues.........................................   $20,825    $24,580    $    --     $    --
Net interest income....................................    13,091     13,682         --          --
Earnings before income taxes...........................     4,954      5,230         --          --
Net earnings...........................................     3,022      3,190         --          --
Earnings per share.....................................      0.45       0.47         --          --
Weighted average common and common equivalent shares
  outstanding..........................................     6,733      6,780         --          --
1995
Total revenues.........................................   $ 6,428    $ 8,538    $10,593     $13,988
Net interest income....................................     4,645      5,954      7,501      10,694
Earnings before income taxes...........................     1,884      2,202      2,703       4,015
Net earnings...........................................     1,168      1,365      1,677       2,491
Net earnings per share.................................      0.26       0.31       0.37        0.38
Weighted average common and common equivalent shares
  outstanding..........................................     4,453      4,470      4,489       6,496
1994
Total revenues.........................................   $ 2,926    $ 3,612    $ 4,397     $ 5,087
Net interest income....................................     2,368      2,625      3,122       3,873
Earnings before income taxes and extraordinary item....       819        953      1,163       1,563
Net earnings before extraordinary item.................       508        591        721         968
Net earnings (loss)....................................       508        591       (447)(1)     968
Net earnings (loss) available to stockholders..........       442        531       (447)        968
Net earnings (loss) per share..........................      0.17       0.20      (0.15)(1)    0.22
Net earnings (loss) available to stockholders per
  share................................................      0.15       0.18      (0.15)       0.22
Weighted average common and common equivalent shares
  outstanding..........................................     2,922      2,922      2,937       4,393

-------------------------
(1) In the third quarter of 1994, the Company recorded a one-time, non-cash extraordinary charge of $1,168, net of a $716 income tax benefit, as a result of the early termination of the Subordinated Credit Facility.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following analysis of the financial condition and results of operations of the Company should be read in conjunction with the preceding "Selected Financial and Operating Data" and the Company's Consolidated Financial Statements and Notes thereto and other financial data included herein. The financial information provided below has been rounded in order to simplify its presentation. However, the ratios and percentages provided below are calculated using the detailed financial information contained in the Consolidated Financial Statements, the Notes thereto and the financial data included elsewhere in this Prospectus. In December 1995, the Company changed its fiscal year end to December 31 from May 31 and restated all prior periods.

GENERAL

     The Company is a specialty finance company primarily engaged in financing the purchase of used automobiles by acquiring dealer-originated finance contracts. The Company has experienced significant annual growth in its finance contract portfolio since it commenced operations in June 1991. The Company derives its revenues from its finance contract portfolio and from the gains and servicing fees associated with the securitization of finance contract receivables.

     In order to adjust for credit risks and achieve an acceptable rate of return, the Company typically purchases finance contracts from dealers at a discount from the principal amounts of such contracts. This discount is non-refundable to the dealer. The discount is allocated to the allowance for credit losses. Prior to 1995, a portion of the discount was being amortized into interest income. Beginning in 1995, the remaining unamortized contract acquisition discounts were used to absorb credit losses.

RESULTS OF OPERATIONS

     The following table sets forth certain financial data relating to the
Company:

                                                                                   SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,              JUNE 30,
                                               ------------------------------    --------------------
                                                1993       1994        1995        1995        1996
                                               -------    -------    --------    --------    --------
                                                               (DOLLARS IN THOUSANDS)
Average net finance receivables-owned(1)....   $22,005    $62,898    $171,737    $128,000    $319,948
Average net finance
  receivables-serviced(1)...................    22,005     62,898     171,737     128,000     384,497
Average indebtedness(2).....................    14,385     43,481     118,173      90,621     241,258
Income from finance contract portfolio......     6,755     16,023      39,548      14,966      36,445
Interest expense............................     1,378      4,034      10,754       4,367       9,671
                                               -------    -------    --------    --------    --------
Net interest income.........................   $ 5,377    $11,989    $ 28,794    $ 10,599    $ 26,774
                                               =======    =======    ========    ========    ========
Gross portfolio yield(3)....................      30.7%      25.5%       23.0%       23.4%       22.8%
Average cost of borrowed funds(2)...........       9.6        9.3         9.1         9.6         8.0
Net interest spread(4)......................      21.1       16.2        13.9        13.8        14.8
Net portfolio yield(3)......................      24.4       19.1        16.8        16.6        16.7
Total states served.........................        10         16          30          21          35

-------------------------
(1) Net finance receivables-owned represents those net finance receivables that have been retained by the Company. Net finance receivables-serviced represents net finance receivables-sold and net finance receivables-owned. Net finance receivables-owned and serviced represents the total contractual payments due under finance contracts less the related unearned finance charges on those contracts. Net finance receivables-owned and serviced have not been reduced by unamortized contract acquisition discounts, unearned ancillary income, unamortized contract acquisition costs and the allowance for credit losses. Average net finance receivables-owned and serviced are calculated based on month-end balances.
(2) Indebtedness includes borrowings outstanding under the Senior Revolving Credit Facility, notes payable-securitized pools and the 1995 Notes. The average indebtedness is based on daily balances. Average cost of borrowed funds represents interest expense, including the amortization of fees, as a percentage of average indebtedness.
(3) Gross portfolio yield represents income from the owned finance contract portfolio as a percentage of average finance receivables-owned. Net portfolio yield represents net interest income from the owned finance contract portfolio as a percentage of average finance receivables-owned.
(4) Net interest spread represents the gross portfolio yield less the average cost of borrowed funds.

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1995

Revenues

     The Company purchased 23,958 finance contracts having an aggregate initial principal amount of $265.3 million in the six months ended June 30, 1996, an increase of 142.5% and 168.1%, respectively, from the 9,879 finance contracts having an aggregate initial principal amount of $99.0 million purchased in the six months ended June 30, 1995.

     Interest and other income from the owned finance contract portfolio increased $21.5 million, or 143.5%, from $14.9 million in the six months ended June 30, 1995 to $36.4 million in the six months ended June 30, 1996. The growth in income from the owned finance contract portfolio resulted from an increase in the number of finance contracts purchased by Dealer Service Centers in operation at June 30, 1995 as well as the purchase of finance contracts by new Dealer Service Centers opened after June 30, 1995.

     Average net finance receivables-owned increased $191.9 million, or 150.0%, from $128.0 million in the six months ended June 30, 1995 to $319.9 million in the six months ended June 30, 1996. Income from the owned finance contract portfolio as a percentage of average net finance receivables-owned ("gross portfolio yield") decreased from 23.4% in the six months ended June 30, 1995 to 22.8% in the six months ended June 30, 1996. The decrease in the gross portfolio yield was primarily attributable to general competition in the marketplace and the purchase of a higher percentage of finance contracts covering later model automobiles, which generally have a lower interest rate.

     The Company may experience further reductions in its gross portfolio yield and decreases in interest income from finance contracts. However, increases in the Company's total revenues attributable to increases in the volume of finance contracts purchased, securitizations and sales of finance receivables and related servicing activities are expected to offset any decreases in interest income attributable to decreases in the Company's gross portfolio yield.

     For the six months ended June 30, 1996, the Company recognized $8.1 million in gains on sales of finance receivables, resulting from the sale of finance receivables to the First Merchants Grantor Trust 1996-1 (the "Trust 1996-1") and the First Merchants Grantor Trust 1996-2 (the "Trust 1996-2") (the Trust 1996-1 and the Trust 1996-2 are referred to herein as the "Trusts") in March 1996 and June 1996, respectively, and the issuance to investors of $55.8 million and $90.4 million, respectively, of automobile receivable-backed certificates of the Trusts. The gains represent the difference between the sales proceeds, net of transaction costs, and the Company's carrying value of the receivables sold, plus the present value of the excess servicing cash flows. Excess servicing cash flows are equal to estimated future collections and recoveries on the finance receivables sold to the Trusts, less required principal and interest payments to the investors, base servicing fees payable to the Company at an annual rate of 2.5% of finance receivables serviced and certain other fees.

     Because the Company may choose to structure future issuances of automobile receivable-backed securities in a manner which will result in the recognition of gains on the sale of receivables in some securitization transactions and the issuance of debt in others, the amount and timing of such future transactions could impact the Company's net earnings in any given financial reporting period. No gain on sale of finance receivables was recorded for the six months ended June 30, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Servicing fee income represents the Company's base servicing fee on the finance receivables sold to the Trusts and amortization of the excess servicing receivable. Servicing fee income totaled $868,000 for the six months ended June 30, 1996. No servicing fee income was recorded for the six months ended June 30, 1995.

Expenses

     Interest expense increased $5.3 million, or 121.5%, from $4.4 million in the six months ended June 30, 1995 to $9.7 million in the six months ended June 30, 1996. The increase in interest expense resulted primarily from an increase in borrowings under the Senior Revolving Credit Facility and the issuance of notes payable - securitized pools. Such increased borrowings were used to fund the growth of the Company's finance contract portfolio. Average indebtedness, including borrowings under the Senior Revolving Credit Facility, notes payable-securitized pools and the 1995 Notes, increased $150.7 million, or 166.2%, from $90.6 million in the six months ended June 30, 1995 to $241.3 million in the six months ended June 30, 1996. Interest expense, including the amortization of fees, as a percentage of average indebtedness ("average cost of borrowed funds") was 9.64% in the six months ended June 30, 1995 compared to 8.02% in the six months ended June 30, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The provision for credit losses increased $7.6 million from $0.1 million charged against earnings in the six months ended June 30, 1995 to $7.7 million charged against earnings in the six months ended June 30, 1996. For the six months ended June 30, 1995 and 1996, discounts as a percentage of the principal amount financed were 7.1% and 4.3%, respectively. Non-refundable discounts collected from dealers are supplemented by the provision for credit losses and are used to absorb future credit losses. The declining discounts combined with a 168.1% increase in the aggregate initial principal amount financed during the six months ended June 30, 1996 were factors in determining the increase in the provision for credit losses. The Company expects to continue recording provisions for credit losses in light of these declining discounts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Credit Loss Experience."

     Operating expenses increased $11.5 million, or 179.4%, from $6.4 million in the six months ended June 30, 1995 to $17.9 million in the six months ended June 30, 1996. Operating expenses in the six months ended June 30, 1996 include a $600,000 charge for costs associated with consolidating thirteen of the smaller Dealer Service Centers to improve operating efficiencies. Although operating expenses increased during the six months ended June 30, 1996, the Company's finance contract portfolio grew at a faster rate than the rate of increase in operating expenses. As a result, operating expenses as a percentage of average net finance receivables-serviced decreased from 10.0% in the six months ended June 30, 1995 to 9.3% in the six months ended June 30, 1996.

     Employee compensation and related costs, such as group insurance and payroll taxes, represented 62.7% and 60.3% of total operating expenses in the six months ended June 30, 1995 and 1996, respectively. Employee compensation expense increased $6.8 million, or 168.8%, from $4.0 million in the six months ended June 30, 1995 to $10.8 million in the six months ended June 30, 1996. Both employee compensation and total operating expenses increased due to expanding operations and growth in the serviced finance contract portfolio.

Income Taxes

     Income taxes were recorded at an effective rate of 38.0% and 39.0% in the six months ended June 30, 1995 and 1996, respectively.

Net Earnings

     Net earnings increased $3.7 million, or 145.2%, from $2.5 million in the six months ended June 30, 1995 to $6.2 million in the six months ended June 30, 1996. The increase in net earnings is directly attributable to the growth in the finance contract portfolio and related factors discussed above.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

Revenues

     The Company purchased 25,336 finance contracts having an aggregate initial principal amount of $257.9 million in 1995, an increase of 149.5% and 182.1%, respectively, from the 10,154 finance contracts having an aggregate initial principal amount of $91.4 million purchased in 1994.

     Interest and other income from the owned finance contract portfolio increased $23.5 million, or 146.8%, from $16.0 million in 1994 to $39.5 million in 1995. The growth in income from the owned finance contract portfolio resulted from an increase in the Company's finance contract portfolio due to an increase in the number of finance contracts purchased by regional Dealer Service Centers in operation at the beginning of 1995 as well as the purchase of finance contracts by new regional Dealer Service Centers opened during 1995.

The Company opened 13 regional Dealer Service Centers in 1995, increasing its Dealer Service Center network to 36 at December 31, 1995.

     Average net finance receivables-owned increased $108.8 million, or 173.0%, from $62.9 million in 1994 to $171.7 million in 1995. Gross portfolio yield decreased from 25.5% in 1994 to 23.0% in 1995. The decrease in gross portfolio yield was primarily attributable to a combination of a greater concentration of finance contracts in states with lending regulations that limited the maximum rate of interest which may be charged, the purchase of a higher percentage of finance contracts covering later model automobiles, which generally have a lower interest rate, and the elimination of discount amortization into interest income.

Expenses

     Interest expense increased $6.8 million, or 166.6%, from $4.0 million in 1994 to $10.8 million in 1995. The increase in interest expense resulted from an increase in borrowings under the Senior Revolving Credit Facility and the issuance of notes payable-securitized pool and the 1995 Notes. Such increased borrowings were used to fund the growth to the Company's finance contract portfolio. Average indebtedness increased $74.7 million, or 171.8%, from $43.5 million in 1994 to $118.2 million in 1995. Average cost of borrowed funds was 9.3% in 1994 compared to 9.1% in 1995.

     In 1995, the Company negotiated two interest rate reductions in conjunction with its Senior Revolving Credit Facility. In 1995, the interest rate charged on borrowings under the Senior Revolving Credit Facility averaged 8.24% compared to 8.00% in 1994. At December 31, 1995, the referenced prime rate was 8.50%; however, because of the LIBOR pricing option, the weighted average interest rate under the Senior Revolving Credit Facility was 7.39%. At December 31, 1994, the reference prime rate was 8.50% and the interest rate charged on the Senior Revolving Credit Facility was 8.73%.

     A provision for credit losses of $1.7 million was charged against earnings in 1995. No such provision was recorded in 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Credit Loss Experience."

     Operating expenses increased $8.8 million, or 117.5%, from $7.5 million in 1994 to $16.3 million in 1995. Although operating expenses increased during 1995, the Company's finance contract portfolio grew at a faster rate than the rate of increase in operating expenses. As a result, operating expenses as a percentage of average net finance receivables-serviced decreased from 11.9% in 1994 to 9.5% in 1995.

     Employee compensation and related costs, such as group insurance and payroll taxes, represented 66.0% and 63.0% of total operating expenses in 1994 and 1995, respectively. Employee compensation expenses increased $5.4 million, or 107.7%, from $4.9 million in 1994 to $10.3 million in 1995. Both employee compensation and other operating expenses increased due to expanding operations and growth in the serviced finance contract portfolio.

Income Taxes

     Income taxes were recorded at an effective rate of 38.0% for both 1994 and 1995.

Net Earnings, Extraordinary Item and Accretion of Common Stock Warrants

     Net earnings before extraordinary item increased $3.9 million, or 140.3%, from $2.8 million in 1994 to $6.7 million in 1995. The increase in net earnings before extraordinary item is directly attributable to the growth in the finance contract portfolio and related factors discussed above. In 1994, the Company recorded a one-time, non cash extraordinary charge of $1.2 million resulting from the early termination of its $6.5 million Subordinated Credit Facility. Net earnings increased $5.1 million from $1.6 million in 1994 to $6.7 million in 1995. The difference between net earnings and net earnings available to stockholders was attributable to warrant accretion during 1994.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

Revenues

     The Company purchased 10,154 finance contracts having an aggregate initial principal amount of $91.4 million in 1994, an increase of 92.9% and 169.7%, respectively, from the 5,263 finance contracts having an aggregate initial principal amount of $33.9 million purchased in 1993.

     Interest and other income from the owned finance contract portfolio increased $9.2 million, or 137.2%, from $6.8 million in 1993 to $16.0 million in 1994. The growth in income from the owned finance contract portfolio resulted from an increase in the Company's finance contract portfolio due to an increase in the number of finance contracts purchased by regional Dealer Service Centers in operation at the beginning of 1994 as well as the purchase of finance contracts by new regional Dealer Service Centers opened during 1994. The Company opened eight regional Dealer Service Centers in 1994, increasing its Dealer Service Center network to 23 at December 31, 1994.

     Average net finance receivables-owned increased $40.9 million, or 185.8%, from $22.0 million in 1993 to $62.9 million in 1994. Gross portfolio yield decreased from 30.7% in 1993 to 25.5% in 1994. The decrease in the gross portfolio yield was primarily attributable to a combination of a greater concentration of finance contracts in states with lending regulations that limit the maximum rate of interest which may be charged and the purchase of a higher percentage of finance charges covering later model automobiles, which generally have a lower interest rate.

Expenses

     Interest expense increased $2.6 million from $1.4 million in 1993 to $4.0 million in 1994. The increase in interest expense resulted primarily from an increase in borrowings under the Senior Revolving Credit Facility and the Subordinated Credit Facility. Such increased borrowings were used to fund the growth of the Company's finance contract portfolio. Average indebtedness increased $29.1 million from $14.4 million in 1993 to $43.5 million in 1994. Average cost of borrowed funds was 9.6% in 1993 compared to 9.3% in 1994.

     The interest rate charged on borrowings under the Senior Revolving Credit Facility for 1993 and 1994 averaged 7.35% and 8.00%, respectively. At December 31, 1994, the weighted average interest rate charged under the Senior Revolving Credit Facility was 8.73%.

     Operating expenses increased $4.1 million, or 121.7%, from $3.4 million in 1993 to $7.5 million in 1994. Although operating expenses increased during 1994, the Company's finance contract portfolio grew at a faster rate than the rate of increase in operating expenses. As a result, operating expenses as a percentage of average net finance receivables-serviced decreased from 15.4% in 1993 to 11.9% in 1994.

     Employee compensation and related costs, such as a group insurance and payroll taxes, represented 67.1% and 66.0% of total operating expenses in 1993 and 1994, respectively. Employee compensation expenses increased $2.6 million, or 117.9%, from $2.3 million in 1993 to $4.9 million in 1994. Both employee compensation and total operating expenses increased due to expanding operations and growth in the serviced finance contract portfolio.

Non-Recurring Charges

     In 1993, the Company reported non-recurring charges of $434,000. These charges included $366,000 in fees and expenses incurred in terminating a finance advisory agreement and $68,000 of costs, including unamortized software license fees, associated with terminating a data processing contract.

Income Taxes

     Income taxes were recorded at an effective rate of 40% and 38.0% in 1993 and 1994, respectively.

Net Earnings and Accretion of Common Stock Warrants

     Net earnings increased $0.7 million, or 72.7%, from $0.9 million in 1993 to $1.6 million in 1994. The increase in net earnings is directly attributable to the growth in the finance contract portfolio and related factors discussed above. Net earnings available to stockholders increased $0.6 million, or 62.4%, from $0.9 million in 1993 to $1.5 million in 1994. The difference between net earnings and net earnings available to stockholders is attributable to warrant accretion.

CREDIT LOSS EXPERIENCE

     The Company maintains an allowance for credit losses at a level that management believes adequate to absorb potential losses in the owned finance contract portfolio. Management evaluates the adequacy of the allowance for credit losses by reviewing credit loss experience, delinquencies, the value of the underlying collateral, the level of the finance contract portfolio and general economic conditions and trends. An account is charged-off at the earliest of the time the account's collateral is repossessed, the account is 91 or more days past due or the account is otherwise deemed to be uncollectible.

     The allowance for credit losses is initially established through an allocation of contract acquisition discounts based upon management's estimate of credit losses. A provision for credit losses is charged against earnings in addition to the contract acquisition discounts allocated to the allowance for credit losses.

     The following table summarizes data relating to the Company's charge-off experience and allowance for credit losses. The charge-off experience includes estimated losses to be incurred upon the sale of repossessed collateral.

                                                                                   SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,              JUNE 30,
                                               ------------------------------    --------------------
                                                1993       1994        1995        1995        1996
                                               -------    -------    --------    --------    --------
                                                               (DOLLARS IN THOUSANDS)
Average net finance receivables --
  serviced...................................  $22,005    $62,898    $171,737    $128,000    $384,497
Net charge-offs -- serviced..................    1,016      2,820       8,969       3,051      11,204
Net charge-offs as a percentage of average
  net finance receivables -- serviced
  (annualized)...............................      4.6%       4.5%        5.2%        4.8%        5.8%
End of Period:
Net finance receivables -- owned.............  $33,563    $94,090    $251,908    $166,059    $313,606
Allowance for credit losses -- owned.........    1,553      4,489      14,301       9,795      18,829
Allowance for credit losses as a percentage
  of net finance receivables -- owned........      4.6%       4.8%        5.7%        5.9%        6.0%

     Net finance receivables held-for-sale totaled $32.3 million and $26.2 million, net of contract acquisition discounts of $0.4 million and $0.6 million at December 31, 1995 and June 30, 1996, respectively. Net finance receivables held-for-sale are not included above as they are recorded at the lower of aggregate cost or market value. There were no net finance receivables held-for-sale at December 31, 1993, December 31, 1994 or June 30, 1995.

     At June 30, 1996, the excess servicing receivable is reported net of $14.1 million allowance for estimated credit losses on finance receivables sold to the Trusts. There was no excess servicing receivable at December 31, 1993, December 31, 1994, June 30, 1995 or December 31, 1995.

DELINQUENCY EXPERIENCE

     A payment is considered past due if the borrower fails to make any full payment on or before the due date as specified by the terms of the finance contract. The Company typically contacts borrowers whose payments are not received by the due date within two days after such due date. The following table summarizes the Company's delinquency experience for accounts with payments 31 or more days past due on both a number and dollar basis for its finance contract portfolio as of the following dates. The delinquency experience data exclude contracts where the collateral has been repossessed.

                                                       AS OF DECEMBER 31,
                                          ---------------------------------------------
                                                                                              AS OF JUNE 30,
                                                  1994                    1995                     1996
                                          --------------------    ---------------------    ---------------------
                                                     NUMBER OF                NUMBER OF                NUMBER OF
                                          DOLLARS    CONTRACTS    DOLLARS     CONTRACTS    DOLLARS     CONTRACTS
                                          -------    ---------    --------    ---------    --------    ---------
                                                                  (DOLLARS IN THOUSANDS)
Net finance receivables --
  serviced(1)..........................   $94,090      12,670     $284,173      31,082     $479,243      49,287
Past due accounts:
  31-60 days(2)........................       446          85        5,163         595       11,171       1,253
  61 days or more(3)...................       177          29        2,021         251        4,323         494
                                          -------      ------     --------      ------     --------      ------
Total..................................   $   623         114     $  7,184         846     $ 15,494       1,747
                                          =======      ======     ========      ======     ========      ======
Accounts with payments 31 or more days
  past due as a percentage of net
  finance receivables and number of
  contracts -- serviced(4).............       0.7%        0.9%         2.5%        2.7%         3.2%        3.5%
                                          =======      ======     ========      ======     ========      ======

-------------------------
(1) Includes net finance receivables owned, sold or held-for-sale.
(2) Customers in this category have missed two consecutive monthly payments.
(3) Customers in this category have missed three or more consecutive monthly payments.
(4) Customers in this category have missed two or more consecutive monthly payments.

REPOSSESSED COLLATERAL

     The Company commences repossession procedures against the underlying collateral when it determines that collection efforts are likely to be unsuccessful. Repossession generally occurs before a borrower has missed more than two consecutive monthly payments. In such cases, the net amount due under the finance contract is reduced to the estimated fair value of the collateral, less the cost of disposition, and this reduction is reported as a credit loss. Repossessed collateral included 69, 150, 505 and 786 automobiles at December 31, 1993, 1994 and 1995, respectively, and at June 30, 1996.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company has funded its operations, regional Dealer Service Center openings and finance contract portfolio growth through the following: funds provided from principal payments received under finance contracts, borrowings under the Senior Revolving Credit Facility, proceeds from the issuance of subordinated debt and securitization of finance receivables and from the sale of shares of common stock, par value $.01 per share ("Common Stock"), and cash flows from operating activities.

     Net cash flows provided by operating activities were $6.7 million and $10.6 million in the six months ended June 30, 1995 and 1996, respectively, and $1.0 million, $3.8 million and $12.5 million in the years ended December 31, 1993, 1994 and 1995, respectively. The increased cash flows from operating activities primarily resulted from annual increases in net earnings before extraordinary item.

     Net cash used in investing activities was $66.7 million and $77.4 million in the six months ended June 30, 1995 and 1996, respectively, and $20.1 million, $56.8 million and $189.6 million in the years ended December 31, 1993, 1994 and 1995, respectively. The increase in cash flows used in investing activities during such periods was primarily attributable to the finance contract portfolio growth.

     Net cash flows provided by financing activities are primarily used to support finance contract portfolio growth. Financing activities for the six months ended June 30, 1995 and 1996 and for the years ended December 31, 1993, 1994 and 1995 were as follows:

                                                                                   SIX MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,             JUNE 30,
                                                ------------------------------    -------------------
                                                 1993       1994        1995       1995        1996
                                                -------    -------    --------    -------    --------
                                                               (DOLLARS IN THOUSANDS)
Proceeds from issuance of common stock,
  net........................................   $ 1,440    $14,910    $ 51,588    $    --    $     --
Proceeds from issuance of notes
  payable-securitized pools, net.............        --         --      74,486         --     124,989
Repayment of notes payable-securitized
  pools......................................        --         --      (4,748)        --     (23,331)
Proceeds from issuance of subordinated debt,
  net........................................     2,599      4,500      13,530     13,530          --
Repayment of subordinated debt...............    (1,000)    (6,500)         --         --          --
Net (decrease) increase in borrowings under
  senior revolving credit facility...........    14,785     39,750      42,025     46,375     (34,175)
Other, net...................................        19        183         170        (26)        (24)
                                                -------    -------    --------    -------     -------
Total........................................   $17,843    $52,843    $177,051    $59,879    $ 67,459
                                                =======    =======    ========    =======     =======

     The Company maintains a $205.0 million Senior Revolving Credit Facility with a group of nine banks. The Senior Revolving Credit Facility expires June 30, 1997 and borrowings are secured by a substantial portion of the Company's assets. The Company has the option to borrow at either (i) the reference prime rate or (ii) LIBOR plus 1.60% per annum for maturities of one, two, three or six months. On May 1, 1996, the Company amended the loan agreement relating to the Senior Revolving Credit Facility to provide for an additional temporary credit facility (the "Temporary Credit Facility") in the amount of $25.0 million which expires on November 1, 1996 and bears interest at the reference prime rate. The Company is also a party to an interest rate protection agreement aggregating a notional amount of $15.0 million, which limits the Company's exposure to increases in borrowing costs.

     In June 1996, the Company completed a $90.4 million asset securitization through the sale of 6.85% automobile receivable-backed Class A Certificates. The Company recorded a $5.1 million gain on sale of net finance receivables in the three months ended June 30, 1996. The certificates were issued by Trust 1996-2, a trust formed specifically for purposes of the securitization transaction. Principal and interest on the certificates are payable monthly commencing July 15, 1996 from collections and recoveries on the pool of finance receivables. FSA issued a financial guaranty insurance policy for the benefit of the holders of the certificates. Net proceeds from the sale and securitization of finance receivables were used to repay indebtedness under the Senior Revolving Credit Facility.

     In May 1996, the Company completed a $125.9 million debt financing consisting of automobile receivable-backed notes. Of these notes, $85.0 million have a floating interest rate of 0.17% over one-month LIBOR and the remaining $40.9 million have a fixed rate of 6.70%. In an effort to reduce the Company's exposure to potential increases in interest rates, the Company entered into an interest rate swap agreement on May 21, 1996 with an initial notional amount of $85.0 million, whereby the Company pays a fixed rate of 5.98% and receives a variable rate of one-month LIBOR. The notional amount declines, as specified in the swap agreement, at each month-end during the term of the agreement, which expires in May 1998. At June 30, 1996, the notional amount was $76.7 million and one-month LIBOR was 5.50%. The notes were issued by First Merchants Auto Trust 1996-A, a trust formed specifically for purposes of the securitization transaction. Principal and interest on the notes are payable monthly commencing June 17, 1996 from collections and recoveries on the pool of finance receivables. FSA issued a financial guaranty policy for the benefit of the noteholders. The proceeds that the Company received from the securitization of finance receivables were used to repay indebtedness under the Senior Revolving Credit Facility and the Temporary Credit Facility.

     In March 1996, the Company completed a $55.8 million asset securitization through the sale of 5.90% automobile receivable-backed Class A Certificates. The Company recorded a $3.0 million gain on sale of net finance receivables in the three months ended March 31, 1996. The certificates were issued by Trust 1996-1, a trust formed specifically for purposes of the securitization transaction. Principal and interest on the certificates are payable monthly commencing March 20, 1996 from collections and recoveries on the pool of finance receivables. FSA issued a financial guaranty insurance policy for the benefit of the holders of the certificates. Net proceeds from the sale and securitization of finance receivables were used to repay indebtedness under the Senior Revolving Credit Facility.

     In November 1995, the Company completed a $75.0 million debt financing consisting of 6.20% automobile receivable-backed notes, Series 1995-A. The notes were issued by First Merchants Auto Receivable Corporation, a wholly-owned special purpose subsidiary of the Company. Principal and interest on the notes are payable monthly commencing December 15, 1995 from collections and recoveries on the pool of finance receivables. FSA issued a financial guaranty policy for the benefit of the noteholders. The proceeds that the Company received from the securitization of finance receivables were used to repay indebtedness under the Senior Revolving Credit Facility.

     In October 1995, the Company completed a public offering of 2,250,000 shares of Common Stock at a price of $24.50 per share. The proceeds, which approximated $51.6 million after deducting the underwriting discount and offering expenses, were used to fund future purchases of finance contracts and, prior to such use, the proceeds were used to reduce borrowings under the Senior Revolving Credit Facility.

     In February 1995, the Company received approximately $13.5 million for the issuance of the 1995 Notes after deducting the underwriting discount and offering expenses. The proceeds were used to repay indebtedness under the Senior Revolving Credit Facility. Interest on the 1995 Notes is payable quarterly, on March 15, June 15, September 15 and December 15 of each year commencing March 15, 1995, at an interest rate of 11% per annum until March 15, 2000. The interest rate will reset, at the Company's option, on March 15, 2000 to a rate and for a term of one, two, three, or five years determined by the Company and will reset thereafter, at the Company's option, upon the date of expiration of each such new interest rate period prior to maturity on March 15, 2005. Any such subsequent interest rate shall not be less than 105% of the effective interest rate on Comparable Maturity U.S. Treasury Obligations (as defined in the 1995 Indenture). Holders of the 1995 Notes have the option to redeem all or any portion of the 1995 Notes on March 15, 2000 or any subsequent interest reset date.

     During the second half of 1994, the Company completed an initial public offering of 1,530,000 shares of Common Stock at a price of $11.00 per share. The proceeds, which approximated $14.9 million after deducting the underwriting discount and offering expenses, were used to repay and terminate the Subordinated Credit Facility and to repay indebtedness under the Senior Revolving Credit Facility.

     The Senior Revolving Credit Facility, the 1995 Indenture and the indentures relating to the Company's securitizations contain several financial and other covenants, including interest coverage requirements, leverage tests, delinquency and credit loss tests, a dividend restriction and minimum net worth requirements. The Company believes these covenants will not materially limit its business or expansion strategy. The Company was in compliance with all such covenants at June 30, 1996.

     The Company intends to continue increasing its finance contract portfolio. In order to meet its funding needs for the remainder of 1996 and 1997, the Company will require additional capital resources to supplement its expected cash flows from operations, the principal payments on finance contracts, the proceeds from the Offering and the anticipated borrowings under its Senior Revolving Credit Facility. The Company is expecting to complete additional securitizations of finance receivables in 1996 and 1997 and is exploring other sources of liquidity in order to satisfy its needs for additional capital resources.

IMPACT OF INFLATION AND CHANGING PRICES

     Although the Company does not believe that inflation directly has a material adverse affect on its financial condition or results of operations, increases in the inflation rate generally are associated with increased interest rates. Because the Company borrows a portion of its funds on a floating rate basis and purchases finance contracts bearing a fixed rate of interest, increased costs of borrowed funds could have a material adverse impact on the Company's profitability. In addition, rising interest rates could decrease gains realized on the sale of the Company's finance contract receivables and thereby adversely affect the Company's profitability. Inflation also can affect the Company's operating expenses.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), effective for the Company in 1996, provides an alternative method for accounting for stock-based compensation and requires certain disclosures regarding the fair value of stock-based compensation. The Company does not expect to adopt the alternative method of accounting for stock-based compensation and, accordingly, the adoption of SFAS 123 will not have any effect on the Company's financial position or results of operations. The Company expects to expand its disclosure of stock-based compensation plans to include pro forma fair value information in its 1996 Annual Report to Stockholders.

     Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"), effective for the Company in 1997, provides new methods of accounting and reporting for transfers and servicing of financial assets and extinguishments of liabilities. The Company will apply SFAS 125 to securitization transactions occurring on or after January 1, 1997. The effect of adopting SFAS 125 is not expected to have a material effect on the Company's financial position or results of operations.

                                    BUSINESS

GENERAL

     The Company is a specialty finance company primarily engaged in financing the purchase of used automobiles by acquiring dealer-originated finance contracts. Since the Company's incorporation in March 1991, it has targeted its marketing efforts to dealers which sell automobiles to consumers who have limited access to traditional sources of credit. The Company serves two customers, the dealer and, indirectly, the dealer's customer, the non-prime borrower. As of September 30, 1996, the Company serviced approximately 3,000 dealers in 37 states. The Company's total finance contract portfolio, which includes receivables owned and sold with servicing retained, increased from approximately $94.1 million at December 31, 1994 and $284.2 million at December 31, 1995 to approximately $479.2 million at June 30, 1996, while maintaining net charge-offs as a percentage of average net finance receivables of under 6.0% for such periods. The Company generated net earnings before extraordinary item in 1993, 1994, and 1995 of approximately $0.9 million, $2.8 million and $6.7 million, respectively. For the six months ended June 30, 1995 and June 30, 1996, the Company generated net earnings of approximately $2.5 million and $6.2 million, respectively.

     The automobile dealer business is highly fragmented and includes businesses selling principally new automobiles, but also operating a used automobile business, that are franchised by an automobile manufacturer ("franchised dealers") and businesses selling exclusively used automobiles that are not affiliated with an automobile manufacturer ("independent dealers"). During the six months ended June 30, 1996, approximately 80% (by aggregate principal balance) of the finance contracts purchased by the Company were originated by franchised dealers and the remainder were originated by quality independent dealers.

     The finance contracts purchased by the Company are primarily with non-prime borrowers who are generally relatively higher credit risks due to various factors, including their impaired credit history or the absence or limited extent of their credit history. Typical non-prime borrowers include young borrowers (18 to 25 years old) who are trying to establish an initial credit rating, previously bankrupt borrowers who are re-establishing their credit rating, slow payers of credit cards and department store accounts and borrowers who desire payment terms slightly longer than the maximum term permitted by traditional sources of automobile financing, such as commercial banks, savings and loan associations, credit unions, finance companies affiliated with automobile manufacturers and other consumer lenders.

THE INDUSTRY

     Automobile financing is one of the two largest categories, by dollar amount, of consumer installment debt in the United States. Most traditional sources of automobile financing generally provide automobile financing for the most creditworthy, or so-called "prime" borrowers. The Company believes that the strong credit performance and large size of the market have led to intense price competition in the financing market for prime borrowers, and, in turn, low profit margins, effectively limiting this market to only the largest participants. In addition, special low-rate financing programs offered by automobile manufacturers' captive finance companies to promote the sale of specific automobiles have added to the competition within the prime borrower market.

     Although prime borrowers represent the largest segment of the automobile financing market, there are many potential purchasers of automobiles who do not qualify as prime borrowers. Purchasers considered by the Company to be non-prime borrowers are generally unable to obtain credit from traditional sources of automobile financing. The Company believes that, because these potential purchasers represent a substantial market, there is a demand by automobile dealers with respect to financing for non-prime borrowers that has not been effectively served by traditional automobile financing sources.

     At December 31, 1995, there were approximately 22,750 franchised dealers and approximately 63,750 independent dealers in the United States. According to the Federal Reserve Board, as of March 31, 1996, there was approximately $359.0 billion in automobile related installment credit outstanding. The Company is unaware of any authoritative estimates of the "non-prime" portion of this market, although various sources have estimated that the potential loan base in this portion of the market is between $50 billion and $70 billion.

The Company believes that demographic and economic trends favor increased growth in the non-prime segment of the automobile finance industry. The average American family must spend a significantly higher percentage of its income to purchase an automobile than it did several years ago. According to industry data, the average price of a new automobile in 1994 represented approximately 59.3% of the U.S. median family income for that year, an increase from approximately 51.5% in 1986. This increase, combined with increases in the average useful life of automobiles and the number of late-model used automobiles available for sale (including rental cars and cars that were formerly leased), have led industry analysts to believe that the market for retail sales of used automobiles will continue to grow.

     The Company believes that the largest competitor in the non-prime automobile financing market has a finance contract portfolio that represents less than 3% of such market and that no other competitor in such market has a portfolio representing more than 2% of such market. The Company estimates that its finance contract portfolio represents less than 1% of the non-prime automobile financing market.

STRATEGY

     The Company's growth strategy is to utilize its national sales force, together with its Dealer Service Center managers, to increase the volume of contracts purchased per automobile dealer relationship, increase its presence and geographic scope within existing markets and penetrate new markets. The Company has established relationships with certain national used car superstores, such as CarMax(R), and certain large, regional franchised dealers and intends to develop relationships with additional national used car superstores and additional large, regional franchised dealers. The Company is also in the process of developing referral programs with financial institutions, which enable the Company to finance non-prime borrowers whose credit applications have been turned down by such financial institutions. In addition, the Company is considering bulk purchases of non-automobile consumer receivables and various other strategic business alternatives, including diversification into other areas of consumer financial services. However, the Company anticipates that its primary business strategy will continue to be to focus its resources on purchasing finance contracts from dealers that sell automobiles to non-prime borrowers. The key elements of the Company's business strategy are as follows:

     Efficient Operational Structure. The Company's operational structure is designed to maximize dealer service and finance contract originations, while maintaining consistent portfolio performance and controlling operating expenses. The Company's sales, credit and collection functions are organized as follows:
(i) a national sales force, which is dedicated to developing new dealer relationships and expanding the geographic scope of Dealer Service Centers; (ii) regional Dealer Service Centers, which coordinate with the sales force to build and nurture dealer relationships, process and underwrite credit applications and disburse funds to dealers; (iii) Account Service Centers, which perform all account servicing functions, such as finance contract verification, payment processing, delinquency follow-ups and cost-effective recoveries of charged-off account balances; and (iv) the Asset Disposition Group, which arranges the disposition of repossessed collateral.

     Experienced Management Personnel. The Company has recruited experienced management personnel at the executive, supervisory, and managerial levels. The Company believes that the retention of such experienced management personnel is important in maintaining credit quality, supervising its operations and maintaining flexible strategies for growth in a changing business environment. The Company's executive officers, senior managerial personnel and Dealer Service Center and Account Service Center managers have an average of over 15 years of experience in the consumer or automobile finance industries. In addition to recruiting experienced management personnel, the Company places an emphasis on retaining such personnel through competitive compensation, equity incentives and professional development programs, such as sales training and counseling and credit underwriting certification programs.

     Sophisticated Risk Management Techniques. To mitigate the higher risks often associated with non-prime borrowers, the Company has developed sophisticated risk management techniques for evaluating credit applications based in part upon the Company's ongoing analysis and review of existing portfolio characteristics. The Company utilizes a credit scoring system developed by a leading credit evaluation company as an objective guideline for evaluating a non-prime borrower's creditworthiness. The Company employs a tiered pricing system that provides guidance for the determination of the APR, discount and other terms of a finance contract commensurate with the credit characteristics of such contract. The Company has also established uniform guidelines and procedures for evaluating credit applications relating to such matters as the borrower's stability of residence, employment history, credit history, capacity to pay, income, discretionary income, debt ratio and credit bureau score, as well as the value of the collateral. In addition, the Company has assigned each Dealer Service Center manager a maximum credit authority per finance contract based on various factors, including such manager's experience level. Within the guidelines and procedures established by the Company, each Dealer Service Center manager is authorized to approve or reject credit applications within such manager's maximum credit authority and to supplement objective credit criteria with subjective judgment in making credit decisions. If the proposed financing amount exceeds the Dealer Service Center manager's maximum credit authority or does not meet the Company's guidelines, the Dealer Service Center manager must obtain the approval of the Assistant Vice President
- Operations Risk Management.

     Proactive Collection Management. The Company pursues a policy of proactive collection management through its Account Service Centers with respect to both current and delinquent accounts, including activities related to monthly billing and collections, borrower inquiries and repossessions. Shortly after the Company purchases a finance contract, personnel at an Account Service Center typically contact the borrower by telephone to verify the terms of the sale. The Company also sends the borrower a letter which describes the procedures and schedule for repaying the finance contract and explains the Company's delinquency and repossession policies. The Company utilizes predictive dialing technology to complement its calling efforts and enhance the productivity of its collection personnel. Any finance contract for which a payment is one day overdue is treated as a past due account for collection purposes, and the Company typically contacts a borrower within two days after such borrower's account becomes past due. The Company generally commences repossession procedures before an account is more than two payments past due. Management believes that proactive collection management is critical in maintaining a low level of delinquencies and charge-offs.

     Monitoring and Supervising the Operational Structure. The Company maintains the following three departments reporting directly to senior management that perform independent control functions to monitor and review the operations of the Company: (i) Risk Management, which performs ongoing analyses of new finance contracts purchased by the Company to ensure that such finance contracts meet the Company's credit guidelines and were purchased in compliance with the Company's operational procedures, analyzes trends in the finance contract portfolio and performs back-end reviews of the finance contract portfolio's performance; (ii) Internal Audit, which performs on-site audits of each Dealer Service Center and Account Service Center at least annually to ensure compliance with the Company's guidelines and procedures and maintenance of the Company's credit quality standards; and (iii) Managing Directors of Dealer Services, who typically visit and review the operations of each Dealer Service Center throughout the year in order to evaluate compliance with the Company's policies and procedures, measure the effectiveness of business development efforts, and review general portfolio credit and performance quality and office profitability. Each control function actively utilizes the Company's management information system that provides real time, on-line reports on a daily basis which contain operational information from each of the Company's Dealer Service Centers, Account Service Centers and the Asset Disposition Group. In addition, management conducts daily reviews of the volume of finance contracts purchased, aging of accounts, repossession activities and other operating data. See "Business -- Management Information Systems."

     Providing Superior Service to Quality Dealers. By providing prompt, flexible service and a reliable source of financing for non-prime borrowers, the Company helps to expand the dealers' customer base, thereby increasing the efficiency and effectiveness of their used car sales operations. The Company believes that its guidelines and procedures allow it to respond quickly to dealers. The Company typically responds to credit applications on the date received, in many cases within 2 to 3 hours, and generally pays the dealer for finance contracts purchased within 24 hours after the Company has received required documentation from the dealer. Management believes that because of its prompt and reliable response to dealers, many dealers conduct business with the Company. As of August 31, 1996, the Company operated a nationwide network of 33 Dealer Service Centers servicing dealers in 37 states. In the first half of 1996, the Company consolidated 13 smaller Dealer Service Centers to improve operating efficiencies in accordance with its nationwide hub and spoke strategy, and the Company intends to continuously review the operating efficiencies of its remaining Dealer Service Center network. The Company has strengthened its national sales force to support the efforts of its Dealer Service Centers in providing consistent, reliable service to dealers. The Company has further focused its operations by centralizing collections into two Account Service Centers, thus allowing Dealer Service Centers to concentrate on developing and nurturing dealer relationships and maintaining credit quality with respect to new purchases of finance contracts.

OFFICES

     As of September 30, 1996, the Company operated 33 Dealer Service Centers, two Account Service Centers and the Asset Disposition Group. The Company establishes Dealer Service Centers in locations that allow Company personnel to provide personal service to dealers, while covering a wide geographical area. By utilizing a hub and spoke strategy, the Company's Dealer Service Center managers and sales professionals are able to meet individually with local dealers to negotiate dealer agreements, quickly resolve problems as they develop and respond to the competitive conditions of a particular market. Management believes that this structure significantly enhances the Company's operations and competitive advantage. See "Business -- Contract Acquisition Process-Dealer Relations." Dealer Service Center managers are evaluated and compensated based upon objective financial and operational criteria relating to the performance of their respective Dealer Service Centers.

     The Company considers each Dealer Service Center as its own profit center, having primary responsibility for business development and contract acquisition. Each Dealer Service Center functions independently of the other centers and is operated by a full-time Dealer Service Center manager who reports to a Managing Director of Dealer Services. The Account Service Centers are primarily responsible for collections, including recoveries of charged-off account balances, and payment processing. Each Account Service Center is operated by an Account Service Center manager who reports to a Managing Director of Account Services. The Asset Disposition Group arranges for dispositions of repossessed collateral and is supervised by a Managing Director of Asset Disposition. The Company's four Managing Directors of Dealer Services are responsible for reviewing compliance with the Company's guidelines and procedures and conducting periodic on-site reviews of the Dealer Service Centers. In addition, Managing Directors of Dealer Services provide day-to-day guidance to Dealer Service Center managers in making credit decisions. The Managing Directors of Dealer Services report directly to the Vice President - Automotive Financial Services. The Managing Directors of Account Services and the Managing Director of Asset Disposition report to the Vice President - Account Services.

CONTRACT PROFILE

     During 1993, 1994 and 1995, the Company purchased 5,263, 10,154 and 25,336 finance contracts, respectively, with aggregate initial principal balances of approximately $33.9 million, $91.4 million and $257.9 million, respectively. For the six months ended June 30, 1995 and June 30, 1996, the Company purchased 9,879 and 23,958 finance contracts, respectively, with aggregate initial principal balances of approximately $99.0 million and $265.3 million, respectively. Finance contracts purchased during the six months ended June 30, 1996 had an average initial principal balance of $11,075, a weighted average APR of 20.3%, a weighted average purchase discount of 4.3% and a weighted average initial contract term of 54 months. Based on the Company's historical experience, its finance contracts have an average life of approximately 34 months. The Company's interest and other portfolio income as a percentage of average net finance receivables-owned was 22.8% in the six months ended June 30, 1996 which, based on an average cost of borrowed funds of 8.0%, represents a net interest spread of 14.8%. During the six months ended June 30, 1996, the Company's owned finance contract portfolio generated a net portfolio yield of 16.7%. During such period, accounts with payments 31 days or more past due averaged less than 4.0% of the Company's total finance contract portfolio.

CONTRACT ACQUISITION PROCESS

     The following is a summary of the process that the Company typically follows in connection with its acquisition of an automobile finance contract.

     Dealer Relations. Using a hub and spoke strategy, the Company solicits business from automobile dealers through the business development efforts of its sales force and Dealer Service Centers. The Company evaluates each dealer with which it establishes a financing relationship to endeavor to ensure that the

Company purchases finance contracts from only reputable automobile dealers carrying an inventory of high quality used automobiles. The Company assesses the length of service and reputation of prospective dealers through the local Better Business Bureau and state regulatory authorities. The Company inspects each dealer's physical premises and automobile inventory to determine whether such dealer appears to be operating its business satisfactorily and maintaining consistently high quality inventory. The Company's management information systems track the monthly performance of borrowers' accounts by dealer, allowing the Company to review and evaluate the quality of finance contracts purchased from each dealer.

     Each dealer with which the Company establishes a financing relationship enters into a non-exclusive written dealer agreement (a "Dealer Agreement") with the Company governing the Company's finance contract purchases from the dealer. A Dealer Agreement generally provides that the dealer shall indemnify the Company against any damages or liabilities, including reasonable attorneys' fees, arising out of (i) any breach of a representation or warranty of the dealer set forth in the Dealer Agreement or (ii) any claim or defense that a borrower may have against a dealer relating to a finance contract. Representations and warranties in a Dealer Agreement generally relate to such matters as whether (i) the financed automobile is free of all liens, claims and encumbrances except the Company's lien, (ii) the down payment specified in the finance contract has been paid in full in cash and/or trade in and no part of the down payment was loaned to the borrower by the dealer and (iii) the dealer has complied with applicable law. If the dealer violates the terms of the Dealer Agreement with respect to any finance contract, the dealer must repurchase such contract on demand for the unpaid balance and all other indebtedness due to the Company from the borrower.

     Credit Evaluation Procedures. If a non-prime borrower elects to finance the purchase of an automobile through a dealer, the dealer will submit the borrower's credit application to the Company for review of the borrower's creditworthiness and proposed transaction terms. Dealer Service Center personnel conduct such review in accordance with the Company's guidelines and procedures, which take into account, among other things, the individual's stability of residence, employment history, credit history, ability to pay, income, discretionary income and credit bureau score, as well as the value of the collateral. In addition, Dealer Service Center personnel evaluate a credit bureau report in order to determine if (i) the individual's credit quality is deteriorating, (ii) the individual's credit history suggests a high probability of default or (iii) the individual's credit experience is too limited for the Company to assess the probability of performance. The Company also utilizes a credit scoring system developed by a leading credit evaluation company that is used as an additional objective guideline for evaluating a non-prime borrower's creditworthiness and employs a tiered pricing system that provides guidance for the determination of the APR, discount and other terms of a finance contract commensurate with the credit characteristics of such contract. Dealer Service Center personnel may also require verification of certain applicant or dealer provided information prior to making the credit decision. Such verification typically requires submission of supporting documentation, such as a paycheck stub or other substantiation of income, and is performed solely by the Company's personnel. The Company has assigned each Dealer Service Center manager a maximum credit authority per finance contract based on various factors, including such manager's experience level. Within the guidelines and procedures established by the Company, the Dealer Service Center manager is authorized to approve or reject credit applications within such manager's maximum credit authority and to supplement objective credit criteria with subjective judgment in making credit decisions. If the proposed financing exceeds the Dealer Service Center manager's maximum credit authority or does not meet the Company's guidelines, the Dealer Service Center manager must obtain the approval of the Assistant Vice President
- Operations Risk Management.

     After reviewing the credit application and the terms of the sale, the Dealer Service Center notifies the dealer whether or not the Company would be willing to purchase the finance contract upon sale of the automobile to the applicant. The Company typically responds to submitted dealer applications on the date received, in many cases within 2 to 3 hours. The Company is selective in its approval process. The Company historically has approved approximately 25% of all submitted credit applications, and approximately 52% of those approved finance contracts have been purchased by the Company. The difference between the number of applications approved and the number of finance contracts entered into is due primarily to industry practice whereby the dealer typically submits the credit application to more than one finance company and then selects the finance company that is willing to provide the most favorable terms. In cases where the Company is unwilling to purchase a finance contract from a dealer under the proposed terms but believes the applicant has the capacity to meet other repayment obligations, Dealer Service Center personnel will work with the dealer to restructure the terms of the financing or suggest the sale of an alternative automobile with a price more suited to the applicant's financial means.

     Approval Process. When the Company approves the purchase of a finance contract, the Dealer Service Center notifies the dealer by facsimile or telephone. Such notice specifies all pertinent information relating to the terms of the approval, including the interest rate, the term, information about the automobile to be sold, the amount of discount that the Company will take from the principal amount of the finance contract and other consideration, if any, paid by the Company to the dealer. Generally, a borrower is required to make a down payment of at least 10% of the purchase price. The Company's guidelines and procedures require that the advance to the dealers on the underlying collateral cannot exceed 110% of the wholesale value of such collateral, excluding the cost of ancillary products sold by the dealer to the borrower, such as warranties or insurance, which may be financed by the Company. Generally, advances to dealers have not exceeded 100% of the collateral's wholesale value, excluding the cost of ancillary products financed by the Company.

     Contract Purchase. Upon final confirmation of the terms by the borrower, the dealer completes the sale of the automobile to the borrower. After the dealer delivers all required documentation to the Company, the Company remits funds to the dealer, generally within 24 hours. Upon purchase of the finance contract, the Company acquires a perfected security interest in the financed automobile. Each finance contract requires that the automobile be properly insured and that the Company be named as a loss payee, and compliance with these requirements is verified prior to the remittance of funds to the dealer. Additionally, the Company maintains a blanket insurance policy covering physical property damages in the event that the borrower does not maintain insurance.

CONTRACT SERVICING AND ADMINISTRATION

     The Company's contract servicing and administration activities have been specifically tailored to the unique challenges of servicing loans made to non-prime borrowers. Each Account Service Center (i) collects payments, (ii) accounts for and posts all payments received, (iii) responds to borrower inquiries, (iv) takes all necessary action to maintain the security interest granted in the financed automobile, (v) investigates delinquencies and communicates with the borrower to obtain timely payments and (vi) monitors the finance contract and its related collateral. When necessary, the Asset Disposition Group contracts with third parties to repossess and dispose of financed automobiles.

     The Company's activities incorporate proactive procedures and systems. For example, the Company has established a process through which it attempts to educate borrowers, both in writing and by telephone, upon the Company's purchase of their finance contracts. This process is designed to ensure that borrowers clearly understand their obligations and includes a review of the terms of the finance contract with particular emphasis on the amount and due date of each payment obligation, the Company's expectations as to the timely receipt of payments and maintenance of insurance coverage and the Company's delinquency and repossession policies.

     The Company utilizes a monthly billing statement system (rather than payment coupon books) to remind borrowers of their monthly payment obligations. This system also serves as an early warning mechanism in the event that a borrower has failed to notify the Company of an address change. The Company typically contacts borrowers whose payments are not received by the due date earlier than it believes is customary in the industry, commencing within two days after a borrower's due date and continuing until payment has been received. The Company believes that early and frequent contact with the borrower reinforces the borrower's recognition of his or her obligations and the Company's expectation of timely payment.

DELINQUENCY CONTROL AND COLLECTION

     Personnel at each Account Service Center review accounts that are past due to assess collection efforts to date and to define the collection strategy, if appropriate. Each Account Service Center designs a collection strategy that includes a specific deadline before which each delinquent obligation should be collected. Each Account Service Center employs predictive dialing technology that automates the collection process with respect to accounts that are from one to 30 days past due. Accounts that are over 30 days past due are turned over to personnel at the Account Service Center for more intensive collection efforts. Accounts that have not been collected prior to the deadline established by the Account Service Center are again reviewed and, unless there are specific circumstances which warrant further collection efforts, such accounts are assigned to an outside agency for repossession. Repossessed automobiles are generally resold through wholesale auctions. The elapsed time between repossession and resale is generally 30 to 45 days, including passage of the period during which the law of the applicable jurisdiction permits the borrower to redeem the automobile. Since its inception, the Company has, on average, recovered approximately 52% of the principal amount of the finance contracts relating to its repossessed automobiles. Typically, after repossession, recovery specialists based in the Account Service Centers seek to recover any deficiency from the borrower, subject to applicable legal limitations.

MANAGEMENT INFORMATION SYSTEMS

     Overall, management believes that it is essential to pursue a strategy of continuous improvement in information systems in order to maintain the Company's competitive position. The Company's current systems have been developed to provide for complete processing of the Company's finance contracts and associated activities.

     Taking advantage of the continuing developments in personal computing platforms, the Company has furthered its ability to use data warehousing approaches to perform detailed monthly analyses of portfolio performance and customized reporting for management purposes. In addition, the Company is currently working with several information and processing technology providers in the development and implementation of customized third party systems. The Company has entered into contracts for these developmental services which will require a significant investment. The Company anticipates that customized third party systems will assist it in becoming more adaptable to future business needs in an efficient and cost effective manner.

RISK MANAGEMENT

     The Company maintains a Risk Management group comprised of the following three subgroups which monitor and review the Company's finance contract portfolio to reduce risk: (i) Underwriting and Analysis, which performs ongoing analyses of new finance contracts purchased by the Company to ensure that such finance contracts meet the Company's credit guidelines and were purchased in compliance with the Company's operational procedures; (ii) Portfolio Analysis, which performs statistical analyses of the finance contract portfolio to identify trends in the portfolio; and (iii) Portfolio Performance, which performs back-end reviews of the finance contract portfolio's performance to identify the factors contributing to delinquent accounts. The Risk Management subgroups work together to effectively track the life cycle of a finance contract in an effort to identify those characteristics that are correlated with finance contract repayment or delinquency. The Company utilizes the information generated by the Risk Management group to refine its guidelines and procedures for evaluating credit applications and its tiered pricing system for the determination of the APR, discount and other terms of a finance contract commensurate with the credit characteristics of such contract.

COMPETITION

     The automobile finance business is highly competitive. The Company believes that there are numerous competitors providing, or capable of providing, financing through dealers to non-prime borrowers. The Company competes with a number of national, local and regional finance companies with operations similar to the Company. Competitors or potential competitors include other types of financial services companies, such as commercial banks, savings and loan associations, credit unions, finance companies affiliated with automobile manufacturers and other consumer lenders (many of which are larger than the Company, have significantly greater financial resources than the Company or have relationships with captive networks). If additional competitors were to enter the Company's market, the Company could be materially adversely affected. In addition, the Company has experienced increased competition, which has resulted in a reduction in the interest rate charged the borrower, a reduction in (and in some cases the elimination of) the discount which the Company is able to charge to dealers and an increase in the frequency and amount of other consideration that is paid by the Company to dealers Further competition may result in additional reductions in such interest rate, additional reductions in or the elimination of the discount and increases in the frequency and amount of other consideration that is paid by the Company to dealers, which could adversely affect the Company's profitability. The Company believes that it competes principally on the basis of service to participating dealers.

FINANCING

     Integral to the Company's business and growth strategy is the maintenance of sufficient capital resources to support its operations. The Company's external funding presently consists of the Senior Revolving Credit Facility, the Temporary Credit Facility, the 1995 Notes and funds generated from securitizations of portions of the Company's portfolio of finance contract receivables.

     Senior Revolving Credit Facility and Temporary Credit Facility. The Senior Revolving Credit Facility currently provides for a $205.0 million facility during the term thereof. The interest rate for borrowings is, at the Company's option, either (i) the reference prime rate or (ii) LIBOR plus 1.60% for maturities of one, two, three or six months. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." On May 1, 1996, the Company amended the loan agreement relating to the Senior Revolving Credit Facility to provide for an additional Temporary Credit Facility in the amount of $25.0 million which bears interest at the reference prime rate. The Senior Revolving Credit Facility and the Temporary Credit Facility are secured by a substantial portion of the Company's assets. The term of the Temporary Credit Facility expires on November 1, 1996 and the term of the Senior Revolving Credit Facility expires on June 30, 1997. Amounts borrowed under the Senior Revolving Credit Facility and the Temporary Credit Facility are subject to principal repayment on their respective expiration dates. No amounts were outstanding under the Temporary Credit Facility as of the date of this Prospectus.

     1995 Subordinated Reset Notes. On February 14, 1995, the Company received approximately $13.5 million, after deducting the underwriting discount and offering expenses, from the sale of $14.4 million principal amount of 1995 Notes. The 1995 Notes are unsecured, subordinated obligations of the Company. Interest on the 1995 Notes is payable quarterly, on March 15, June 15, September 15 and December 15 of each year commencing March 15, 1995, at an interest rate of 11% per annum until March 15, 2000. The interest rate will reset, at the Company's option, on March 15, 2000 to a rate and for a term of one, two, three, or five years determined by the Company and will reset thereafter, at the Company's option, upon the date of expiration of each such new interest rate period prior to maturity on March 15, 2005. Each holder of the 1995 Notes has the option to require the Company to redeem all of such holder's 1995 Notes on March 15, 2000 or any subsequent interest reset date.

     Securitizations. The Company securitizes portions of its portfolio of finance contract receivables in securitization transactions to increase the Company's liquidity, provide for redeployment of capital, reduce risks associated with interest rate fluctuations and provide the Company with access to a cost-effective, diversified source of financing. The Company has historically applied the net proceeds from securitization transactions to repay indebtedness under the Senior Revolving Credit Facility, thereby increasing the amounts available under such facility to fund future purchases of finance contracts. The Company has structured its securitization transactions both as debt financings and as off-balance sheet financings that result in gains on the sale of finance contract receivables. Gains from the sale of finance contract receivables in securitization transactions constituted a significant portion of the net earnings of the Company during the six months ended June 30, 1996 and are likely to continue to represent a significant portion of the Company's net earnings. The timing of any securitization transaction is affected by a number of factors beyond the Company's control, including, among others, conditions in the asset-backed securities markets, interest rates and approvals from third parties. Some or all of these factors may cause delays in closing a securitization or may prevent such transactions entirely. If the Company were unable to securitize finance contract receivables in a financial reporting period, the Company could incur a significant decline in total revenues and net earnings for such period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, if the loss or prepayment experience with respect to finance contracts collateralizing asset-backed securities is greater than estimated at the time of sale, the Company may be required to write down its excess servicing receivable and, to a lesser extent, its asset-backed securities. A write-down would reduce the Company's net earnings in the period in which the write-down occurred. The Company plans to continue to employ its securitization program as an integral component of its funding strategy and anticipates that it will generally complete securitization transactions, primarily off-balance sheet, on a quarterly basis. The Company currently has an effective Registration Statement on Form S-3 on file with the Securities and Exchange Commission (the "Commission") pursuant to which the Company intends to effect public offerings of securitized finance contract receivables from time to time. On September 26, 1996, the Company completed an offering to the public under such Registration Statement aggregating approximately $117.5 million.

REGULATION

     The Company's business is subject to regulation and licensing under various federal, state and local statutes and regulations. As of August 31, 1996, the Company's business operations were conducted with dealers located in 37 states, and, accordingly, the laws and regulations of such states govern the Company's operations. Most states where the Company operates (i) limit the interest rate, fees and other charges that may be imposed by, or prescribe certain other terms of, the finance contracts that the Company purchases, and (ii) define the Company's rights to repossess and sell collateral. In addition, the Company is required to be licensed or registered to conduct its finance operations in certain states in which the Company purchases finance contracts.

     Numerous federal and state consumer protection laws and related regulations impose substantive disclosure requirements upon lenders and servicers involved in automobile financing. Some of the federal laws and regulations include the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Fair Credit Report Act, the Fair Credit Billing Act, the Fair Debt Collection Practices Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations B and Z and the Soldiers' and Sailors' Civil Relief Act.

     In addition, the Federal Trade Commission ("FTC") has adopted a holder-in-due-course rule which has the effect of subjecting persons that finance consumer credit transactions (and certain related lenders and their assignees) to all claims and defenses which the purchaser could assert against the seller of the goods and services. With respect to used automobiles specifically, the FTC's Rule on Sale of Used Vehicles requires that all sellers of used automobiles prepare, complete and display a Buyer's Guide which explains the warranty coverage for such automobiles. The Credit Practices Rules of the FTC impose additional restrictions on sales contract provisions and credit practices.

     The Company believes that it is in substantial compliance with all applicable material laws and regulations. Adverse changes in the laws or regulations to which the Company's business is subject, or in the interpretation thereof, could have a material adverse effect on the Company's business. In addition, due to the consumer-oriented nature of the industry in which the Company operates and the application of certain laws and regulations, industry participants are regularly named as defendants in litigation involving alleged violations of federal and state laws and regulations and consumer law torts, including fraud. Many of these actions involve alleged violations of consumer protection laws. A significant judgment against the Company or within the industry in connection with any such litigation could have a material adverse effect on the Company's financial condition and results of operations.

LEGAL PROCEEDINGS

     On August 27, 1996, a purported class action entitled Mercedes Hoffman v. Grossinger Motor Corp. and First Merchants Acceptance Corporation was filed in the United States District Court for the Northern District of Illinois. The complaint, as amended on September 27, 1996 (the "Complaint"), alleges violations of certain Federal and Illinois consumer protection statutes and RICO and seeks unspecified damages. The Company believes that certain material allegations in the Complaint are incorrect and that it has meritorious defenses to the claims made in the Complaint. The Company intends to vigorously defend this action. The Company is also involved from time to time in other litigation incidental to its business.

                                   MANAGEMENT

EXECUTIVE OFFICERS

     The executive officers of the Company, their ages and their present positions with the Company are as follows.

                       NAME                  AGE          POSITION AND OFFICES HELD
        ----------------------------------   ---    -------------------------------------
        Mitchell C. Kahn..................   43     President and Chief Executive
                                                    Officer, Director
        Alan J. Appelman..................   39     Vice President -- Risk Management
        Thomas R. Ehmann..................   44     Vice President and Chief Financial
                                                    Officer, Assistant Secretary
        S. Mark Floyd.....................   43     Vice President -- Portfolio
                                                    Acquisitions
        Peter J. Gorman...................   38     Vice President -- Account Services
        Brian W. Hausmann.................   41     Vice President -- Automotive
                                                    Financial Services
        Allen D. Rice.....................   40     Vice President -- Sales & Marketing
        Paul M. Van Eyl...................   31     Vice President -- Strategic
                                                    Development
        Richard P. Vogelman...............   54     Vice President, General Counsel and
                                                    Secretary

     Mr. Kahn has served as President, Chief Executive Officer and a director since the Company was founded in March 1991. From April 1989 to March 1991, Mr. Kahn served as President and Chief Executive Officer of First Credit Corporation, a consumer finance company specializing in the purchase of home improvement sales finance receivables. In December 1983, Mr. Kahn co-founded Mercury Finance Company, a specialty consumer finance company, and served as a Vice President of such company from December 1983 to February 1987 and a Senior Vice President of such company from February 1987 to April 1989.

     Mr. Appelman joined the Company in August 1995 as Vice President - Operations Development and was named Vice President - Risk Management in August 1996. From October 1990 to August 1995, Mr. Appelman held various operation analysis positions, including Manager - Operations and Portfolio Analysis, at Hyundai Motor Finance Company.

     Mr. Ehmann joined the Company in November 1992 as Vice President - Finance and Controller and Assistant Secretary and was named Vice President and Chief Financial Officer in June 1995. From May 1988 to November 1992, Mr. Ehmann was Vice President, Finance and Controller for The LINC Group, Inc. and its subsidiary LINC Scientific Leasing, both of which are equipment leasing companies. Mr. Ehmann is a Certified Public Accountant.

     Mr. Floyd joined the Company in June 1996 as Vice President - Portfolio Acquisitions. From April 1990 to June 1996, Mr. Floyd was President and a principal of National Asset Placement Corporation, a private company engaged in purchasing and servicing loan portfolios. From April 1979 to April 1990, he was employed in various management positions with several banks located in Texas.

     Mr. Gorman joined the Company in January 1996 as Vice President - Account Services. From July 1979 to January 1996, Mr. Gorman held various loan acquisition and servicing positions at Key Bank of New York, including Vice President from August 1990 to January 1996.

     Mr. Hausmann joined the Company in June 1991 as Vice President - Operations and was named Vice President - Automotive Financial Services in August 1996. From March 1989 to March 1991, Mr. Hausmann served as Vice President and Chief Operating Officer of First Credit Corporation, a consumer finance company specializing in the purchase of home improvement sales finance receivables.

     Mr. Rice joined the Company in March 1995 as Vice President - Sales & Marketing. From January 1990 to March 1995, Mr. Rice was founder and President of Aegis International, an international consulting firm specializing in marketing and sales.

     Mr. Van Eyl joined the Company in July 1993 as Director of Planning and Analysis, was named Vice President - Risk Management in March 1995 and was named Vice President - Strategic Development in August 1996. From October 1988 to July 1993, Mr. Van Eyl was employed in various managerial positions at LINC Scientific Leasing, an equipment leasing company.

     Mr. Vogelman has served as Vice President, General Counsel and Secretary of the Company since July 1995. From June 1969 to March 1995, Mr. Vogelman held various positions in the Investment Law Division of Allstate Insurance Company, including Assistant Vice President and Assistant General Counsel during the period from January 1987 to March 1995.

                         DESCRIPTION OF THE 1996 NOTES

GENERAL

     The 1996 Notes are to be issued under the 1996 Indenture, dated as of October 15, 1996, between the Company and LaSalle National Bank, as Trustee (the "Trustee"), the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following statements, unless the context otherwise requires, are summaries of the substance or general effect of certain provisions of the 1996 Indenture, do not purport to be complete and are qualified in their entirety by reference to the 1996 Indenture. Unless otherwise defined herein, capitalized terms used in this Prospectus have the same meanings as defined in the 1996 Indenture.

     The 1996 Notes will be limited to $51,750,000 aggregate principal amount (including $6,750,000 which may be sold only to cover over-allotments). The 1996 Notes will be issued in denominations of $1,000 or any integral multiple of $1,000 and will be issued in fully registered form only, without coupons. Interest on the 1996 Notes will be payable from their original date of issuance, quarterly, on March 15, June 15, September 15 and December 15 of each year (the "Interest Payment Date"), commencing December 15, 1996. The 1996 Notes will bear interest as described below, payable to the person in whose name the 1996 Note is registered at the close of business on the seventh day of the month (whether or not a business day) immediately preceding an Interest Payment Date. The 1996 Notes will mature on December 15, 2006, unless redeemed earlier at the option of the 1996 Noteholders or unless redeemed earlier at the option of the Company. See "Description of the 1996 Notes -- Redemption at Option of 1996 Noteholder," "Description of the 1996 Notes -- 1996 Noteholders' Right to Redemption After Special Redemption Event" and "Description of the 1996 Notes -- Optional Redemption by the Company." The 1996 Notes will be direct, unsecured obligations of the Company, will be equal in rank to the 1995 Notes and will be subordinated in right of payment of principal and interest to Senior Indebtedness of the Company. See "Description of the 1996 Notes -- Subordination." The 1996 Notes will not be subject to any sinking fund.

     The 1996 Notes will mature on December 15, 2006. The 1996 Notes will be exchangeable and transferable at the principal corporate trust office of the Trustee in Chicago, Illinois, without charge therefor, except for any tax or other governmental charge connected therewith.

     The Company intends to apply for a rating from Duff and Phelps Credit Rating Co. with respect to the 1996 Notes.

ADJUSTABLE INTEREST RATE

     The 1996 Notes shall bear interest from the date of original issuance until December 15, 2001 at the rate of 9.5% per annum. Thereafter, the 1996 Notes shall bear interest in accordance with the following procedures: On or before 30 days prior to December 15, 2001, or the expiration date of any subsequent Interest Rate Period, the Company shall establish, at its option, the interest rate per annum (rounded to the nearest five hundredths of a percentage point; each such rate, a "Subsequent Interest Rate") for an Interest Rate Period of one, two, three or five years (but never extending beyond December 15, 2006), commencing with such Interest Reset Date and ending on, but not including, the December 15 of such first, second, third or fifth year, as the case may be. Any such Subsequent Interest Rate shall not be less than 105% of the Effective Interest Rate on Comparable Maturity U.S. Treasury Obligations (as defined herein) established prior to the commencement of each such subsequent Interest Rate Period. In the event that the Company determines on the November 15 preceding such Interest Reset Date that, during the ten calendar days preceding such November 15, no Weekly Comparable Maturity Treasury Rate (as defined herein) has been published and the Alternate Comparable Maturity Treasury Rate (as defined herein) could not be determined, the Company shall establish such Subsequent Interest Rate in its discretion without limitation.

     In the event that the Company establishes a Subsequent Interest Rate for a subsequent Interest Rate Period, the Company will notify the Trustee of each Subsequent Interest Rate and Interest Rate Period on or before 30 days prior to an Interest Reset Date. Not later than the second business day after notification to the

Trustee by the Company of each Subsequent Interest Rate and Interest Rate Period, the Trustee will mail such notice to each 1996 Noteholder.

     If the Company decides not to establish a Subsequent Interest Rate for a subsequent Interest Rate Period as provided above, the interest rate for the prior Interest Rate Period shall continue to be the interest rate in effect for the next year and each year thereafter, unless and until the Company shall establish a Subsequent Interest Rate on or before November 15 of a subsequent year in which an Interest Reset Date occurs for a subsequent Interest Rate Period as provided above, commencing with December 15 of such year. Until establishment of such a Subsequent Interest Rate for a subsequent Interest Rate Period, each December 15 shall be deemed to be an Interest Reset Date.

     In the event that the Company decides not to establish a Subsequent Interest Rate for a subsequent Interest Rate Period, the Company shall so notify the Trustee on or before 30 days prior to the Interest Reset Date. Not later than the second business day after such notification to the Trustee by the Company, the Trustee will mail such notice to each 1996 Noteholder.

     As used herein, the following capitalized terms shall have the following definitions:

          "Alternate Comparable Maturity Treasury Rate" means the average yields to maturity of the daily closing bids (or less frequently if daily quotations shall not be available), quoted by at least three recognized U.S. Government securities dealers selected by the Company, for all marketable U.S. Treasury securities with a maturity of not less than three months shorter nor more than three months longer than the applicable Comparable Maturity from the November 15 preceding an Interest Reset Date (other than securities which can, at the option of the 1996 Noteholder, be surrendered at face value in payment of any Federal estate tax) for the most recent five consecutive business days during which there had been at least three days on which daily closing bids were quoted within the 25 calendar day period preceding such November 15.

          "Comparable Maturity" means, with respect to an Interest Rate Period of one, two, three or five years, one, two, three or five years, respectively.

          "Effective Interest Rate on Comparable Maturity U.S. Treasury Obligations" means as of the November 15 preceding an Interest Reset Date
     (i) if available, the most recent Weekly Comparable Maturity Treasury Rate published during the 25 calendar day period preceding such November 15 or
     (ii) if such Weekly Comparable Treasury Rate is not available, the Alternate Comparable Maturity Treasury Rate as of such November 15.

          "Weekly Comparable Maturity Treasury Rate" means the weekly average yield to maturity values adjusted to a constant maturity of the Comparable Maturity as read from the yield curves of the most actively traded marketable U.S. Treasury fixed interest rate securities constructed daily by the U.S. Treasury Department as published by the Federal Reserve Board, any Federal Reserve Bank or any United States Government department or agency.

REDEMPTION AT OPTION OF 1996 NOTEHOLDER

     If requested by the personal representative or surviving tenant of a deceased 1996 Noteholder, the Company will redeem, in whole or in part, during the period from the date of original issuance through December 15, 1997, and thereafter in any subsequent twelve-month period ending December 15 (each a "Redemption Period") an aggregate maximum per Redemption Period of 5% of the original aggregate principal amount of the 1996 Notes issued under the 1996 Indenture, subject to certain limitations. Any such redemption shall be at a price of 100% of the principal amount plus accrued interest to the date of redemption. Such redemption will take place within 60 days following the Trustee's receipt of a redemption request and certain other documents from the personal representative or surviving tenant of any such deceased 1996 Noteholder or beneficial owner.

     The Company is not obligated to redeem more than $25,000 of the 1996 Notes tendered by any single personal representative or surviving tenant of a deceased 1996 Noteholder in any Redemption Period, except that in the case of 1996 Notes registered in the name of banks, trust companies or broker-dealers who are members of a national securities exchange or the National Association of Securities Dealers, Inc. ("Qualified Institutions"), the $25,000 limitation applies to each beneficial owner of 1996 Notes held by a Qualified Institution. Such Qualified Institution in its request for redemption on behalf of such a representative or tenant must submit evidence, satisfactory to the Trustee, that it holds 1996 Notes on behalf of such representative or tenant and must certify that the aggregate requests for redemption tendered by such Qualified Institution on behalf of such representative or tenant per Redemption Period does not exceed $25,000.

     A 1996 Note held in tenancy by the entirety, joint tenancy or tenancy in common will be deemed to be held by a single holder, and the death of a tenant by the entirety, joint tenant or tenant in common will be deemed the death of a holder. The death of a person who, during such person's lifetime, was entitled to substantially all of the beneficial ownership interests of a 1996 Note will be deemed the death of the holder, regardless of the registered holder, if such beneficial interest can be established to the satisfaction of the Trustee. Such beneficial interest will be deemed to exist in cases of street name or nominee ownership, ownership by a custodian for the benefit of a minor under the Uniform Gifts to Minors Act, community property or other joint ownership arrangements between spouses (including individual retirement accounts or Keogh plans maintained solely by or for the decedent, or by or for the decedent and the decedent's spouse) and trusts and certain other arrangements whereby a person has substantially all of the beneficial ownership interests in a 1996 Note during such person's lifetime. Beneficial interests include the power to sell, transfer or otherwise dispose of a 1996 Note and the right to receive the proceeds therefrom, as well as interest and principal payable with respect thereto.

     Further, the 1996 Notes may be redeemable, in whole, on December 15, 2001 or at any subsequent Interest Reset Date at the option of the holder thereof, at 100% of the principal amount plus accrued interest to the date of redemption. To be redeemed, a 1996 Note must be presented to the Trustee at its principal corporate trust office in Chicago, Illinois. The Trustee shall notify 1996 Noteholders of any Interest Reset Date not later than two business days after receipt of notice from the Company. Such notice from the Trustee shall, among other things, set forth the Subsequent Interest Rate and the Interest Rate Period (or that the Company has decided not to reset the interest rate, as the case may be) and that the 1996 Noteholder must exercise his option to have his 1996 Notes redeemed not later than the fifth business day before the Interest Reset Date and that if a 1996 Noteholder elects to revoke his exercise of such option prior to the redemption of the 1996 Notes, he must do so not later than the fifth business day before the Interest Reset Date.

     No particular form of request for redemption or authority to request repayment is necessary. However, in order for 1996 Notes to be validly tendered for redemption, the Trustee must have received: (1) a written request for redemption, (2) the 1996 Notes to be redeemed free of any liens or encumbrances and (3) in the case of a surviving tenant or personal representative of a deceased 1996 Noteholder or beneficial owner, appropriate evidence of death and such other additional documents as the Trustee shall require, including, but not limited to, inheritance or estate tax waivers and evidence of authority of the personal representative. Any 1996 Notes tendered or any request for redemption may be withdrawn by written request received by the Trustee on or prior to (1) the fifth business day before an Interest Reset Date in the case of a redemption on an Interest Reset Date, (2) on the date that is 75 days after the occurrence of the Special Redemption Event in the case of a Special Redemption Event (as defined herein) or (3) the issuance of a check in payment thereof in the case of 1996 Notes presented by reason of death of a 1996 Noteholder or beneficial owner. Requests for redemption covering 1996 Notes not paid will remain in effect unless withdrawn. A 1996 Noteholder who has tendered a 1996 Note for redemption shall continue to receive all monthly interest payments prior to the date of redemption.

     The Company's obligation to redeem 1996 Notes properly tendered for redemption is not cumulative. Although the Company is obligated to redeem from any personal representative or surviving tenant of a deceased 1996 Noteholder in any Redemption Period up to 5% of the original aggregate principal amount of the 1996 Notes issued under the 1996 Indenture, it is not required to establish a sinking fund or otherwise set aside funds for that purpose, and the Company has no present intention of setting aside funds for the redemption of 1996 Notes prior to maturity. The Company intends to redeem 1996 Notes tendered out of its internally-generated funds or, if necessary, short-term or other long-term borrowings. The obligation to redeem the 1996 Notes, however, is an unsecured obligation of the Company.

     Nothing in the 1996 Indenture prohibits the Company from purchasing any 1996 Notes on the open market. However, the Company may not use any 1996 Notes purchased on the open market as a credit against amounts the Company is otherwise obligated under the 1996 Indenture to redeem.

1996 NOTEHOLDERS' RIGHT TO REDEMPTION AFTER SPECIAL REDEMPTION EVENT

     In the event of any Special Redemption Event (as defined below), each 1996 Noteholder will have the right, at such holder's option and subject to the terms and conditions of the 1996 Indenture, to require the Company to redeem such holder's 1996 Notes, in whole or in part (provided the principal amount of such part is $1,000 or an integral multiple thereof), on the date that is 75 days after the occurrence of the Special Redemption Event at a price equal to 100% of the principal amount plus accrued interest to the date of redemption. Neither the Board of Directors of the Company nor the Trustee has the ability to waive the Company's obligation to redeem a holder's 1996 Notes upon request in the event of a Special Redemption Event.

     If a Special Redemption Event occurs, 40 days thereafter, the Company is obligated to promptly provide, but in any event within three business days after expiration of such 40-day period, notice to the Trustee, who shall promptly (and in all events within five days after receipt of notice from the Company) notify all 1996 Noteholders of the Special Redemption Event, which notice shall state, among other things, (i) the availability of the redemption option, (ii) the date before which a holder must notify the Trustee of such 1996 Noteholder's intention to exercise the redemption option (which date shall be no more than three business days prior to the date of redemption), and (iii) the procedure such holder must follow to exercise such right. To exercise this right, the 1996 Noteholder must deliver to the Trustee on or before the close of business on the date of redemption, written notice of such 1996 Noteholder's redemption election and the 1996 Note or 1996 Notes to be redeemed free of liens or encumbrances.

     Under the 1996 Indenture, a "Special Redemption Event" means the occurrence of any one or more of the following: (A) the Company shall consolidate with or merge into any other corporation or partnership (except in a transaction in which the Company is the surviving entity and is not itself the subsidiary of another entity), or convey, transfer or lease all or substantially all of its assets to any person, other than as part of a loan securitization or sale entered into in the ordinary course of its business; or (B) any person or group of persons acting in concert who was or were not holders of Common Stock of the Company immediately prior to the transaction (or the first of a series of transactions) shall purchase or otherwise acquire in one or more transactions beneficial ownership of 50% or more of the Common Stock of the Company outstanding on the date immediately prior to the last such purchase or other acquisition; provided, however, that a change of 50% or more of the beneficial ownership of the Common Stock of the Company resulting directly from an underwritten public offering of Common Stock, duly approved by the Company's Board of Directors, shall not constitute a Special Redemption Event.

     Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a 1996 Noteholder to require the Company to redeem such 1996 Notes as a result of conveyance, transfer or lease of less than all of the assets of the Company to another person may be uncertain.

     Except as described above with respect to a Special Redemption Event, the 1996 Indenture does not contain any other provisions that permit the 1996 Noteholders to require that the Company redeem the 1996 Notes in the event of a takeover or similar transaction. Moreover, a recapitalization of the Company or a transaction entered into by the Company with management or their affiliates would not necessarily be included within the definition of a "Special Redemption Event." Accordingly, while such definition covers a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the 1996 Indenture does not afford the 1996 Noteholders protection in all circumstances from highly leveraged transactions, reorganizations, restructurings, mergers or similar transactions involving the Company that may adversely affect 1996 Noteholders.

     The Special Redemption Event redemption feature of the 1996 Notes may, in certain circumstances, make more difficult or discourage a takeover of the Company and thus removal of incumbent management. The Special Redemption Event redemption feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company or part of a plan by management to adopt a series of anti-takeover provisions. Rather, the terms of the Special Redemption Event redemption feature are a result of negotiations between the Company and the Underwriters.

     To the extent that the right of redemption by a 1996 Noteholder in the event of a Special Redemption Event constitutes a tender offer under Section 14(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules thereunder, the Company intends to comply with all applicable tender offer rules.

OPTIONAL REDEMPTION BY THE COMPANY

     The 1996 Notes may not be redeemed by the Company prior to December 15, 2001. On December 15, 2001, or at any subsequent Interest Reset Date, the Company may, at its option, redeem the 1996 Notes, in whole, upon not less than 30 days' nor more than 60 days' written notice, at 100% of the principal amount plus accrued interest to the date of redemption. The 1996 Notes will not be subject to any sinking fund for such purpose.

SUBORDINATION

     Payment of the principal of and interest on the 1996 Notes is subordinated in right of payment to payments due under Senior Indebtedness. Senior Indebtedness is defined to include the principal of (and premium, if any) and interest on all indebtedness of the Company, other than the 1995 Notes and the 1996 Notes, incurred in connection with the borrowing of money from banks, trust companies, insurance companies, investment companies, real estate investment trusts, pension and profit sharing trusts or other financial institutions or institutional investors, whether outstanding at the date of execution of the 1996 Indenture or thereafter incurred or created, and such Indebtedness of others that the Company has assumed, guaranteed or otherwise assured payment of, directly or indirectly, and renewals, extensions and refunding of any of the foregoing. Senior Indebtedness does not include indebtedness incurred, created or assumed after the date of execution of the 1996 Indenture that provides by its terms that such indebtedness is not prior in right of payment to the 1996 Notes or secured indebtedness with respect to which the sole recourse of the lender in the event of nonpayment or other default is to the collateral. At September 30, 1996, Senior Indebtedness aggregated approximately $73.1 million. The amount of Senior Indebtedness may change in the future.

     The 1996 Notes are equal in rank with the 1995 Notes. The 1996 Notes are senior to the Company's authorized Common Stock and preferred stock and will be senior to any other class of capital stock that may be authorized.

EVENTS OF DEFAULT; NOTICE AND WAIVER

     The following will be Events of Default: (i) default in the payment of principal, when due, which continues for five days; (ii) default in the payment of any interest when due, which continues for 10 days; (iii) default in the performance, or any breach, of any other covenant of the Company, which continues for 30 days; (iv) any default by the Company under any Senior Indebtedness pursuant to which all or any portion of such Senior Indebtedness is accelerated or all or any portion of the collateral securing such Senior Indebtedness is foreclosed upon or, if such default creates the right of acceleration or foreclosure, if acceleration or foreclosure do not occur but such default continues for 180 days; (v) the entry of a final non-appealable judgment for the payment of money against the Company or any Subsidiary by a court having jurisdiction which results in a liability (after provision for the proceeds of any policy of insurance with respect to such liability) in excess of $15,000,000; or (vi) certain events of bankruptcy, insolvency or reorganization. If any Event of Default shall occur and be continuing, the Trustee or the holders of not less than 25% in principal amount of outstanding 1996 Notes may declare the 1996 Notes immediately due and payable. In the case of certain Events of Default, including defaults in the payment of the principal of the 1996 Notes at maturity, on an Interest Reset Date or resulting from the occurrence of a Special Redemption Event, such action may be taken only if such period of continuance shall be at least 180 days. However, such action may be taken after expiration of the five day grace period described in (i) above in the event of a default in the payment of principal of the 1996 Notes related to the death of a 1996 Noteholder and after expiration of the 10 day grace period described in (ii) above in the event of a default in the payment of interest on the 1996 Notes.

     The Company is required to deliver quarterly to the Trustee an officers' certificate as to the absence or existence of any default in the performance of any covenant contained in the 1996 Indenture during the preceding quarter.

     The 1996 Indenture provides that the Trustee will, within 60 days after obtaining notice of the occurrence of a default, give the 1996 Noteholders notice of all uncured defaults known to it; but, except in the case of a default in the payment of principal of or interest on any of the 1996 Notes, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such 1996 Noteholders.

     The holders of not less than a majority of the aggregate principal amount of outstanding 1996 Notes may on behalf of all of the 1996 Noteholders waive certain past defaults, not including a default in payment of principal, or premium, if any, or interest on any 1996 Note.

RESTRICTIONS ON ADDITIONAL INDEBTEDNESS

     The Company is prohibited by the 1996 Indenture from permitting its total indebtedness (excluding secured indebtedness with respect to which the sole recourse of the lender in the event of nonpayment or other default is to the collateral), including the 1996 Notes, to exceed six (6.0) times the Company's Consolidated Net Worth (as defined in the 1996 Indenture) at any time. At August 31, 1996, assuming that the 1996 Notes were then outstanding, such indebtedness was approximately 1.8 times the Company's Consolidated Net Worth.

LIMITATION ON DIVIDENDS AND OTHER PAYMENTS

     The Company has agreed pursuant to the 1996 Indenture that it will not make, pay or declare any of the following (each a "Restricted Payment"): (i) any dividend or other distribution of property or assets other than dividends paid solely in the Company's capital stock or (ii) any stock repurchase (other than a repurchase from a subsidiary or an employee of the Company in connection with the termination of the employee's employment), unless such Restricted Payment when aggregated with all other Restricted Payments made by the Company after September 30, 1996, is less than the sum of (A) $3 million plus (B) 50% of the cumulative consolidated net income of the Company and its subsidiaries earned during the period commencing January 1, 1996 and ending on the date of such Restricted Payment, plus (C) the cumulative cash and non-cash proceeds to the Company of all public or private offerings of the Company's capital stock during the period between September 30, 1996 and the date of such Restricted Payment. In addition, the Company is prohibited by the 1996 Indenture from making any Restricted Payment if, by so doing, the Company will be in violation of any other provision of the 1996 Indenture or the Senior Indebtedness.

MERGER, CONSOLIDATION OR SALE OF ASSETS; SUCCESSOR CORPORATION

     The Company has covenanted that it will not merge or consolidate with, or, other than as part of a loan securitization or sale entered into in the ordinary course of business, sell or convey all or substantially all of its assets to, any person, firm or corporation unless the Company is the continuing corporation in such transaction and is not in default under the 1996 Indenture or, if it is not the continuing corporation, the successor corporation is a corporation organized under the laws of the United States of America, expressly assumes the Company's obligations under the 1996 Indenture and, immediately after such transaction, the successor corporation is not in default under the 1996 Indenture. Any successor corporation shall succeed to and be substituted for the Company as if such successor corporation has been named as the Company in the 1996 Indenture.

MODIFICATION OF THE 1996 INDENTURE

     Modifications of and amendments to the 1996 Indenture may be made by the Company and the Trustee with the consent of the holders of a majority of the aggregate principal amount of outstanding 1996 Notes, provided that no such modification or amendment may (i) reduce the principal amount of or interest on any 1996 Note or change the stated maturity of the principal or the interest payment dates or change the currency in which the 1996 Notes are to be paid, without the consent of each holder of any 1996 Note affected thereby, or (ii) reduce the percentage of holders of 1996 Notes necessary to modify or alter the 1996 Indenture, without the consent of the holders of all 1996 Notes then outstanding.

THE TRUSTEE

     LaSalle National Bank is the Trustee under the 1996 Indenture. Its principal corporate trust office is located at 135 South LaSalle Street, Chicago, Illinois 60603. LaSalle National Bank performs banking services for the Company and is a lender and the agent bank for the lenders under the Senior Revolving Credit Facility and the Temporary Credit Facility.

     The 1996 Indenture contains a provision pursuant to which the Company will indemnify the Trustee against any and all losses, liabilities or expenses incurred by the Trustee in connection with its execution and performance of the 1996 Indenture; provided, however, that such indemnification will not extend to losses resulting from the negligence or bad faith of the Trustee. The 1996 Indenture provides that the holders of not less than a majority in principal amount of the outstanding 1996 Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee, subject to certain limitations set forth in the 1996 Indenture. The Trustee is not required to take any action at the direction of the 1996 Noteholders unless the 1996 Noteholders have provided the Trustee with a reasonable indemnity.

                                  UNDERWRITING

     Pursuant to the Underwriting Agreement and subject to the terms and conditions thereof, the Underwriters named below have agreed, severally, to purchase from the Company the principal amount of 1996 Notes set forth below opposite their respective names.

                           NAME OF UNDERWRITER                              AMOUNT OF 1996 NOTES
--------------------------------------------------------------------------  --------------------
J.C. Bradford & Co. ......................................................      $ 11,250,000
Piper Jaffray Inc. .......................................................        11,250,000
Keefe, Bruyette & Woods, Inc. ............................................        11,250,000
Stifel, Nicolaus & Company, Incorporated..................................        11,250,000
                                                                                 -----------
     Total................................................................      $ 45,000,000
                                                                                 ===========

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions therein set forth, to purchase all the principal amount of 1996 Notes offered hereby if any of such 1996 Notes are purchased.

     The Underwriters have advised the Company that they propose initially to offer the 1996 Notes to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of 2.4% of the principal amount. The Underwriters may allow and such dealers may reallow a concession not in excess of 0.5% of the principal amount to certain other dealers. After the Offering, the public offering price and such concessions may be changed.

     The offering of the 1996 Notes is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of the 1996 Notes.

     The Company has granted to the Underwriters an option, exercisable not later than 30 days from the date of this Prospectus, to purchase up to an additional $6,750,000 aggregate principal amount of 1996 Notes at the Price to Public set forth on the cover page of this Prospectus less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the 1996 Notes offered hereby.

     There is no public market for the 1996 Notes, and the Company does not intend to apply for quotation of the 1996 Notes on The Nasdaq Stock Market's National Market or any other quotation system or listing of the 1996 Notes on any securities exchange. The Company has been advised by the Underwriters that, following the public offering of the 1996 Notes, the Underwriters presently intend to make a market in the 1996 Notes; however, the Underwriters are not obligated to do so, and any market-making activity with respect to the 1996 Notes may be discontinued at any time without notice. There can be no assurances as to the liquidity of the public market for the 1996 Notes or that an active public market for the 1996 Notes will develop. If an active market does not develop, the market price and liquidity of the 1996 Notes may be adversely affected.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters and controlling persons, if any, against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or will contribute to payments which the Underwriters or any such controlling persons may be required to make in respect thereof.

                                 LEGAL MATTERS

     The validity of the 1996 Notes offered hereby will be passed upon for the Company by Sonnenschein Nath & Rosenthal, Chicago, Illinois. Certain legal matters with respect to the Offering will be passed upon for the Underwriters by Bass, Berry & Sims PLC, Nashville, Tennessee.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed a Registration Statement with the Commission on Form S-3 under the Securities Act with respect to the 1996 Notes offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by rules of the Commission. For further information with respect to the Company and the 1996 Notes offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete. With respect to each such contract or any other document filed as an exhibit to the Registration Statement, or incorporated by reference to exhibits previously filed, reference is made to the exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, including exhibits and schedules thereto, filed by the Company with the Commission, as well as reports, proxy statements and other information filed by the Company with the Commission, may be inspected and copied at the offices of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon the payment of fees prescribed by the Commission. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended December 31, 1995, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, as amended, each of which has been filed by the Company with the Commission, are incorporated herein by reference, except for the financial statements included therein. The Company's Current Reports on Form 8-K filed with the Commission on March 27, 1996, July 11, 1996, September 17, 1996, October 11, 1996 and October 25, 1996, respectively, are incorporated herein by reference.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering of the 1996 Notes shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to Secretary, First Merchants Acceptance Corporation, 570 Lake Cook Road, Suite 126, Deerfield, Illinois 60015 (telephone (847) 948-9300).

                     FIRST MERCHANTS ACCEPTANCE CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
  Independent Auditors' Report........................................................   F-2
  Consolidated Balance Sheets.........................................................   F-3
  Consolidated Statements of Earnings.................................................   F-4
  Consolidated Statements of Changes in Stockholders' Equity..........................   F-5
  Consolidated Statements of Cash Flows...............................................   F-6
  Notes to Consolidated Financial Statements..........................................   F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
First Merchants Acceptance Corporation:

     We have audited the accompanying consolidated balance sheets of First Merchants Acceptance Corporation and subsidiary (the "Company") as of December 31, 1994 and 1995, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require the we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of First Merchant Acceptance Corporation and subsidiary as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Chicago, Illinois
January 25, 1996 (October 10, 1996 as to Notes 16 and 17)

                     FIRST MERCHANTS ACCEPTANCE CORPORATION

                          CONSOLIDATED BALANCE SHEETS
            DECEMBER 31, 1994 AND 1995 AND (UNAUDITED) JUNE 30, 1996

                                                           AS OF DECEMBER 31,
                                                       ---------------------------
                                                          1994            1995
                                                       -----------    ------------    AS OF JUNE 30,
                                                                                           1996
                                                                                      --------------
                                                                                       (UNAUDITED)
                       ASSETS
Net finance receivables.............................   $94,089,938    $251,908,318     $ 313,605,511
Allowance for credit losses.........................    (4,488,995)    (14,300,661)      (18,829,115)
                                                       -----------    ------------      ------------
          Net receivables...........................    89,600,943     237,607,657       294,776,396
Finance receivables held-for-sale, net..............            --      32,264,734        26,220,800
Excess servicing receivable.........................            --              --        13,002,213
Cash................................................       135,240         112,040           711,603
Restricted cash.....................................            --       6,807,842        17,773,660
Repossessed collateral..............................       749,278       2,304,509         3,335,818
Property and equipment, net.........................       857,923       1,623,679         3,618,092
Other assets........................................       764,549       1,553,367         2,666,099
                                                       -----------    ------------      ------------
          Total assets..............................   $92,107,933    $282,273,828     $ 362,104,681
                                                       ===========    ============      ============
        LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Borrowings under senior revolving credit
     facility.......................................   $61,975,000    $104,000,000     $  69,825,000
  Notes payable -- securitized pools, net...........            --      70,378,298       172,866,135
  Accounts payable and accrued expenses.............     2,846,267       5,765,322        10,371,071
  Interest payable..................................       148,056         471,085           965,937
  Dealer reserves...................................       133,813         552,548           415,281
  Income taxes payable..............................            --         722,776         1,428,187
  Deferred income taxes.............................     1,301,000       2,209,000         1,813,000
                                                       -----------    ------------      ------------
                                                        66,404,136     184,099,029       257,684,611
  Subordinated reset notes, net.....................            --      13,895,833        13,953,333
                                                       -----------    ------------      ------------
          Total liabilities.........................   $66,404,136    $197,994,862     $ 271,637,944
                                                       -----------    ------------      ------------
Stockholders' equity:
  Preferred stock -- $100 par value, 500,000 shares
     authorized, no shares issued and outstanding...            --              --                --
  Common stock -- $.01 par value:
     Non-voting, 300,000 shares authorized, 161,758
       shares issued and outstanding in 1994........         1,618              --                --
     Voting -- 20,000,000 shares authorized,
       3,980,066 and 6,525,519 shares issued and
       outstanding in 1994 and 1995, respectively...        39,800          65,255            65,255
  Additional paid-in-capital........................    23,468,302      75,101,401        75,077,317
  Unearned compensation attributable to stock
     options........................................      (178,767)             --                --
  Notes receivable from stockholders................       (38,824)             --                --
  Retained earnings.................................     2,411,668       9,112,310        15,324,165
                                                       -----------    ------------      ------------
          Total stockholders' equity................    25,703,797      84,278,966        90,466,737
                                                       -----------    ------------      ------------
Total liabilities and stockholders' equity..........   $92,107,933    $282,273,828     $ 362,104,681
                                                       ===========    ============      ============

          See accompanying notes to consolidated financial statements.

                     FIRST MERCHANTS ACCEPTANCE CORPORATION

                      CONSOLIDATED STATEMENTS OF EARNINGS
                YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND
              (UNAUDITED) SIX MONTHS ENDED JUNE 30, 1995 AND 1996

                                          YEARS ENDED DECEMBER 31,            SIX MONTHS ENDED JUNE 30,
                                  ----------------------------------------    --------------------------
                                     1993          1994           1995           1995           1996
                                  ----------    -----------    -----------    -----------    -----------
                                                                                     (UNAUDITED)
Revenues:
  Interest income -- finance
     contracts..................  $6,353,886    $15,324,093    $38,209,587    $14,487,363    $35,479,311
  Other portfolio income........     401,213        698,980      1,338,273        478,761        965,264
  Gain on sale of finance
     receivables................          --             --             --             --      8,092,363
  Servicing fee and other
     income.....................          --             --             --             --        868,446
                                  ----------    -----------    -----------    -----------    -----------
          Total revenues........   6,755,099     16,023,073     39,547,860     14,966,124     45,405,384
                                  ----------    -----------    -----------    -----------    -----------
Expenses:
  Interest expense..............   1,377,689      4,034,368     10,754,083      4,367,227      9,670,942
  Provision for credit losses...          --             --      1,700,000        125,000      7,700,000
  Non-recurring charges.........     434,612             --             --             --             --
                                  ----------    -----------    -----------    -----------    -----------
  Operating expenses:
     Employee compensation and
       related costs............   2,267,664      4,940,457     10,263,043      4,007,111     10,768,610
     Other operating expenses...   1,110,531      2,549,616      6,027,092      2,380,454      7,081,977
                                  ----------    -----------    -----------    -----------    -----------
          Total expenses........   5,190,496     11,524,441     28,744,218     10,879,792     35,221,529
                                  ----------    -----------    -----------    -----------    -----------
Earnings before income taxes and
  extraordinary item............   1,564,603      4,498,632     10,803,642      4,086,332     10,183,855
Income taxes....................     626,000      1,710,000      4,103,000      1,553,000      3,972,000
                                  ----------    -----------    -----------    -----------    -----------
Net earnings before
  extraordinary item............     938,603      2,788,632      6,700,642      2,533,332      6,211,855
Extraordinary item from early
  extinguishment of debt, net of
  income taxes..................          --     (1,167,886)            --             --             --
                                  ----------    -----------    -----------    -----------    -----------
Net earnings....................     938,603      1,620,746      6,700,642      2,533,332      6,211,855
Warrant accretion...............     (18,269)      (126,291)            --             --             --
                                  ----------    -----------    -----------    -----------    -----------
Net earnings available to
  stockholders..................  $  920,334    $ 1,494,455    $ 6,700,642    $ 2,533,332    $ 6,211,855
                                  ==========    ===========    ===========    ===========    ===========
Per share data:
  Net earnings before
     extraordinary item.........      $ 0.32         $ 0.85          $1.35          $0.57          $0.92
  Extraordinary item............          --          (0.36)            --             --             --
                                  ----------    -----------    -----------    -----------    -----------
  Net earnings..................        0.32           0.49           1.35           0.57           0.92
  Warrant accretion.............       (0.01)         (0.04)            --             --             --
                                  ----------    -----------    -----------    -----------    -----------
  Net earnings available to
     stockholders...............      $ 0.31         $ 0.45          $1.35          $0.57          $0.92
                                  ==========    ===========    ===========    ===========    ===========
Weighted average common and
  common equivalent shares
  outstanding...................   2,922,423      3,296,747      4,979,958      4,462,848      6,753,960
                                  ==========    ===========    ===========    ===========    ===========

          See accompanying notes to consolidated financial statements.

                     FIRST MERCHANTS ACCEPTANCE CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND
                   (UNAUDITED) SIX MONTHS ENDED JUNE 30, 1996

                                                                           UNEARNED
                                                                         COMPENSATION      NOTES
                                                           ADDITIONAL    ATTRIBUTABLE    RECEIVABLE     RETAINED        TOTAL
                                                 COMMON      PAID-IN       TO STOCK         FROM        EARNINGS     STOCKHOLDERS'
                                                  STOCK      CAPITAL       OPTIONS      STOCKHOLDERS    (DEFICIT)       EQUITY
                                                 -------   -----------   ------------   ------------   -----------   ------------
Balance, December 31, 1992.....................  $19,715   $ 4,640,941    $ (399,426)    $ (241,250)   $    (3,121)  $  4,016,859
  Issuance of 289,800 shares of common stock
    for cash, net..............................   2,898      1,437,102            --             --             --      1,440,000
  Issuance of 193,216 shares of common stock in
    exchange for subordinated notes payable to
    stockholders...............................   1,932        998,068            --             --             --      1,000,000
  Exercise of common stock warrants for 16,858
    warrant shares.............................     169         87,071            --             --             --         87,240
  Repayment of notes receivable from
    stockholders...............................      --             --            --         19,751             --         19,751
  Termination of 47,384 stock options..........      --       (100,156)      100,156             --             --             --
  Amortization of unearned compensation........      --             --        22,991             --             --         22,991
  Warrant accretion............................      --             --            --             --        (18,269)       (18,269)
  Net earnings.................................      --             --            --             --        938,603        938,603
                                                 -------   -----------      --------       --------     ----------     ----------
Balance, December 31, 1993.....................  24,714      7,063,026      (276,279)      (221,499)       917,213      7,507,175
  Issuance of 1,530,000 shares of common stock
    for cash...................................  15,300     14,895,200            --             --             --     14,910,500
  Exercise of common stock warrants for 140,472
    warrant shares and transfer 123,616 common
    stock warrants to additional paid-in
    capital....................................   1,404      1,510,076            --             --             --      1,511,480
  Repayment of notes receivable from
    stockholders...............................      --             --            --        182,675             --        182,675
  Amortization of unearned compensation........      --             --        97,512             --             --         97,512
  Warrant accretion............................      --             --            --             --       (126,291)      (126,291)
  Net earnings.................................      --             --            --             --      1,620,746      1,620,746
                                                 -------   -----------      --------       --------     ----------     ----------
Balance, December 31, 1994.....................  41,418     23,468,302      (178,767)       (38,824)     2,411,668     25,703,797
  Purchase of employee stock options for
    cash.......................................      --        (25,873)           --             --             --        (25,873)
  Repayment of notes receivable from
    stockholders...............................      --             --            --         38,824             --         38,824
  Issuance of 2,250,000 shares of common stock
    for cash...................................  22,500     51,565,000            --             --             --     51,587,500
  Exercise 123,616 warrant shares for common
    shares.....................................   1,236         (1,236)           --             --             --             --
  Issuance of 10,079 shares of common stock
    under 1994 Employee Stock Purchase Plan....     101         95,208            --             --             --         95,309
  Amortization of unearned compensation........      --             --       178,767             --             --        178,767
  Net earnings.................................      --             --            --             --      6,700,642      6,700,642
                                                 -------   -----------      --------       --------     ----------     ----------
Balance, December 31, 1995.....................  65,255     75,101,401            --             --      9,112,310     84,278,966
  Purchase of employee stock options for cash
    (unaudited)................................      --        (24,084)           --             --             --        (24,084)
  Net earnings (unaudited).....................      --             --            --             --      6,211,855      6,211,855
                                                 -------   -----------      --------       --------     ----------     ----------
Balance, June 30, 1996 (unaudited).............  $65,255   $75,077,317    $       --     $       --    $15,324,165   $ 90,466,737
                                                 =======   ===========      ========       ========     ==========     ==========

          See accompanying notes to consolidated financial statements.

                     FIRST MERCHANTS ACCEPTANCE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND
              (UNAUDITED) SIX MONTHS ENDED JUNE 30, 1995 AND 1996

                                                               YEARS ENDED DECEMBER 31,                SIX MONTHS ENDED JUNE 30,
                                                     ---------------------------------------------    ---------------------------
                                                         1993            1994            1995             1995          1996
                                                     ------------    ------------    -------------    ------------  -------------
                                                                                                              (UNAUDITED)
Cash flows from operating activities:
 Interest income received -- finance contracts....   $  5,906,994    $ 14,796,843    $  38,932,636    $ 14,802,189  $  35,885,096
 Servicing fees received..........................             --              --               --              --        735,151
 Ancillary and other operating receipts...........        379,681         688,256        1,381,989         467,289      1,088,421
 Purchases of finance receivables held-for-sale,
   net............................................             --              --               --              --   (140,130,332)
 Proceeds from sale of finance receivables
   held-for-sale, net.............................             --              --               --              --    141,397,711
 Payments for operating expenses..................     (3,198,233)     (7,349,496)     (15,344,370)     (5,505,311)   (16,121,975)
 Payments for interest and borrowing fees.........     (1,439,266)     (4,217,944)     (10,071,484)     (2,834,016)    (8,615,156)
 Income taxes paid................................       (184,405)       (125,100)      (2,417,836)       (198,962)    (3,662,589)
 Payments related to non-recurring charges........       (434,612)             --               --              --             --
                                                     ------------    ------------    -------------    ------------  -------------
       Net cash flows from operating activities...      1,030,159       3,792,559       12,480,935       6,731,189     10,576,327
Cash flows from investing activities:
 Purchases of finance contracts, net..............   $(30,574,661)   $(87,044,137)   $(241,697,374)   $(93,632,264) $(124,360,247)
 Principal payments received on finance contracts,
   net............................................     10,852,481      30,715,235       60,074,429      28,015,213     60,203,772
 Purchases of property and equipment..............       (425,373)       (499,700)      (1,124,009)       (559,624)    (2,313,610)
 Increase in restricted cash......................             --              --       (6,317,779)       (490,168)   (10,965,819)
 Other............................................             --              --         (490,168)             --             --
                                                     ------------    ------------    -------------    ------------  -------------
       Net cash flows from investing activities...    (20,147,553)    (56,828,602)    (189,554,901)    (66,666,843)   (77,435,904)
Cash flows from financing activities:
 Proceeds from issuance of common stock, net......   $  1,440,000    $ 14,910,500    $  51,587,500    $         --  $          --
 Proceeds from issuance of notes payable --
   securitized pools, net.........................             --              --       74,486,350              --    124,989,000
 Proceeds from issuance of subordinated debt,
   net............................................      2,598,629       4,500,000       13,530,000      13,530,000             --
 Repayment of notes payable -- securitized
   pools..........................................             --              --       (4,747,672)             --    (23,330,777)
 Repayment of subordinated debt...................     (1,000,000)     (6,500,000)              --              --             --
 Net (decrease) increase in borrowings under
   senior revolving credit facility...............     14,785,000      39,750,000       42,025,000      46,375,000    (34,175,000)
 Other............................................         19,751         182,675          169,588         (25,873)       (24,083)
                                                     ------------    ------------    -------------    ------------  -------------
       Net cash flows from financing activities...     17,843,380      52,843,175      177,050,766      59,879,127     67,459,140
                                                     ------------    ------------    -------------    ------------  -------------
Net increase (decrease) in cash...................     (1,274,014)       (192,868)         (23,200)        (56,527)       599,563
Cash balance beginning of period..................      1,602,122         328,108          135,240         135,240        112,040
                                                     ------------    ------------    -------------    ------------  -------------
Cash balance at end of period.....................   $    328,108    $    135,240    $     112,040    $     78,713  $     711,603
                                                     ============    ============    =============    ============  =============
Reconciliation of net earnings to net cash flows
 from operating activities:
 Net earnings.....................................   $    938,603    $  1,620,746    $   6,700,642    $  2,533,332  $   6,211,853
 Extraordinary item, net of income taxes..........             --       1,167,886               --              --             --
 Amortization of contract acquisition costs and
   discounts, net.................................       (446,892)       (527,250)         723,049         353,160        528,942
 Provision for credit losses......................             --              --        1,700,000         125,000      7,700,000
 Depreciation and other amortization..............        104,010         483,933        1,181,775         541,510      1,076,233
 Provision for deferred income taxes..............        418,000         883,000          908,000         229,000        786,000
 Increase in other assets.........................       (496,268)       (423,979)        (633,329)       (151,869)      (964,573)
 Decrease in finance receivables held-for-sale,
   net............................................             --              --               --              --      6,043,934
 Gain on sale of finance receivables and other
   increase in excess servicing receivable........             --              --               --              --    (13,002,213)
 Increase in accounts payable and accrued
   expenses.......................................        404,124         575,354          854,993         757,163      2,177,888
 Increase in interest payable.....................        108,582          12,869          323,029       1,218,855        494,852
 Increase (decrease) in income taxes payable......             --              --          722,776       1,125,038       (476,589)
                                                     ------------    ------------    -------------    ------------  -------------
       Net cash flows from operating activities...   $  1,030,159    $  3,792,559    $  12,480,935    $  6,731,189  $  10,576,327
                                                     ============    ============    =============    ============  =============
Supplemental schedule of significant noncash
 financing activities:
 Common stock warrants exercised for shares of
   common stock and transfer common stock warrants
   to additional paid-in capital..................   $     87,240    $  1,511,480    $       1,236    $         --  $          --
                                                     ============    ============    =============    ============  =============
 Transfer of net finance receivables
   held-for-sale, net.............................   $         --    $         --    $  32,264,734    $         --  $          --
                                                     ============    ============    =============    ============  =============
 Common stock warrants issued to lenders of
   subordinated credit facility recorded as
   original issue discount and common stock
   warrants.......................................   $  1,454,160    $         --    $          --    $         --  $          --
                                                     ============    ============    =============    ============  =============
 Subordinated notes payable to stockholders
   exchanged for common stock.....................   $  1,000,000    $         --    $          --    $         --  $          --
                                                     ============    ============    =============    ============  =============

          See accompanying notes to consolidated financial statements.

                     FIRST MERCHANTS ACCEPTANCE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
            AND (UNAUDITED) SIX MONTHS ENDED JUNE 30, 1995 AND 1996

1. BUSINESS DESCRIPTION

     First Merchants Acceptance Corporation, including its wholly-owned subsidiary, First Merchants Auto Receivable Corporation (the "Company"), is a specialty finance company primarily engaged in financing the purchase of used automobiles by acquiring dealer-originated retail installment contracts ("finance contracts"). The Company was incorporated on March 22, 1991 in Delaware and commenced operations on June 1, 1991. In December 1995, the Company changed its fiscal year end to December 31 from May 31 and restated all prior periods. At December 31, 1995, the Company operated 36 regional dealer service centers servicing automobile dealers located in 30 states.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Consolidation -- The consolidated financial statements include accounts of First Merchants Acceptance Corporation and its wholly-owned subsidiary, First Merchants Auto Receivable Corporation. All significant intercompany accounts have been eliminated in consolidation.

     Revenue Recognition -- Finance contracts consist of both precomputed and simple interest finance contracts, which require payment of a fixed monthly amount over a specific term. For precomputed finance contracts, the difference between the total amount of contractual payments and the principal amount financed represents unearned finance charges. Unearned finance charges are amortized and recorded as interest income using the interest method over the terms and at the interest rates stated in the underlying finance contracts. Simple interest loan contracts are written at the principal amount advanced to the borrower and bear interest computed on the unpaid balance. When an account becomes 61 or more days past due, income recognition is suspended until the contractual aging is restored to a current status.

     The Company receives commissions from the sale of credit insurance contracts. These commissions are deferred, recorded as unearned ancillary income and amortized to income using the sum-of-the-digits method over the terms of the underlying insurance contracts. The use of the sum-of-the-digits method approximates the results under the interest method.

     Other portfolio income, which includes borrower late charges and extension fees, is recognized when collected.

     Deferred Contract Acquisition Costs -- The Company defers costs directly associated with the acquisition of finance contracts and amortizes such costs using the interest method as a reduction of interest income over the term of the finance contracts.

     Non-refundable Contract Acquisition Discounts -- Finance contracts are generally purchased from dealers at a discount from the principal amounts financed by the borrower. This discount, which primarily represents a credit enhancement, is negotiated between the Company and the dealers and is non-refundable to the dealers. The contract acquisition discount necessary to absorb estimated credit losses is allocated to the allowance for credit losses. Any remaining contract acquisition discount is amortized to interest income using the interest method over the term of the finance contracts. Beginning in 1995, the full discount is allocated to the allowance for credit losses and the discount is no longer being amortized to interest income.

     Allowance for Credit Losses -- The allowance for credit losses is initially established through an allocation of the non-refundable contract acquisition discount based upon management's estimate of credit losses. If necessary, a provision for credit losses is charged against earnings to maintain the allowance for credit losses at an amount management believes necessary to absorb potential losses in the finance contract portfolio. Beginning in the second quarter of 1995, management commenced recording provisions for credit losses to supplement the discount that is allocated to the allowance for credit losses.

                     FIRST MERCHANTS ACCEPTANCE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
            AND (UNAUDITED) SIX MONTHS ENDED JUNE 30, 1995 AND 1996

     The allowance for credit losses is maintained at a level management believes adequate to absorb potential losses in the finance contract portfolio. Management evaluates the adequacy of the allowance for credit losses by reviewing credit loss experience, delinquencies, the value of the underlying collateral, the level of the finance contract portfolio, and general economic conditions and trends.

     An account is charged off at the earliest of the time the account's collateral is repossessed, the account is 91 or more days past due or the account is otherwise deemed to be uncollectible.

     Finance Receivables Held-For-Sale, Net -- Finance contracts designated for future sale and securitization during the first quarter of 1996 are classified as held-for-sale. Finance contracts held-for-sale, net are carried at the lower of aggregate cost or market value. Market value is determined by current investor yield requirements.

     Restricted Cash -- The Company is required to establish and maintain cash reserve and collection accounts with a trustee with respect to the securitized pool of finance receivables. These balances are reported as restricted cash on the Company's consolidated balance sheets.

     Repossessed Collateral -- The Company commences repossession procedures against the underlying collateral when it determines that collection efforts are likely to be unsuccessful. Repossession generally occurs before a borrower has failed to make more than two consecutive monthly payments. In such cases, the net amount due under the finance contract is reduced to the estimated fair value of the collateral, less the cost of disposition, and the amount of reduction is recorded as a credit loss.

     Dealer Reserves -- Dealer reserves consist of (1) amounts withheld from funds paid to dealers to purchase finance contracts, commonly referred to as deferred certificates, and such amounts are refundable to the dealer when the finance contracts are fully paid and (2) a portion of the finance charges on finance contracts which is payable pursuant to agreements with certain dealers and may be retained by the Company in the event of an early repayment or default under the finance contract.

     Property and Equipment -- Property, equipment and leasehold improvements are stated at original cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are expensed as incurred.

     Senior Revolving Credit Facility -- Commitment and agency fees are paid to banks in accordance with the provisions of the Company's senior revolving credit facility ("Senior Revolving Credit Facility"). These fees and the related legal expenses are deferred and amortized over the term of this facility. These deferred costs are included in other assets and amortization of these fees is recorded as interest expense.

     Interest Rate Protection Agreements -- The Company enters into interest rate protection agreements to hedge against interest rate increases. Amounts to be paid or received under the agreements are recorded using the settlement method and are treated as an adjustment to interest expense.

     Income Taxes -- The Company recognizes deferred tax assets and liabilities based on differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period in which the enactment is effective.

     Earnings per share -- Earnings per share amounts are calculated based on net earnings divided by the weighted average number of shares of common stock outstanding during the period after consideration of the dilutive effect of common stock equivalents. Shares of common stock and options and warrants to purchase

                     FIRST MERCHANTS ACCEPTANCE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
            AND (UNAUDITED) SIX MONTHS ENDED JUNE 30, 1995 AND 1996

shares of common stock issued during the twelve months prior to the Company's initial public offering are treated as outstanding since the inception of the Company for purposes of this calculation.

     Uses of Estimates in Preparation of Financial Statements -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported amounts of income and expenses during the reported periods. Actual results could differ from those estimates.

3. FINANCE RECEIVABLES

     Finance contracts generally have terms of 18 to 60 months. Net finance receivable balances consisted of the following:

                                                        DECEMBER 31,              JUNE 30,
                                                 ---------------------------    ------------
                                                    1994            1995            1996
                                                 -----------    ------------    ------------
                                                                                (UNAUDITED)
        Precomputed interest contracts, net...   $90,297,274    $222,931,347    $259,461,577
        Simple interest contracts.............     5,193,977      28,976,971      54,143,934
        Unamortized contract acquisition
          discount............................    (1,401,313)             --              --
                                                 -----------    ------------    ------------
          Net finance receivables.............   $94,089,938    $251,908,318    $313,605,511
                                                  ==========     ===========     ===========

     Precomputed interest contracts are shown net of unearned finance charges of $32,842,654, $89,318,743 and $101,218,395 at December 31, 1994 and 1995,
respectively, and at June 30, 1996 (unaudited).

     The Company's experience has shown that a portion of the payments will be received prior to contractual due dates. Therefore, the table below is not a forecast of future cash collections.

     At December 31, 1995, contractual payments, including principal and interest, due under finance contracts are scheduled to be received as follows:

YEAR ENDING DECEMBER 31,
------------------------
         1996..........................................................   $112,346,148
         1997..........................................................     91,895,369
         1998..........................................................     76,630,160
         1999..........................................................     51,856,567
         2000..........................................................     18,812,321
                                                                          ------------
         Total contractual payments due................................   $351,540,565
                                                                           ===========

     Borrowers under the finance contracts are not concentrated in any specific geographic region. At December 31, 1995, one regional dealer service center accounted for approximately 10% of the finance contract portfolio. However, the primary concentration of credit risk relates to lending to borrowers who cannot obtain traditional financing and a substantial portion of the borrowers' ability to honor their contracts may be dependent upon the economic conditions in a particular geographic region.

                     FIRST MERCHANTS ACCEPTANCE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
            AND (UNAUDITED) SIX MONTHS ENDED JUNE 30, 1995 AND 1996

     Activity in the allowance for credit losses and contract acquisition discount was as follows:

                                              DECEMBER 31,                            JUNE 30,
                                -----------------------------------------    ---------------------------
 ALLOWANCE FOR CREDIT LOSSES       1993           1994           1995           1995            1996
-----------------------------   -----------    -----------    -----------    -----------    ------------
                                                                                     (UNAUDITED)
Balance -- beginning of
  period.....................   $   634,205    $ 1,552,950    $ 4,488,995    $ 4,488,995    $ 14,300,661
Discounts allocated to
  the allowance for credit
  losses, net................     1,934,521      5,756,428     15,723,930      6,934,801       7,456,581
Provision for credit
  losses.....................            --             --      1,700,000        125,000       7,700,000
Charge-offs, net.............    (1,015,776)    (2,820,383)    (7,612,264)     1,753,557     (10,628,127)
                                -----------    -----------    -----------    -----------    ------------
Balance -- end of period.....   $ 1,552,950    $ 4,488,995    $14,300,661    $ 9,795,239    $ 18,829,115
                                ===========    ===========    ===========    ===========    ============

CONTRACT ACQUISITION DISCOUNT
Balance -- beginning of
  period.....................   $   339,108    $   888,122    $ 1,401,313    $ 1,401,313    $         --
Discounts negotiated in
  excess of amount allocated
  to allowance for credit
  losses.....................     1,115,681      1,574,195             --             --              --
Amortization to interest
  income.....................      (516,596)      (934,992)       (12,766)       (12,766)             --
Charge-offs..................            --             --     (1,356,344)    (1,297,600)             --
Other........................       (50,071)      (126,012)       (32,203)       (32,203)             --
                                -----------    -----------    -----------    -----------    ------------
Balance -- end of period.....   $   888,122    $ 1,401,313    $        --    $    58,744    $         --
                                ===========    ===========    ===========    ===========    ============

     The components of net charge-offs were as stated in the table below. Beginning in 1995, the entire contract acquisition discount is allocated to the allowance for credit losses and the remaining discount is no longer being amortized to interest income.

                                                                                  SIX MONTHS ENDED
                                        YEARS ENDED DECEMBER 31,                      JUNE 30,
                                -----------------------------------------    ---------------------------
 SUMMARY OF NET CHARGE-OFFS        1993           1994           1995           1995            1996
-----------------------------   -----------    -----------    -----------    -----------    ------------
                                                                                     (UNAUDITED)
Charge-offs -- allowance for
  credit losses..............   $ 1,286,586    $ 2,982,664    $ 8,204,840    $ 1,963,968    $ 11,448,832
Recoveries -- allowance for
  credit losses..............      (270,810)      (162,281)      (592,576)      (210,411)       (820,705)
                                 ----------     ----------     ----------     ----------     -----------
Charge-offs, net.............     1,015,776      2,820,383      7,612,264      1,753,557      10,628,127
Charge-offs -- contract
  acquisition discount.......            --             --      1,356,344      1,297,600              --
                                 ----------     ----------     ----------     ----------     -----------
          Total net
            charge-offs......   $ 1,015,776    $ 2,820,383    $ 8,968,608    $ 3,051,157    $ 10,628,127
                                 ==========     ==========     ==========     ==========     ===========

                     FIRST MERCHANTS ACCEPTANCE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
            AND (UNAUDITED) SIX MONTHS ENDED JUNE 30, 1995 AND 1996

4. PROPERTY AND EQUIPMENT

     Depreciation and amortization of property and equipment were $47,786, $141,402, and $358,253 for 1993, 1994 and 1995, respectively. Property and equipment consisted of the following as of December 31, 1994 and 1995:

                                                                    1994          1995
                                                                 ----------    ----------
        Computer equipment....................................   $  655,120    $1,223,589
        Furniture and other equipment.........................      402,540       951,688
        Leasehold improvements................................        9,801        16,193
                                                                 ----------    ----------
                  Total cost..................................    1,067,461     2,191,470
        Accumulated depreciation and amortization.............     (209,538)     (567,791)
                                                                 ----------    ----------
                  Total.......................................   $  857,923    $1,623,679
                                                                 ==========    ==========

5. SENIOR REVOLVING CREDIT FACILITY

     At December 31, 1995, the Company had a $175.0 million Senior Revolving Credit Facility with a group of eight banks. The Senior Revolving Credit Facility expires on June 30, 1997 and borrowings are secured by a substantial portion of the assets of the Company. Through a series of negotiations the Company has increased its Senior Revolving Credit Facility from $15.0 million at January 1, 1993 and reduced its borrowing costs relative to the underlying prime rate and London Interbank Offering Rate ("LIBOR") references. The Company had the option of borrowing at the reference prime rate plus 1.25% at December 31, 1993, LIBOR plus 2.75% or the reference prime rate plus 0.25% at December 31, 1994 and LIBOR plus 1.60% or the reference prime rate at December 31, 1995. The Senior Revolving Credit Facility requires the Company to maintain specified financial ratios and to comply with other covenants. The Company was in compliance with these ratios and covenants at December 31, 1995.

     Interest rate and borrowing information as of and for 1993, 1994 and 1995 were as follows:

                                                       1993            1994             1995
                                                    -----------     -----------     ------------
As of December 31:
  Borrowings.....................................   $22,225,000     $61,975,000     $104,000,000
  Weighted average contractual interest rate.....          7.25%           8.73%            7.39%
Years ended December 31:
  Interest expense...............................   $ 1,180,400     $ 3,692,466     $  8,572,045
  Highest month end borrowings...................    22,225,000      61,975,000      149,575,000
  Average outstanding borrowings.................    13,527,781      41,311,781       97,339,543
  Weighted average interest rates:
     Contractual.................................          7.35%           8.00%            8.24%
     Effective...................................          8.73%           8.94%            8.81%

6. NOTES PAYABLE -- SECURITIZED POOL OF FINANCE CONTRACTS

     On November 17, 1995, the Company completed a $75,140,000 debt financing consisting of 6.20% automobile receivable-backed notes, Series 1995-A. The notes were issued by First Merchants Auto Receivable Corporation, a wholly-owned special purpose subsidiary of First Merchants Acceptance Corporation. The proceeds that the Company received were used to repay indebtedness under the Senior Revolving Credit Facility. Principal and interest on the notes are payable monthly commencing December 15, 1995 from collections and recoveries on the pool of finance receivables. Financial Security Assurance Inc. ("FSA")

                     FIRST MERCHANTS ACCEPTANCE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
            AND (UNAUDITED) SIX MONTHS ENDED JUNE 30, 1995 AND 1996

issued a financial guaranty insurance policy for the benefit of the noteholders. Interest expense, including the amortization of debt issuance costs, was $672,748 for 1995.

     The Company is required to establish and maintain cash reserve and collection accounts with a trustee with respect to the securitized pool of finance receivables. The amounts set aside would be used to supplement certain shortfalls in payments, if any, to investors. These balances are subject to an increase up to a maximum amount as specified in the securitization indenture and are invested in certain instruments as permitted by the trust agreement. To the extent balances on deposit exceed specified levels, distributions are made to the Company and, at the termination of the transaction, any remaining amounts on deposit are distributed to the Company. The indenture requires the Company to maintain delinquency and credit loss covenants. The Company was in compliance with these covenants at December 31, 1995.

7. SUBORDINATED DEBT

     Subordinated Reset Notes -- On February 14, 1995, the Company received $13,530,000 from the issuance of $14,375,000 of subordinated reset notes (the "1995 Notes"), in an underwritten public offering, including $1,875,000 from the exercise of the underwriters' over-allotment option and after deducting the underwriting discount and offering expenses. The proceeds were used to repay borrowings under the Senior Revolving Credit Facility. Interest on the 1995 Notes is payable quarterly, on March 15, June 15, September 15 and December 15 of each year commencing March 15, 1995, at an interest rate of 11% per annum until March 15, 2000. The interest rate will reset, at the Company's option, on March 15, 2000 to a rate and for a term of one, two, three, or five years determined by the Company and will reset thereafter, at the Company's option, upon the date of expiration of each such new interest rate period prior to maturity on March 15, 2005. Holders of the 1995 Notes have the option to redeem all or any portion of the 1995 Notes on March 15, 2000 or any subsequent interest reset date. Interest expense, including amortization of underwriting discount and issuance costs, was $1,509,290 for the year ended December 31, 1995. The indenture relating to the 1995 Notes requires the Company to maintain specified financial ratios and to comply with other covenants. The Company was in compliance with these ratios and covenants at December 31, 1995.

     As of December 31, 1995, the $14,375,000 outstanding principal balance of the 1995 Notes is reported net of the unamortized underwriting discount of $479,167.

     Subordinated Credit Facility -- On October 29, 1993, the Company entered into a $6.5 million subordinated credit facility (the "Subordinated Credit Facility") with Bank of America Illinois ("BA Illinois"), formerly Continental Bank, and RFE Investment Partners IV, L.P. ("RFE"). Simultaneously, the Company sold shares of common stock and issued warrants ("1993 Warrants") to acquire shares of common stock to such lenders and certain affiliates of BA Illinois ("BA Illinois Affiliates").

     Upon issuance, the $1,454,160 fair value of the 1993 Warrants was recorded as original issue discount. The Company incurred costs totaling $401,371 in connection with the Subordinated Credit Facility. These costs and the original issue discount were amortized as interest expense over the term of the Subordinated Credit Facility using the interest method. On September 30, 1994, using the proceeds from the initial public offering of common stock, the Company repaid and terminated the $6.5 million Subordinated Credit Facility and recorded a one-time, non-cash extraordinary charge of $1,167,886, net of $716,000 income tax benefit, as a result of the early termination of the Subordinated Credit Facility. Interest expense was $50,824 and $341,902 for 1993 and 1994, respectively.

     Subordinated Notes Payable to Stockholders -- On June 6, 1991, the Company issued 15% subordinated notes to Middlewest Ventures II, L.P. ("MW") and Chicago Holdings, Inc. ("CHI") in the aggregate

                     FIRST MERCHANTS ACCEPTANCE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
            AND (UNAUDITED) SIX MONTHS ENDED JUNE 30, 1995 AND 1996

amount of $1,000,000. On October 29, 1993, the notes were exchanged for 193,216 shares of the Company' s common stock. Interest expense was $146,465 for 1993.

8. INTEREST RATE PROTECTION AGREEMENTS

     The Company is a party to two interest rate protection agreements aggregating a notional amount of $30.0 million, which limits the Company's exposure to increases in its borrowing costs relating to both the reference prime and LIBOR interest rates. The first agreement is dated January 12, 1994, expires in January 1996, provides protection on a notional amount of $15.0 million against increases in the reference prime rate above 7.75% per annum and requires the Company to make payments if the reference prime rate drops below 6.00% per annum. The Company entered into a second agreement dated December 12, 1994. This agreement expires in January 1998 and provides protection on a notional amount of $15.0 million against increases in the 90-day LIBOR rate, as determined on each quarterly anniversary date, above 6.50% per annum. If the 90-day LIBOR rate equals or exceeds 8.50% per annum on any such quarterly anniversary date, the cap rate resets to 8.50% per annum for such quarter.

     The first interest rate protection agreement involved no cost to the Company. The second interest protection agreement requires the Company to make payments totaling $517,173 which are being treated as an adjustment to interest expense over the term of the agreement. These agreements expose the Company to potential credit risk through counterparty nonperformance. This credit risk is mitigated by the counterparty's financial condition. As a result, the Company has not required collateral or other security from its counterparties to support financial instruments with off-balance sheet credit risk.

9. STOCKHOLDERS' EQUITY AND COMMON STOCK WARRANTS

     General -- On October 10, 1995, the Company completed a public offering of 2,250,000 shares of its common stock at a price of $24.50 per share pursuant to a Form S-1 Registration Statement under the Securities Act of 1933, as originally filed on August 29, 1995 and subsequently amended (the "1995 Common Stock Offering"). The Company received $51,587,500 from the 1995 Common Stock Offering, after deducting the underwriting discount and offering expenses. The proceeds were used to fund purchases of finance contracts and, prior to such use, the proceeds were used to reduce borrowings under the Senior Revolving Credit Facility.

     Upon completion of the 1995 Common Stock Offering, warrants held by BA Illinois were exercised to acquire 123,616 shares of common stock.

     On September 30, 1994, the Company completed an initial public offering of 1,350,000 shares of its common stock at a price of $11.00 per share (the "1994 Common Stock Offering") pursuant to a Form S-1 Registration Statement under the Securities Act of 1933, as originally filed on July 1, 1994, and subsequently amended. Such Registration Statement became effective on September 23, 1994. On September 30, 1994, the Company received $13,100,500 from the 1994 Common Stock Offering, after deducting the underwriting discount and offering expenses. The proceeds were used to repay and terminate the $6.5 million Subordinated Credit Facility and to reduce borrowings under the Senior Revolving Credit Facility.

     The underwriters for the 1994 Common Stock Offering exercised their over-allotment option and purchased an additional 180,000 shares of common stock at a price of $11.00 per share on October 31, 1994. The Company received $1,810,000, after deducting the underwriting discount and offering expenses, from the exercise of this over-allotment option. These additional proceeds were used to reduce borrowings under the Senior Revolving Credit Facility.

                     FIRST MERCHANTS ACCEPTANCE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
            AND (UNAUDITED) SIX MONTHS ENDED JUNE 30, 1995 AND 1996

     In conjunction with the 1994 Common Stock Offering, the Company increased the authorized shares of common stock and non-voting common stock from 150,000 shares and 15,000 shares, respectively, to 20,000,000 shares and 300,000 shares, respectively, reduced the par value per common share from $1.00 to $.01 and effected a 23.184-for-1 stock split. The Company also authorized 500,000 shares of preferred stock, par value $100 per share. All share and per share data for all periods and dates have been adjusted to retroactively reflect the stock split.

     On October 29, 1993, the Company sold 289,800 shares of common stock for $1,500,000 to RFE and BA Illinois Affiliates. The Subordinated Credit Facility required that warrants to acquire 280,946 shares of common stock be issued to RFE and BA Illinois Affiliates and also required two founding stockholders, MW and CHI, to exchange $1,000,000 of subordinated notes for 193,216 shares of common stock. The shares of common stock issued in exchange for the CHI note were issued to Finance Acquisition Corporation, a subsidiary of CHI.

     Common Stock Warrants -- As of December 31, 1995, the 1993 Warrants, which were originally scheduled to expire on October 29, 1998, had been exercised without exchange of further consideration. Upon completion of the Company's 1994 Common Stock Offering, the put provision of the 1993 Warrants expired resulting in the carrying value of such warrants being transferred to additional paid-in capital. 1993 Warrants representing 16,858, 140,472 and 123,616 shares of common stock were exercised in 1993, 1994 and 1995, respectively.

     Common Stock Options -- On July 27, 1994, the Company adopted the First Merchants Acceptance Corporation 1994 Equity Incentive Plan (the "Equity Incentive Plan"). The Equity Incentive Plan became effective on September 30, 1994 and is administered by a committee of the Board of Directors, which is authorized to award stock options, stock appreciation rights, limited stock appreciation rights, restricted stock, performance shares, performance units and bonus stock. All full-time employees of the Company are eligible to receive awards. The Equity Incentive Plan has a 10-year-term. Subject to anti-dilution adjustments, a maximum of 300,000 shares of Common Stock may be delivered pursuant to awards under the Equity Incentive Plan. At December 31, 1995, 75,250 options had been granted and 67,000 options were outstanding under the Equity Incentive Plan.

     On July 27, 1994, the Company adopted the First Merchants Acceptance Corporation 1994 Non-Employee Directors Stock Option Plan (the "Directors Plan"). The Directors Plan became effective September 30, 1994. At December 31, 1995, options to acquire a total of 17,500 common shares had been granted to the Company's six non-employee directors at exercise prices ranging from $11.00 to $12.25 per share. Each option will become exercisable as to 1,000 shares each year on the first to occur of the anniversary of the grant date of such option or the annual meeting to stockholders. The Directors Plan has a 10-year term, and a maximum of 60,000 shares of common stock will be available for awards, subject to anti-dilution adjustments.

     During June 1993, the Company adopted the First Merchants Acceptance Corporation Incentive Stock Option Plan (the "Incentive Stock Option Plan"). Options to acquire 36,936 and 26,872 shares of common stock at $4.40 per share were granted during 1993 and 1994, respectively. The options were granted to key employees, vest over a four year period beginning on the option grant date, and, with limited exceptions, must be exercised within 10 years of the date of grant. The Incentive Stock Option Plan was terminated effective September 23, 1994 and no additional grants were made after such date. At December 31, 1995, 53,930 options were outstanding.

     During April 1994, the President and Chief Executive Officer was awarded options to acquire up to 11,824 shares of common stock in each of the years ending December 31, 1995 and 1996. The number of

                     FIRST MERCHANTS ACCEPTANCE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
            AND (UNAUDITED) SIX MONTHS ENDED JUNE 30, 1995 AND 1996

options to be earned is dependent upon the performance of the Company in such years. The exercise price is $11.00 per share. As of December 31, 1995, 8,717 options were earned and outstanding. These options vest at various times and expire five years from the applicable vesting date.

     In connection with the October 1993 sale of common stock, the Company granted options to a newly elected member of the Company's Board of Directors. The options are immediately exercisable and entitle the director the right to acquire 5,982 shares of common stock at a price of $5.18 per share.

     Certain stock options granted in 1991 are exercisable at prices lower than the estimated fair value of the common stock on the date such options were granted. The excess of the estimated fair value of the options over the option price is considered compensation earned during the vesting period.

     The unearned compensation was recorded in stockholders' equity with an offsetting increase to additional paid-in capital and was amortized to expense over the period in which it was earned. On April 11, 1995, the then remaining non-exercisable options became fully vested when the market value of the Company's common stock exceeded $60.0 million. Compensation expense attributable to such stock options was $22,991, $97,512 and $178,767 for 1993, 1994 and 1995,
respectively.

                                                                                 EXERCISE
                                                                   NUMBER      PRICE RANGE
                          OPTIONS OUTSTANDING                     OF SHARES     PER SHARE
        -------------------------------------------------------   ---------    ------------
        Balance at December 31, 1992...........................    193,448     $       0.04
          Granted..............................................     36,936             4.40
          Canceled.............................................    (47,384)            0.04
                                                                   -------
        Balance at December 31, 1993...........................    183,000        .04- 4.40
          Granted..............................................     71,502       4.40-11.00
                                                                   -------
        Balance at December 31, 1994...........................    254,502        .04-11.00
          Granted..............................................     77,750      12.25-19.00
          Canceled or reacquired...............................    (21,235)      4.40-18.75
                                                                   -------
        Balance at December 31, 1995...........................    311,017     $  .04-19.00
                                                                   =======
        Options exercisable....................................    185,716     $  .04-12.25
                                                                   =======
        Options available for future grant.....................    275,500
                                                                   =======

10. EMPLOYEE BENEFIT PLANS

     The Company sponsors a discretionary contribution savings plan (the "Plan") covering substantially all employees, under the Internal Revenue Code Section 401(k). Employees may elect to make a salary reduction contribution in any percentage permitted by the Plan administrator up to a maximum of 15% of their compensation or up to the maximum amount permitted by tax law per calendar year. All participants are fully vested in their account balances and are able to direct the investment of their savings into several investment options. In July 1995, the Company began matching a portion of each participant's contribution. Company contributions vest over six years from the contribution date. Contribution expense was $26,064 in 1995.

     On July 27, 1994, the Company adopted the First Merchants Acceptance Corporation 1994 Employee Stock Purchase Plan (the "Stock Purchase Plan"), which became effective September 30, 1994. On November 1, 1994 and November 1, 1995, eligible employees were given the opportunity to purchase common stock at a discount of not more than 15% based upon the fair market value of the common stock at the

                     FIRST MERCHANTS ACCEPTANCE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
            AND (UNAUDITED) SIX MONTHS ENDED JUNE 30, 1995 AND 1996

beginning of the enrollment period or date of purchase, whichever is less. The Stock Purchase Plan is administered by a committee of the Board of Directors and is intended to qualify as an "Employee Stock Purchase Plan" under the Internal Revenue Code Section 423. Subject to anti-dilution adjustments, a maximum of 100,000 shares of common stock are reserved for issuance under the Stock Purchase Plan. At December 31, 1995, 10,079 shares have been issued under the Stock Purchase Plan.

11. INCOME TAXES

     The components of the income tax provision for the years ended December 31, 1993, 1994 and 1995 were as follows:

                                                          1993         1994          1995
                                                        --------    ----------    ----------
        Current:
          Federal....................................   $183,000    $  709,000    $2,681,000
          State......................................     25,000       118,000       514,000
                                                        ----------  ----------      --------
               Total current.........................    208,000       827,000     3,195,000
                                                        ----------  ----------      --------
        Deferred:
          Federal....................................    357,000       754,000       816,000
          State......................................     61,000       129,000        92,000
                                                        ----------  ----------      --------
               Total deferred........................    418,000       883,000       908,000
                                                        ----------  ----------      --------
               Total.................................   $626,000    $1,710,000    $4,103,000
                                                        ==========  ==========      ========

     The income tax provision differs from the provision computed at the Federal statutory income tax rate primarily due to state income taxes. A reconciliation of the Federal statutory income tax rate (34%) to the effective income tax rate for 1993, 1994 and 1995 follows:

                                       1993                  1994                   1995
                                 -----------------    -------------------    -------------------
        Income tax at Federal
          statutory rate......   $532,000    34.0%    $1,529,000    34.0%    $3,673,000    34.0%
        State income tax, net
          of Federal tax
          benefit.............     94,000     6.0%       181,000     4.0%       430,000     4.0%
                                 ----------  -----    ----------    -----    ----------    -----
               Total income
                  tax
                  provision...   $626,000    40.0%    $1,710,000    38.0%    $4,103,000    38.0%
                                 ==========  =====    ==========    =====    ==========    =====

     Temporary differences, which represent the difference between the amounts reported in the financial statements and the tax bases of assets and liabilities, result in deferred income taxes. At December 31, 1994 and 1995, the components of the Company' s net deferred tax liability were as follows:

                                                                    1994          1995
                                                                 ----------    ----------
        Deferred tax asset-accrued compensation...............   $   50,000    $  116,000
                                                                 ----------    ----------
        Deferred tax liabilities:
          Contract acquisition discounts......................      772,000     1,792,000
          Accumulated depreciation............................       83,000       107,000
          Other...............................................      496,000       426,000
                                                                 ----------    ----------
               Total deferred tax liabilities.................    1,351,000     2,325,000
                                                                 ----------    ----------
        Net deferred tax liability............................   $1,301,000    $2,209,000
                                                                 ==========    ==========

                     FIRST MERCHANTS ACCEPTANCE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
            AND (UNAUDITED) SIX MONTHS ENDED JUNE 30, 1995 AND 1996

12. COMMITMENTS AND CONTINGENT LIABILITIES

     The Company leases its corporate office and regional service centers under noncancelable operating lease agreements with initial terms ranging from three to five years. These leases generally require the Company to reimburse the landlord for certain common area expenses, such as real estate taxes, utilities and maintenance; such expenses are included in rent expense. Rental expense with respect to all operating leases totaled $215,489, $447,510 and $775,758 for 1993, 1994 and 1995, respectively.

     At December 31, 1995, future minimum lease payments for noncancelable operating leases were as shown in the table below. Note that, in the normal course of business, it is expected that office leases will expire and be renewed or replaced with leases for other locations.

                             YEAR ENDING DECEMBER 31,                          AMOUNT
        ------------------------------------------------------------------   ----------
                  1996....................................................   $  860,269
                  1997....................................................      738,591
                  1998....................................................      490,160
                  1999....................................................      201,590
                  2000....................................................       48,389
                                                                             ----------
        Total minimum future rentals......................................   $2,338,999
                                                                             ==========

     Data Processing Agreement -- The Company entered into a five year contract to receive data processing services. The contract, which expires in September 1998, requires minimum monthly services fees of $15,000.

13. NON-RECURRING CHARGES

     During June 1993, the Company entered into a financial advisory services agreement for the procurement of not less than $5.0 million in capital. This agreement was terminated in October 1993. The fees and direct expenses associated with this capital raising effort totaled $365,985 and are reported as non-recurring charges.

     In September 1993, the Company terminated a data processing services contract. Costs totaling $68,627, including unamortized software license fees, were expensed and reported as non-recurring charges.

14. IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), effective for the Company in 1996, provides an alternative method for accounting for stock-based compensation and requires certain disclosures regarding the fair value of stock-based compensation. The Company does not expect to adopt the alternative method of accounting for stock-based compensation and, accordingly, the adoption of SFAS 123 will not have any effect on the Company's financial position or results of operations. The Company expects to expand its disclosure of stock-based compensation plans to include pro forma fair value information in its 1996 Annual Report to Stockholders.

15. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments. Fair value estimates are made at a specific point in time, are subjective in nature, and involve uncertainties and matters of significant judgment. Therefore, the fair value estimates cannot be determined with precision and do not reflect the total value of the Company as a going concern.

                     FIRST MERCHANTS ACCEPTANCE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
            AND (UNAUDITED) SIX MONTHS ENDED JUNE 30, 1995 AND 1996

     Cash and Restricted Cash -- The carrying amount of cash and restricted cash approximates fair value because of its maturity characteristics and because it does not present unanticipated credit concerns.

     Finance Receivables, Net -- The fair value of finance receivables was estimated by the present value of future cash flows, using current rates at which similar finance contracts would be made to borrowers with comparable credit ratings and the same remaining maturities.

     Senior Revolving Credit Facility -- The carrying amount of the Company's Senior Revolving Credit Facility approximates fair value because of its variable rate pricing terms.

     Subordinated Reset Notes and Notes Payable-Securitized Pool, Net -- The fair value of the Company's subordinated reset notes and notes payable-securitized pool, net is estimated based on the quoted market price of similar issues.

     Interest Rate Protection Agreements -- The fair value of interest rate protection agreements is estimated using quoted market prices. The estimated fair value of interest rate protection agreements as of December 31, 1994 and 1995 was $969,000 and $8,980, respectively.

     A summary of the fair values of financial assets and liabilities at December 31, 1994 and 1995 follows:

                                               DECEMBER 31, 1994              DECEMBER 31, 1995
                                           --------------------------    ----------------------------
                                            CARRYING         FAIR          CARRYING          FAIR
                                             AMOUNT          VALUE          AMOUNT          VALUE
                                           -----------    -----------    ------------    ------------
FINANCIAL ASSETS:
Cash....................................   $   135,240    $   135,240    $    112,040    $    112,040
Restricted cash.........................            --             --       6,317,779       6,317,779
Finance receivables held-for-sale,
  net...................................            --             --      32,264,734      32,734,877
Net finance receivables.................    94,089,938     95,609,125     251,908,318     252,560,156
Allowance for credit losses.............    (4,488,995)    (4,488,995)    (14,300,661)    (14,300,661)
                                           -----------    -----------    ------------    ------------
Total...................................   $89,736,183    $91,255,370    $276,302,210    $277,424,191
                                           ===========    ===========    ============    ============
FINANCIAL LIABILITIES:
Senior revolving credit facility........   $61,975,000    $61,975,000    $104,000,000    $104,000,000
Notes payable -- securitized pool,
  net...................................            --             --      70,378,298      70,609,119
Subordinated reset notes, net...........            --             --      13,895,833      14,980,740
                                           -----------    -----------    ------------    ------------
Total...................................   $61,975,000    $61,975,000    $188,274,131    $189,589,859
                                           ===========    ===========    ============    ============

16. RECLASSIFICATIONS

     Certain reclassifications have been made to the balance sheets as of December 31, 1994 and 1995, and the related consolidated statements of earnings, and cash flows for each of the three years in the period ended December 31, 1995 to conform to the reporting format adopted effective June 30, 1996.

17. LITIGATION

     On August 27, 1996, a purported class action was filed against an automobile dealer and the Company. The complaint, as amended on September 27, 1996 (the "Complaint"), alleges violations of certain Federal and Illinois consumer protection statutes and RICO and seeks unspecified damages. The Company believes that certain material allegations in the Complaint are incorrect and that it has meritorious defenses to the claims made in the Complaint. The Company intends to vigorously defend this action.

                     FIRST MERCHANTS ACCEPTANCE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
            AND (UNAUDITED) SIX MONTHS ENDED JUNE 30, 1995 AND 1996

18. QUARTERLY RESULTS (UNAUDITED)

     The following table sets forth certain unaudited operating results for each of the eight quarters in the period ended December 31, 1995. This information has been prepared on the same basis as the audited consolidated financial statements and includes all adjustments (which consist solely of normal recurring adjustments) necessary to present fairly the financial information of such periods.

                                     FIRST         SECOND         THIRD         FOURTH          YEAR
                                    QUARTER       QUARTER        QUARTER        QUARTER         ENDED
                                   ----------    ----------    -----------    -----------    -----------
1995
Total revenues..................   $6,427,957    $8,538,167    $10,593,425    $13,988,311    $39,547,860
Net interest income.............    4,645,212     5,953,685      7,500,971     10,693,909     28,793,777
Earnings before income taxes....    1,884,028     2,202,304      2,702,536      4,014,774     10,803,642
Net earnings....................    1,168,028     1,365,304      1,676,536      2,490,774      6,700,642
Net earnings per share..........         0.26          0.31           0.37           0.38           1.35
Stock price range of common
  stock: (1)
  High..........................        13.00         19.50          27.00          27.25          27.25
  Low...........................        10.00         12.25          17.00          17.00          10.00
Weighted average number of
  common and common equivalent
  shares outstanding............    4,452,850     4,469,597      4,488,967      6,495,501      4,979,958
--------------------------------------------------------------------------------------------------------
1994
Total revenues..................   $2,926,072    $3,612,473    $ 4,397,207    $ 5,087,321    $16,023,073
Net interest income.............    2,368,111     2,625,050      3,122,427      3,873,117     11,988,705
Earnings before income taxes and
  extraordinary item............      819,326       953,007      1,163,057      1,563,242      4,498,632
Net earnings before
  extraordinary item............      508,326       591,007        721,057        968,242      2,788,632
Net earnings (loss).............      508,326       591,007       (446,829)       968,242      1,620,746
Net earnings (loss) available to
  stockholders..................      442,382       530,660       (446,829)       968,242      1,494,455
Earnings before extraordinary
  item..........................         0.17          0.20           0.25           0.22           0.85
Net earnings (loss) per share...         0.17          0.20          (0.15)          0.22           0.49
Net earnings (loss) per share
  available to stockholder......         0.15          0.18          (0.15)          0.22           0.45
Stock price range of common
  stock: (1)
  High..........................          N/A           N/A          11.75          12.50          12.50
  Low...........................          N/A           N/A          11.00           9.00           9.00
Weighted average number of
  common and common equivalent
  shares outstanding............    2,922,423     2,922,423      2,937,097      4,392,813      3,296,747

-------------------------
(1) The above table sets forth the stock price range of high and low bid quotations for the periods indicated for the common stock as reported by The Nasdaq Stock Market's National Market. The Company completed an initial public offering of common stock on September 23, 1994. Therefore, there is no stock price prior to the third quarter of 1994. These quotations represent prices between dealers and do not include retail markups, markdowns, or commissions, and do not necessarily represent actual transactions. As of December 31, 1995, the Company estimates that there were more than 400 beneficial owners of its common stock. The Company's common stock trades on The Nasdaq Stock Market's National Market under the symbol "FMAC".

                     FIRST MERCHANTS ACCEPTANCE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
            AND (UNAUDITED) SIX MONTHS ENDED JUNE 30, 1995 AND 1996

19. UNAUDITED INTERIM FINANCIAL INFORMATION AS OF JUNE 30, 1996 AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996

     The unaudited interim consolidated financial statements of the Company, in the opinion of management, reflect all necessary adjustments, consisting only of normal recurring adjustments, for a fair presentation of results as of the dates and for the interim periods covered by the consolidated financial statements. The results for the interim periods are not necessarily indicative of the results of operations to be expected for the entire year.

20. 1996 DEVELOPMENTS (UNAUDITED)

     Sale and Securitization of Finance Contracts -- On March 12, 1996, the Company completed a sale of finance receivables to First Merchants Grantor Trust 1996-1 (the "Trust 1996-1") and the issuance of $55,761,186 of automobile receivable-backed certificates of Trust 1996-1. The proceeds that the Company received were used to repay borrowings under the Senior Revolving Credit Facility. The Company retains a subordinated interest in Trust 1996-1. The certificates have a pass-through interest rate of 5.90%. FSA issued a financial guaranty insurance policy for the benefit of the investors. The Company recognized a gain of $3,005,814 on the sale of finance receivables to Trust 1996-1. The gain represents the difference between the sales proceeds, net of the transaction costs, and the Company's carrying value of the receivables sold, plus the present value of the excess servicing rights.

     On June 26, 1996, the Company completed a sale of finance receivables to First Merchants Grantor Trust 1996-2 (the "Trust 1996-2") and the issuance of $90,413,080 of automobile receivable-backed certificates of Trust 1996-2. The proceeds that the Company received were used to repay borrowings under the Senior Revolving Credit Facility. The Company retained a subordinated interest in Trust 1996-2. The certificates have a pass-through interest rate of 6.85%. FSA issued a financial guaranty insurance policy for the benefit of the investors. The Company recognized a gain of $5,086,549 on the sale of finance receivables to Trust 1996-2. The gain represents the difference between the sales proceeds, net of the transaction costs, and the Company's carrying value of the receivables sold, plus the present value of the excess servicing cash flows.

     Excess servicing receivable represents the Company's subordinated interest in Trust 1996-1 and Trust 1996-2 (together known as the "Trusts"). The excess servicing receivable is equal to the present value of estimated future collections and recoveries on the finance receivables sold to the Trusts, less the present value of required principal and interest payments to the investors, base servicing fees payable to the Company at an annual rate of 2.5% of finance receivables serviced and certain other fees. The calculation of excess servicing receivable includes estimates of future credit losses and prepayment rates for the remaining term of the finance receivables sold since these factors impact the amount and timing of future collections and recoveries on the pool of finance receivables. If future credit losses and prepayment rates exceed the Company's estimates, the excess servicing receivable will be adjusted through a charge to operations. Favorable credit loss and prepayment experience compared to the Company's estimates would result in additional servicing fee income. The excess servicing receivable is amortized using the interest method against realized excess servicing fee income.

                     FIRST MERCHANTS ACCEPTANCE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
            AND (UNAUDITED) SIX MONTHS ENDED JUNE 30, 1995 AND 1996

     At June 30, 1996, excess servicing receivable consists of the following:

        Estimated future net cash flows before allowance for credit
          losses........................................................   $ 30,635,435
        Allowance for credit losses.....................................    (14,140,629)
                                                                            -----------
        Estimated future net cash flows.................................     16,494,806
        Unamortized discount............................................     (3,492,593)
                                                                            -----------
        Balance at June 30, 1996........................................   $ 13,002,213
                                                                            ===========

     On September 26, 1996, the Company completed a sale of $117,522,432 automobile receivable-backed certificates and notes, Series 1996-B. The certificates and notes were issued by First Merchants Auto Receivables Corporation II, a wholly-owned special purpose subsidiary of First Merchants Acceptance Corporation. The proceeds that the Company received were used to repay borrowings under the Senior Revolving Credit Facility. Of these certificates and notes, $82,266,000 have a floating interest rate of 0.12% over one-month LIBOR, $30,556,000 have a fixed interest rate of 6.80% and the remaining $4,700,432 have a fixed interest rate of 7.00%. FSA issued a financial guaranty insurance policy for the benefit of the investors. The Company recognized a gain on the sale of finance receivables representing the difference between sales proceeds, net of the transaction costs, and the Company's carrying value of the receivables sold, plus the present value of the excess servicing rights.

     In an effort to reduce the Company's exposure to potential increases in interest rates, the Company entered into an interest rate swap agreement on September 26, 1996 with an initial notional amount of $82,266,000, whereby the Company pays a fixed rate of 6.30% and receives a variable rate of one-month LIBOR. The notional amount declines, as specified in the swap agreement, at each month-end during the term of the agreement, which expires in March 1999.

     Senior Revolving Credit Facility -- On February 28, 1996, the Senior Revolving Credit Facility was increased to $205.0 million with a group of nine banks. Borrowings under the Senior Revolving Credit Facility are secured by a substantial portion of the assets of the Company. The Company has the option to either borrow at LIBOR plus 1.60% or at the reference prime rate. On May 1, 1996, the Company amended the loan agreement relating to the Senior Revolving Credit Facility to provide for an additional temporary credit facility (the "Temporary Credit Facility") in the amount of $25.0 million which expires on November 1, 1996 and bears interest at the reference prime rate. At June 30, 1996, there were no amounts outstanding under the Temporary Credit Facility. The average interest rate on the Senior Revolving Credit Facility for the six months ended June 30, 1996 and 1995 was 7.32% and 8.42%, respectively. At June 30, 1996, the interest rate on these borrowings was 7.14%. The Senior Revolving Credit Facility expires on June 30, 1997.

     Notes Payable -- Securitized Pool and Interest Rate Swap -- On May 21, 1996, the Company completed a $125,897,000 debt financing consisting of automobile receivable-backed notes. Of these notes, $85,000,000 have a floating interest rate of 0.17% over the one-month LIBOR and the remaining $40,897,000 have a fixed interest rate of 6.70%. The notes were issued by First Merchants Auto Trust 1996-A, a trust formed specifically for purposes of the securitization transaction.

     In an effort to reduce the Company's exposure to potential increases in interest rates, the Company entered into an interest rate swap agreement on May 21, 1996 with an initial notional amount of $85,000,000, whereby the Company pays a fixed rate of 5.98% and receives a variable rate of one-month LIBOR. The notional amount declines, as specified in the swap agreement, at each month-end during the term of the agreement, which expires in May 1998. At June 30, 1996, the notional amount was $76,700,000 and one-month LIBOR was 5.50%.

                     FIRST MERCHANTS ACCEPTANCE CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
            AND (UNAUDITED) SIX MONTHS ENDED JUNE 30, 1995 AND 1996

     The proceeds that the Company received from the issuance of the notes were used to repay indebtedness under the Senior Revolving Credit Facility and the Temporary Credit Facility. Principal and interest on the notes are payable monthly from collections and recoveries on the pool of finance receivables. FSA issued a financial guaranty insurance policy for the benefit of the noteholders.

     The Company is required to establish and maintain cash reserve and collection accounts with a trustee with respect to the securitized pool of finance receivables. The amounts set aside would be used to supplement certain shortfalls in payments, if any, to investors. These balances are subject to an increase up to a maximum amount as specified in the securitization indenture and are invested in certain instruments as permitted by the trust agreement. To the extent balances on deposit exceed specified levels, distributions are made to the Company and, at the termination of the transaction, any remaining amounts on deposit are distributed to the Company. The indenture requires the Company to maintain delinquency and credit loss covenants. The Company was in compliance with these covenants at June 30, 1996.

     Common Stock Options -- During the six months ended June 30, 1996, the Company granted options to acquire a total of 285,400 shares of common stock at prices ranging from $19.00 to $24.25 per share. Options exercisable and options available for future grant were 223,397 and 561,250, respectively, at June 30, 1996. At the Annual Meeting held on May 14, 1996, the Company's stockholders voted to amend the 1994 Equity Incentive Plan (the "Plan") to increase the aggregate number of shares of common stock available under the Plan from 300,000 to 750,000 and make certain other modifications.

     Data Processing Agreement -- In May 1996, the Company entered into a six year contract for a systems configuration and the receipt of data processing services. The contract, which expires in May 2002, requires minimum service fees as follows:

        1996.............................................................   $   792,000
        1997.............................................................     2,331,000
        1998.............................................................     2,194,000
        1999.............................................................     2,194,000
        2000.............................................................     2,194,000
        thereafter.......................................................     3,290,000
                                                                            -----------
                                                                            $12,995,000
                                                                            ===========

     Impact of New Accounting Pronouncements -- Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Liabilities" ("SFAS 125"), effective for the Company in 1997, provides new methods of accounting and reporting for transfers and servicing of financial assets and extinguishments of liabilities. The Company will apply SFAS 125 to securitization transactions occurring on or after January 1, 1997. The effect of adopting SFAS 125 is not expected to have a material effect on the Company's financial position or results of operations.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS OR ANY DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, ANY OF THE 1996 NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary.....................   3
Risk Factors...........................   9
Use of Proceeds........................  13
Capitalization.........................  14
Selected Financial and Operating
  Data.................................  15
Supplemental Financial Information.....  17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................  18
Business...............................  28
Management.............................  37
Description of the 1996 Notes..........  39
Underwriting...........................  46
Legal Matters..........................  46
Experts................................  47
Available Information..................  47
Incorporation of Certain Documents by
  Reference............................  48
Index to Financial Statements.......... F-1

------------------------------------------------------
------------------------------------------------------

                          ------------------------------------------------------
                          ------------------------------------------------------

                                  $45,000,000

                                       FIRST MERCHANTS
                                    ACCEPTANCE CORPORATION
FIRST MERCHANTS LOGO

                               SUBORDINATED RESET
                                 NOTES DUE 2006

                            ------------------------
                                   PROSPECTUS
                            ------------------------
                              J.C. BRADFORD & CO.

                               PIPER JAFFRAY INC.

                         KEEFE, BRUYETTE & WOODS, INC.

                           STIFEL, NICOLAUS & COMPANY
                                  INCORPORATED
                                October 29, 1996

                          ------------------------------------------------------
                          ------------------------------------------------------